ITEM 1. BUSINESS
General
EZCORP, Inc. is a Delaware corporation headquartered in Austin, Texas. We are a leading provider of instant cash solutions, employing approximately 7,200 team members and operating over 1,250 locations and branches across the United States, Mexico, Canada and the United Kingdom, with unconsolidated investments based in the United Kingdom and Australia.
We provide a variety of instant cash solutions, including collateralized, non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including single-payment and multiple-payment unsecured loans and single-payment and multiple-payment auto title loans. In Texas, we provide fee-based credit services to consumers seeking loans. At our pawn and buy/sell stores, we sell merchandise, primarily collateral forfeited from pawn lending operations and second-hand merchandise purchased from customers. We also offer prepaid debit card services to help customers better manage their money and control their spending.
During the second quarter of fiscal 2012, we entered into the unsecured lending market in Mexico with the acquisition of a 60% interest in Prestaciones Finmart, S.A.de C.V., SOFOM, E.N.R. ("Crediamigo"), a leading payroll withholding lender headquartered in Mexico City. As of September 30, 2012, Crediamigo had approximately 100 payroll withholding master agreements with Mexican employers, primarily federal, state and local governments and agencies, and provided consumer loans to the agencies' employees. In addition, during the third quarter of fiscal 2012, we acquired 72% of Ariste Holding Limited and its affiliates ("Cash Genie"), which offers short-term consumer loans online in the United Kingdom. Subsequent to the end of fiscal 2012, we increased our ownership interest in Cash Genie to 95%.
At September 30, 2012, we operated a total of 1,262 locations, consisting of 470 U.S. pawn stores (operating primarily as EZPAWN or Value Pawn), seven U.S. buy/sell stores (operating as Cash Converters), 230 pawn stores in Mexico (operating as Empeño Fácil or Empeñe Su Oro), 442 U.S. financial services stores (operating primarily as EZMONEY), 33 financial services stores in Canada (operating as CASHMAX), 35 buy/sell and financial services stores in Canada (operating as Cash Converters) and 45 financial services branches in Mexico (operating as Crediamigo). We own approximately 30% of Albemarle & Bond Holdings, PLC, one of the United Kingdom's largest pawnbroking businesses with approximately 230 stores, and approximately 33% of Cash Converters International Limited, which is based in Australia and franchises and operates a worldwide network of approximately 700 locations that provide financial services and buy and sell second-hand goods. We also own the Cash Converters master franchise rights in Canada and are the franchisor of 10 stores there. During the third quarter of fiscal 2013, our Board of Directors approved a plan to close 107 legacy stores (102 of which were in operation at September 30, 2012) in a variety of locations. These stores are generally older, smaller stores that do not fit our future growth profile (See Note 2, "Discontinued Operations," to our consolidated financial statements contained in “Part II — Item 8 — Financial Statements and Supplementary Data” for further details). Our consolidated financial statements reflect the reclassification of these discontinued operations for all periods presented.
At our pawn stores, we offer pawn loans, which are non-recourse loans collateralized by tangible personal property, and sell merchandise to customers looking for good value. The merchandise we sell consists of second-hand collateral forfeited from our pawn lending activities or purchased from customers and new or refurbished merchandise from third party vendors. In our Cash Converters stores, we also buy and sell second-hand goods. At our financial services stores and at some of our pawn stores, we offer a variety of consumer loan products, including single-payment, unsecured loans with maturity dates typically ranging from 7 to 30 days; multiple-payment unsecured loans that may be repaid over extended periods of up to seven months; single-payment 30-day loans secured by automobile titles; multiple-payment auto title loans that carry terms of two to five months; and revolving lines of credit, both unsecured and secured by automobile titles. In Texas, our financial services stores and our pawn stores that also offer financial services do not offer loan products themselves, but rather offer credit services to help customers obtain loans from independent third-party lenders. We also offer prepaid debit cards in all of our U.S. stores.
Beginning with the second quarter of fiscal 2012, we redefined our reportable operating segments based on geography. Because our company is organized and managed along geographic lines, with product offerings and channels based on local custom and regulation, we concluded that segment reporting based on geography more closely aligns with our management organization and strategic direction.

For periods ending after January 1, 2012, we report segments as follows:

•	U.S. & Canada — All business activities in the United States and Canada

•	Latin America — All business activities in Mexico and other parts of Latin America

•
Other International — All business activities in the rest of the world (currently consisting of consumer loans online in the U.K. and our equity interests in the net income of Albemarle & Bond and Cash Converters International)

Concurrent with the change in reportable operating segments, we revised our prior period financial information to reflect comparable financial information for the new segment structure. For revenues, profitability, assets and other information attributable to each of our segments, see Note 19, “Operating Segment Information,” to our consolidated financial statements contained in “Part II — Item 8 — Financial Statements and Supplementary Data.”
The following table presents store data by segment:

	Fiscal Year Ended September 30, 2012
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Stores in operation:
Beginning of period	933	178	—	1,111	13
De novo	17	54	—	71	—
Acquired	51	45	—	96	—
Sold, combined or closed	(14)	(2)	—	(16)	(3)
End of period	987	275	—	1,262	10
Discontinued operations	45	57	—	102	—
Stores in continuing operations	942	218	—	1,160	10
The following components comprised our total revenues for each of the last three fiscal years:

	Fiscal Year Ended September 30,
	2012	2011	2010
Merchandise sales	33%	34%	33%
Jewelry scrapping sales	21%	24%	23%
Pawn service charges	24%	23%	23%
Consumer loan (including credit service) fees	21%	19%	21%
Other revenues	1%	—%	—%
Total revenues	100%	100%	100%
Pawn and Retail Activities
At our pawn stores, we make pawn loans, which are typically small, non-recourse loans collateralized by tangible personal property. At September 30, 2012, we had an aggregate pawn loan principal balance of $157.6 million, and the average pawn loan was approximately $125. We earn pawn service charge revenue on our pawn lending. In fiscal 2012, pawn service charges accounted for approximately 24% of our total revenues and 38% of our net revenues.
While allowable service charges vary by state and loan size, a majority of our U.S. pawn loans earn 20% per month. Our average U.S. pawn loan amount typically ranges between $130 and $145 but varies depending on the valuation of each item pawned. The total U.S. loan term ranges between 60 and 120 days, consisting of the primary term and grace period. In Mexico, pawn service charges range from 15% to 21% per month, including applicable taxes, with the majority of loans earning 21%. The total Mexico pawn loan term is 40 days, consisting of the primary term and grace period. Individual loans are made in Mexican pesos and vary depending on the valuation of each item pawned, but typically average $60 U.S. dollars. In fiscal 2012, 2011 and 2010, and on a consolidated basis, approximately 82%, 81% and 80%, respectively, of our pawn loans were redeemed in full or were renewed or extended.
Collateral for our pawn loans consists of tangible personal property, generally jewelry, consumer electronics, tools, sporting goods and musical instruments. Approximately 60% of our pawn loan collateral is jewelry, and the vast majority of that is gold jewelry. We do not evaluate the creditworthiness of a pawn customer, but rely on the estimated resale value of the collateral and the perceived probability of the loan’s redemption. The sources of information we use to determine the resale value of collateral include our computerized valuation software, gold values, Internet retail and auction sites, catalogs, newspaper advertisements and previous sales of similar merchandise. We generally lend from 25% to 65% of the collateral’s estimated resale value depending on an evaluation of these factors, and up to 80% based on scrap value.
The collateral is held through the duration of the loan, which the customer may renew or extend by paying accrued pawn service charges (in the case of a renewal) or pawn service charges for the extension period (in the case of an extension). Through our lending guidelines, we maintain an annual redemption rate (the percentage of loans made that are repaid, renewed or extended) between 79% and 82%. If a customer does not repay, renew or extend a loan, the collateral is forfeited to us and becomes inventory available for sale. We do not record loan losses or charge-offs of pawn loans because the principal amount of an unpaid loan becomes the inventory carrying cost of the forfeited collateral. We provide an inventory valuation allowance to ensure that this forfeited collateral is valued at the lower of cost or market.
The table below shows the dollar amount of our pawn loan activity for fiscal 2012, 2011 and 2010:

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in millions)
Loans made	$572.0	$505.2	$416.4
Loans repaid	(318.9)	(273.5)	(222.2)
Loans forfeited	(245.6)	(215.3)	(177.8)
Loans acquired in business acquisitions	6.8	8.6	2.7
Change due to foreign currency exchange fluctuations	(2.0)	(0.9)	0.4
Net increase in pawn loans outstanding at the end of the year	$12.3	$24.1	$19.5
Loans renewed	$221.6	$173.4	$124.8
Loans extended	$1,234.2	$979.6	$805.3
The redemption rate of pawn loans and the gross profit realized on the sale of forfeited collateral are dependent on the loan value of customer merchandise. Jewelry can be appraised based on weight, gold content, style and value of gemstones. Other items pawned typically consist of consumer electronics, tools, sporting goods and musical instruments. These are evaluated based on recent sales experience and the selling price of similar new merchandise, adjusted for age, wear and obsolescence.
At the time a pawn loan is made, the customer is given a pawn ticket, which shows the name and address of the pawn store and the customer, the customer’s identification information, the date of the loan, a detailed description of the pledged goods, the amount financed, the pawn service charge, the maturity date of the loan, the total amount that must be paid to redeem the loan and the annual percentage rate.
In our pawn stores and buy/sell stores, we acquire inventory for retail sales through pawn loan forfeitures and through purchases of customers’ merchandise and purchases of new or refurbished merchandise from third party vendors. We believe our ability to offer quality second-hand goods and refurbished goods at prices significantly lower than original retail prices attracts value-conscious customers. The gross profit on sales of inventory depends primarily on our assessment of the loan or purchase value at the time the property is either accepted as loan collateral or purchased. Improper value assessment in the lending or purchasing process can result in lower margins or reduced marketability of the merchandise. During fiscal 2012, 2011 and 2010, we realized gross margins on sales of 43%, 43% and 42%, respectively.
During the three most recent fiscal years, sources of inventory additions were:

	Fiscal Year Ended September 30,
	2012	2011	2010
Forfeited pawn loan collateral	72%	68%	69%
Purchases from customers	26%	30%	30%
Acquired in business acquisitions	2%	2%	1%
Total	100%	100%	100%
For fiscal 2012, 2011 and 2010, retail activities and jewelry scrapping (sales of precious metals and gemstones to refiners and gemstone wholesalers) accounted for approximately 55%, 58% and 56%, respectively, of our total revenues, or 35%, 37% and

36%, respectively, of net revenues, after deducting the cost of goods sold. As a significant portion of our inventory and sales involve gold jewelry, our results can be heavily influenced by the market price of gold.
Customers may purchase an extended return plan (called a “product protection plan”) that allows them to return or exchange certain general (non-jewelry) merchandise sold through our retail pawn operations within three to six months of purchase. We recognize the fees for this service as revenue ratably over the three to six month period.
We also offer a jewelry VIP package, which guarantees customers a minimum future pawn loan amount on the item sold, allows them full credit if they trade in the item to purchase a more expensive piece of jewelry, and provides minor repair service on the item sold. These fees are recognized on sale.
Customers may also purchase an item on layaway by paying a minimum layaway deposit of typically 10% to 20% of the item’s sale price. We hold the item for a 60 to 180-day period, during which the customer is required to pay the balance of the sales price. The initial deposit and subsequent payments are recorded as customer layaway deposits. Layaways are recorded as sales when paid in full. As of September 30, 2012, we held $7.2 million in customer layaway deposits. We record product protection, jewelry VIP and layaway fees as sales revenue, as they are incidental to sales of merchandise.
Our inventory is stated at the lower of cost or market. We record a valuation allowance for obsolete or slow-moving inventory based on the type and age of merchandise. We generally establish a higher allowance percentage on general merchandise, as it is more susceptible to obsolescence, and establish a lower allowance percentage on jewelry, as it retains much greater commodity value. The total allowance was 4.9% of gross inventory at September 30, 2012 compared to 9.5% at September 30, 2011. The lower valuation allowance is reflective of periodic analyses conducted to value the inventory based on aging, profitability, sell-through rates and shrink in each classification, including jewelry and general merchandise.
Financial Services
We also offer a variety of financial services to customers who have limited access to other sources of credit. Many customers find our financial services a more attractive alternative than borrowing from friends or family or incurring insufficient funds fees, overdraft protection fees, utility reconnect fees and other charges imposed when they have insufficient cash to meet their needs. By utilizing our financial services, customers can exercise greater control of their personal finances without damaging the relationships they have with their merchants, service providers and family members.
The specific financial services offered varies by location, but generally include some or all of the following:
Unsecured consumer loans — We offer a variety of unsecured consumer loans, including single-payment loans, multiple-payment loans, lines of credit and payroll withholding loans:

•
Single-payment loans — Single-payment loans are short-term loans (generally less than 30 days and averaging about 16 days) with due dates corresponding to the customer’s next payday. Principal amounts of single-payment unsecured loans can be up to $1,500, but average approximately $440. In the U.S. we typically charge a fee of 15% to 22% of the loan amount for a 7 to 23-day period. Online in the United Kingdom, we charge a fixed fee of 30% of the loan amount for up to 30 days.

•
Multiple-payment loans — Multiple-payment loans typically carry a term of four to seven months, with a series of equal installment payments due monthly, semi-monthly or on the customer’s paydays. Total interest and fees on these loans vary in accordance with state law and loan terms, but over the entire loan term, total approximately 45% to 130% of the original principal amount of the loan. Principal amounts range from $100 to $3,000, but average approximately $550.

•
Line of credit — Revolving lines of credit operate similarly to a typical credit card. Customers may borrow as needed, may fully repay borrowed amounts at any point and are billed at regular intervals with certain minimum principal and fee payment requirements due in each billing cycle. Billing cycle due dates range from two weeks to a month and generally correspond with the customer’s paydays. Customers may borrow up to their approved credit line, and may re-borrow any repaid amounts. We provide lines of credit ranging from $100 to $700 and typically charge an annual fee of $30 per account and a monthly fee approximating 52% of the amount borrowed.

•
Payroll withholding loans — At Crediamigo, we offer unsecured consumer loans to employees of various employers (typically, government agencies) with whom we have master payroll withholding lending agreements. Principal amounts of the loans average $1,200, with terms averaging 31 months. The loans typically have annual yields of approximately 27%.

Secured consumer loans — We offer three principal types of secured consumer loans:

•
Single-payment auto title loans — Single-payment auto title loans are 30-day loans secured by the titles to customers’ automobiles. Loan principal amounts range from $100 to $10,000, but average about $835. Loan amounts are established based on customers’ income levels, an inspection of the automobile and title and reference to market values of used automobiles. We earn a fee of 12.5% to 25% of auto title loan amounts.

•
Multi-payment auto title loans — In Texas, we assist customers in obtaining multiple-payment auto title loans from unaffiliated lenders. Multiple-payment auto title loans carry a term of up to five months, with a series of equal installment payments due monthly, semi-monthly or on the customer’s paydays and with each installment payment we earn a fee of 11% to 35% of the initial loan amount.

•
Auto title line of credit —The terms and fee structure of auto title lines of credit are similar to those of unsecured lines of credit described above, except that they are secured by the titles to customers’ automobiles. We provide lines of credit ranging from $100 to $8,000 and typically charge an initial lien fee per account and a monthly fee approximating 25% of the amount borrowed.

Debit Cards — In many of our stores and online, customers may obtain general-purpose, branded reloadable debit cards. The cards are issued by a bank, and we receive a portion of the fees charged for activity on the cards.
In our Texas stores, we do not offer consumer loans themselves, but offer fee-based credit services to customers seeking loans. In these locations, we act as a credit services organization (or “CSO”) on behalf of customers in accordance with applicable state and local laws, and offer advice and assistance to customers in obtaining loans from unaffiliated lenders. Our services include arranging consumer loans with independent third-party lenders, assisting in the preparation of loan applications and loan documents and accepting loan payments for the lenders. We do not make, fund or participate in the consumer loans made by the lenders, but we assist customers in obtaining credit and enhance their creditworthiness by issuing letters of credit to guarantee customers’ payment obligations to the independent third-party lenders. For credit services in connection with arranging a single-payment loan (average loan amount of about $505), our fee is approximately 22% of the loan amount. For credit services in connection with arranging an unsecured multiple-payment loan (average loan amount of about $2,105), our fee is 11% of the initial loan amount with each semi-monthly or bi-weekly installment payment. Low dollar installment loan principal amounts range from $100 to $1,500, but average about $705. With each semi-monthly or bi-weekly installment payment, we earn a fee of 13% to 14% of the initial loan amount. For credit services in connection with arranging single-payment auto title loans (average loan amount of about $860), the fee is up to 30% of the loan amount. In fiscal 2012, we began assisting customers in obtaining longer-term multiple-payment auto title loans from unaffiliated lenders. Multiple-payment auto title loans typically carry terms of two to five months with up to ten equal installments. Multiple-payment auto title loan principal amounts range from $150 to $10,000, but average about $1,000; and, with each installment payment, we earn a fee of 11% to 35% of the initial loan amount.
Single-payment consumer loans are considered defaulted if they are not repaid or renewed by the maturity date. Outstanding amounts on unsecured lines of credit are considered defaulted if customers do not timely make one required scheduled payment. Multiple-payment loans are considered defaulted if the customer has failed to make two consecutive installment payments. Although defaulted loans may be collected later, we charge the loan principal to bad debt upon default, leaving only active loans in the reported balance. Subsequent collections of principal are recorded as a reduction of bad debt at the time of collection. Accrued service charges related to defaulted loans are deducted from service charge revenue upon loan default, and increase service charge revenue upon subsequent collection. We provide for a valuation allowance on both the principal and service charges receivable based on recent default and collection experience. Our consumer loan balance represents the principal amount of all active (non-defaulted) loans, net of this valuation allowance.
If a credit service customer defaults on a loan, we pay the lender the principal and accrued interest due under the loan and an insufficient funds fee or late fee and charge those amounts to bad debt expense. We then attempt to collect those amounts from the customer. Subsequent recoveries are recorded as a reduction of bad debt at the time of collection. We also record as bad debt expense an accrual of expected losses for principal, interest and insufficient fund fees and late fees we expect to pay the lenders on default of the lenders’ current loans. This estimate is based on recent default and collection experience and the amount of loans the lenders have outstanding.

The table below shows the dollar amount of our consumer loan activity for the three most recent fiscal years. For purposes of this table, consumer loan balances include the principal portion of loans (net of valuation allowance) recorded on our balance sheet and the principal portion of active brokered loans outstanding from unaffiliated lenders, which is not included on our balance sheet.

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in millions)
Combined consumer loans:
Loans made	$366.4	$277.2	$259.1
Loans repaid	(313.8)	(241.2)	(215.4)
Loans forfeited, net of collections on bad debt	(42.4)	(38.1)	(35.2)
Loans acquired in business acquisition	68.7	—	—
Change due to foreign currency exchange fluctuations	1.1	—	—
Net increase (decrease) in consumer loans outstanding at the end of the year	$80.0	$(2.1)	$8.5

Consumer loans made by unaffiliated lenders (credit services only):
Loans made	$135.6	$130.0	$130.0
Loans repaid	(112.5)	(109.8)	(101.8)
Loans forfeited, net of collections on bad debt	(24.6)	(23.0)	(23.6)
Loans acquired in business acquisition	—	—	—
Net increase (decrease) in consumer loans outstanding at the end of the year	$(1.5)	$(2.8)	$4.6

Consumer loans made by us:
Loans made	$230.8	$147.2	$129.1
Loans repaid	(201.3)	(131.4)	(113.6)
Loans forfeited, net of collections on bad debt	(17.8)	(15.1)	(11.6)
Loans acquired in business acquisition	68.7	—	—
Change due to foreign currency exchange fluctuations	1.1	—	—
Net increase (decrease) in consumer loans outstanding at the end of the year	$81.5	$0.7	$3.9

The profitability of unsecured consumer loans is highly dependent on our ability to manage the default rate and collect defaulted loan principal, interest and insufficient fund fees. In determining whether to lend or provide credit services, we perform a review of customer information, such as making a credit reporting agency inquiry, evaluating and verifying income sources and levels, verifying employment and verifying a telephone number where the customers may be contacted.
Auto title loans are secured by the titles to customers’ automobiles. Lending decisions and loan amounts are determined on the basis of customers’ income levels, an inspection of the automobile and title and reference to market values of used automobiles. Through charges to bad debt expense, we provide a bad debt allowance on the current and delinquent balances of auto title loans and auto title lines of credit, and increase the allowance as the loans age or in response to other potential indicators of loss. Auction proceeds from repossessed automobiles are recorded as an offset to bad debt.
At the time a consumer loan is made, a loan agreement and credit services agreement, when applicable, are given to the customer. It presents the name and address of the lender, the customer and the credit services company when applicable, the customer’s identification information, the date of the loan, the amount financed, the interest or service charges due on maturity, the maturity date of the loan, the total amount that must be paid and the annual percentage rate. At the time a line of credit is granted, customers receive a similar agreement specifying the terms of the credit line, fees and annual percentage rate and repayment terms.
Seasonality
Historically, pawn service charges are highest in our fourth fiscal quarter (July through September) due to a higher average loan balance during the summer lending season. Merchandise sales are highest in the first and second fiscal quarters (October through March) due to the holiday season, jewelry sales surrounding Valentine’s Day and the impact of tax refunds in the United States. Jewelry scrapping sales are heavily influenced by the timing of decisions to scrap excess jewelry inventory. Jewelry scrapping sales generally are greatest during our fourth fiscal quarter (July through September). This results from relatively low jewelry merchandise sales in that quarter and the higher loan balance, leading to a higher dollar amount of loan forfeitures in the summer lending season providing more inventory available for sale.
Consumer loan fees are generally highest in our fourth and first fiscal quarters (July through December) due to a higher need for cash during the holiday season. Consumer loan bad debt, both in dollar terms and as a percentage of related fees, is highest in the fourth fiscal quarter and lowest in the second fiscal quarter due primarily to the impact of tax refunds in the U.S.
The payroll withholding lending business is less impacted by seasonality, with the exception of the summer months when new loan originations tend to moderate.
The net effect of these factors is that net revenues and net income typically are strongest in the fourth fiscal quarter and weakest in the third fiscal quarter.
Operations
A typical company pawn store employs approximately six full-time team members, consisting of a store manager, an assistant manager and four pawnbrokers. Each store manager is responsible for ensuring that the store is run in accordance with our policies, procedures and operating guidelines, and reports to an area manager. Area managers are responsible for the performance of all stores within their area and report to one of our regional directors. Managers and regional directors receive incentive compensation based on their performance in comparison to an operating budget. Our U.S. pawnbrokers are also eligible to receive incentive compensation based on the store’s performance and their individual productivity performance. The incentive compensation for our pawn employees typically ranges between 5% to 30% of their total compensation.
Financial services stores typically employ two to three team members per location, consisting of a store manager and one or two customer service representatives. Each store manager is responsible for ensuring that the store is run in accordance with our policies, procedures and operating guidelines, and reports to an area manager, who is responsible for the stores within a specific operating area and reports to a regional director. Managers and regional directors receive incentive compensation based on their performance in comparison to an operating budget.
In the majority of our financial services stores, store employees attempt to collect defaulted consumer loans in the first 30 days after default. After the initial 30 days, our centralized collection center assumes collection responsibility for these loans. The centralized collection center also collects defaulted consumer loans for all other locations from the date of default. After attempting to collect for approximately 90 days, we generally sell the remaining defaulted consumer loans to a third party or refer them to an outside collection agency for a contingency fee.
Our payroll withholding lending business in Mexico operates using a network of low-cost branch offices dedicated to making loans to employees of government agencies and other employers with whom Crediamigo has processing and withholding agreements in place. A centralized corporate office provides the lending approval function, processing of loans and repayments, collections, sales support and other administrative functions. Each branch location is headed by a sales manager and, depending upon size of the region, may have between eight and fifteen sales professionals reporting through the branch. Sales professionals are commission-based, with earnings tied to loans originated. All loan requests are approved or declined through the centralized credit process. Crediamigo also utilizes a network of brokers to augment the sales force.
We have an internally developed store level point of sale system that automates the recording of pawn, merchandise purchase and sale transactions. We also have a separate loan management computer system specifically designed to handle consumer loan transactions. We have redundant backup systems in the event of a system failure or natural disaster. Financial data from stores owned by our wholly-owned subsidiaries is processed at the corporate office each day and the preceding day’s data are available for management review via our internal network. For stores and operations owned by majority-owned subsidiaries, weekly financial data is provided to the corporate office. Our communications network provides information access between the stores and the corporate office.
Our internal audit staff monitors the perpetual inventory system, lending practices, regulatory compliance and compliance with our policies and procedures. Each location is typically audited several times annually, adjusted based on estimated risk.
As of September 30, 2012, we employed approximately 7,200 team members. We believe that our success is dependent upon our team members’ ability to provide prompt and courteous customer service and to execute our operating procedures and standards. We seek to hire people who will become long-term, career team members. To achieve our long-range personnel goals, we offer a structured career development program for all of our field team members. This program includes computer-

based training, formal structured classroom training and supervised on-the-job training. All store team members, including managers, must meet certain competency criteria prior to hire or promotion and participate in on-going training classes and formal instructional programs. Our career development program develops and advances our employees and provides training for the efficient integration of experienced managers and team members from outside the company.
Trademarks and Trade Names
We operate our U.S. pawn stores principally under the names “EZPAWN” or “Value Pawn” and the Mexico pawn stores under the names “EMPEÑO FÁCIL” and “EMPEÑE SU ORO AL INSTANTE.” Our U.S. financial services stores operate under a variety of names, including “EZMONEY Payday Loans,” “EZ Loan Services,” “EZ Payday Advance” and “EZPAWN Payday Loans,” and our CSO stores operate under the name “EZMONEY Loan Services.” Our financial services and buy/sell stores in Canada operate under the names “CASHMAX” or “Cash Converters.” In Mexico, we offer payroll withholding loans under the name "Crediamigo." In the U.K. we offer consumer loans online under the name "Cash Genie." We have registered with the United States Patent and Trademark Office the names EZPAWN, EZMONEY and EZCORP, among others. We hold a trademark in Mexico for the name “EMPEÑO FÁCIL” and are the master franchisee in Canada for the “Cash Converters” brand.
Growth and Expansion
We plan to expand the number of locations we operate through opening de novo locations and through acquisitions. We believe that in the near term the largest growth opportunities are with de novo stores in Mexico and the U.S., pawn store acquisitions in the U.S. and online lending, both in the U.S. and internationally. We continually evaluate and test new products and formats, which may result in expansion opportunities or strategic investments.
In fiscal 2012, we acquired 28 pawn stores in the San Antonio metropolitan area, Florida, Minnesota and Georgia; 8 buy/sell stores in Virginia, Pennsylvania and Canada; and 15 financial services stores in Hawaii and Texas. The aggregate consideration for these stores was approximately $76.9 million, net of cash acquired. During fiscal 2012, we also acquired a 60% interest in Crediamigo, a specialty consumer finance company headquartered in Mexico City, for total consideration of $60.1 million, net of cash acquired; and a 72% interest in Ariste Holding Limited and its affiliates, which provides online loans in the U.K under the name "Cash Genie," for total consideration of $32.4 million, net of cash acquired. The results of all acquired stores and businesses have been consolidated with our results since their acquisition. These acquisitions were part of our continuing strategy to enhance and diversify our earnings. During fiscal 2012, we also opened 10 pawn and four financial services stores in the U.S., 54 pawn stores in Mexico, three buy/sell and financial services stores in Canada and two financial services stores in Mexico.
In fiscal 2013, we plan to open 25 to 30 pawn stores in the U.S., 70 to 80 pawn stores in Mexico and 65 to 75 financial services stores in the U.S. (most of which will follow our store-within-a-store format).
The cost of opening new de novo stores varies based on the size, type and location of stores opened. During fiscal 2012, we opened 10 de novo U.S. pawn stores, each requiring an average property and equipment investment of approximately $380,000. The three de novo Canadian buy/sell and financial services stores required an average property and equipment investment of approximately $80,000, while the 52 de novo pawn stores in Mexico required an average property and equipment investment of approximately $120,000.
Our ability to add new stores is dependent on several variables, such as the availability of acceptable sites or acquisition candidates, the regulatory environment, local zoning ordinances, access to capital and the availability of qualified personnel.
Competition
We encounter significant competition in connection with all of our activities. These competitive conditions may adversely affect our revenues, profitability and ability to expand. In our lending businesses, we compete with other pawn stores, payday lenders, credit service organizations, banks, credit unions and other financial institutions, such as consumer finance companies. Other lenders may lend money on an unsecured basis, at interest rates that may be lower than our service charges, and on other terms that may be more favorable than ours or through other market channels, such as online, which some customers may prefer. We believe that the primary elements of competition are the quality of customer service and relationship management, convenience, store location, a customer friendly environment and the ability to loan competitive amounts at competitive rates. In addition, we believe the ability to compete effectively will be based increasingly on strong general management, regional focus, automated management information systems, access to capital, superior customer service and the ability to offer certain services online.
Our competitors for merchandise sales include numerous retail and wholesale stores, including jewelry stores, discount retail stores, consumer electronics stores, other pawn stores, other resale stores, electronic commerce retailers and auction sites.

Competitive factors in our retail operations include the ability to provide the customer with a variety of merchandise at an exceptional value and convenience.
In offering general purpose, reloadable debit cards, our competitors include other specialty financial service providers, banks and credit unions, as well as specialists in offering debit cards. Competitive factors in our debit card operations include offering competitive, comprehensive services at competitive rates.
The pawn industry in the United States is large and highly fragmented. The industry consists of approximately 13,000 pawn stores owned primarily by independent operators who own one to three locations, and we consider the industry relatively mature. We are the second largest operator of pawn stores in the United States, with 470 locations at September 30, 2012. The three largest pawn store operators account for approximately ten percent of the total estimated pawn stores in the United States.
The pawn industry in Mexico is also fragmented, but less so than in the United States. The industry consists of approximately 5,000 pawn stores owned by independent operators and chains, including some not-for-profit organizations. The pawn industry, particularly full-line stores offering general merchandise and jewelry loans and resale, remains in more of an expansion stage in Mexico than in the United States. The market for gold-only pawn stores is mature.
The unsecured payroll lending industry in Mexico is less developed than other Latin American countries. Payroll lending in Mexico is generally marketed to public sector employees, who on average earn more and rotate less frequently than their private sector peers. Additionally, government entities tend to be more stable and on average have more employees than private companies. It is estimated that less than 15% of the market potential is being serviced. Crediamigo is the third largest vertically integrated payroll lender in Mexico with 45 branch offices located in 24 of the 32 states in the country.
The specialty financial services industry in the United States is mature and is larger and more concentrated than the pawn industry. The industry consists of a number of online lenders and approximately 20,000 locations that are either mono-line stores offering only short-term consumer loans or other businesses offering short-term consumer loans in addition to other products and services, such as check cashing stores, automobile title loan stores, pawn stores and stores offering reloadable debit cards. The ten largest short-term consumer loan companies, including us, operate approximately 45% of the total number of physical locations, and online competition has increased in recent years. Recently, several national and regional banks have begun offering cash advance products with similar characteristics and rate structures to our short-term consumer loans.
The specialty financial services industry in Canada remains in a growth stage. The industry consists of approximately 1,500 locations that are either mono-line stores offering only short-term consumer loans or other businesses offering short-term consumer loans in addition to other products and services, such as check cashing stores, pawn stores and stores offering reloadable debit cards or bank accounts. The Canadian short-term consumer loan industry is highly concentrated, with the three largest companies operating approximately 74% of the total number of locations.
The U.K. online lending market receives approximately 2 million applications per month, with 25% of that traffic coming from mobile phones. The online lending market is competitive, and website traffic is generated through mainstream and online media. There are over 100 online lenders within the U.K., with Cash Genie ranking in the top five.
Strategic Investments
Albemarle & Bond — At September 30, 2012, we held almost 30% of the outstanding shares of Albemarle & Bond Holdings PLC, a publicly-traded company headquartered in Reading, United Kingdom. At June 30, 2012, the latest date at which Albemarle & Bond has publicly reported results, Albemarle & Bond operated approximately 230 locations in the United Kingdom that offer pawn loans, payday loans, installment loans, check cashing and retail jewelry. For its fiscal year ended June 30, 2012, Albemarle & Bond's gross revenues increased 16% to £117.7 million ($186.5 million), its net income increased 2% to approximately £15.7 million ($24.8 million), and its diluted earnings per share increased 2% to £0.2819 ($0.4466). Albemarle & Bond's stock is traded on the Alternative Investment Market of the London Stock Exchange. We are its largest single shareholder and currently hold three of the nine seats on Albemarle & Bond’s board of directors. We account for our investment in Albemarle & Bond under the equity method. In fiscal 2012, our interest in Albemarle & Bond’s income was $7.5 million and we received dividends of $3.4 million. Based on the closing price and exchange rates on September 30, 2012, the market value of our investment in Albemarle & Bond was approximately $65.1 million compared to its book value of $51.8 million.
Cash Converters International — At September 30, 2012, we owned approximately 33% of the total ordinary shares of Cash Converters International Limited, a publicly-traded company headquartered in Perth, Australia. We acquired the shares between November 2009 and May 2010 for approximately $57.8 million. As its largest single shareholder and, pursuant to a shareholder agreement, we hold two of the five seats on Cash Converters’ board of directors. Cash Converters franchises and operates a worldwide network of approximately 700 specialty financial services and retail stores that provide pawn loans, short-term unsecured loans and other consumer finance products, and buy and sell second-hand goods. Cash Converters has significant store concentrations in Australia and the United Kingdom. In the short-term, we expect Cash Converters will continue buying back franchised locations and converting them into company operated stores as well as increasing its portfolio of short-term consumer loans in Australia and the U.K.
The Consumer Credit and Corporations Legislation Amendment (Enhancements) Bill 2011 was passed by the Australian Parliament in August 2012. This new law, which will go into effect on July 1, 2013, imposes certain limitations and restrictions on short-term consumer loans in Australia, including interest limitations and restrictions on extensions and refinancings. These limitations and restrictions, however, are more favorable to the industry than previous proposals, and the passage of these rules should stabilize the Australian regulatory environment related to short-term consumer loans for the foreseeable future.
For its fiscal year ended June 30, 2012, Cash Converters’ gross revenue improved 26% to AUS $234.4 million (U.S. $241.9 million), net income improved 6% to AUS $29.4 million (U.S. $30.4 million) and diluted earnings per share increased 6% to AUS $0.0763 (U.S. $0.0790). For the year, Cash Converters declared dividends of AUS $0.0350 (U.S. $0.0361) per share. We account for our investment in Cash Converters under the equity method. In fiscal 2012, our interest in Cash Converters’ income was $9.9 million and we recorded dividends of $4.4 million. Based on the closing price and exchange rates on September 30, 2012, the market value of our investment in Cash Converters was approximately $100.7 million compared to its book value of $74.3 million
Regulation
Our operations are subject to extensive regulation under various federal, state and local laws and regulations, and we believe that we conduct our business in material compliance with all of these rules. The following is a general description of significant regulations affecting our business. For a geographic breakdown of our operating locations, see “Part I — Item 2 — Properties.”
Pawn and Retail Regulations
Our pawn stores are regulated by the states in which they are located and, in some cases, by individual municipalities or other local authorities. The applicable statutes, ordinances and regulations vary from location to location and typically impose licensing requirements for pawn stores or individual pawn store employees. Licensing requirements typically relate to financial responsibility and character, and may establish restrictions on where pawn stores can operate. Additional rules regulate various aspects of the day-to-day pawn operations, including the service charges and interest rates that a pawn store may charge, the maximum amount of a pawn loan, the minimum or maximum term of a pawn loan, the content and format of the pawn ticket and the length of time after a loan default that a pawn store must hold a pawned item before it can be offered for sale. Failure to observe applicable regulations could result in a revocation or suspension of pawn licenses, the imposition of fines or requirements to refund service charges and fees, and other civil or criminal penalties. We must also comply with various federal requirements regarding the disclosure of interest, fees, total payments and annual percentage rate related to each pawn loan transaction. Additional federal regulations applicable to our pawn lending business are described in “Other Federal Regulations” below.
Most of our pawn stores, voluntarily or pursuant to applicable laws, provide periodic (generally daily) reports to local law enforcement agencies. These reports provide local law enforcement with information about the items received from customers (whether through pawn or purchase), including a detailed description of the goods involved and the name and address of the customer. If we accept as collateral or purchase merchandise from a customer and it is determined that our customer was not the rightful owner, the merchandise is subject to recovery by the rightful owner. Historically, we have not experienced a material number of claims of this nature.
Some of our pawn stores in the U.S. handle firearms and each of those stores maintains a federal firearms license as required by federal law. The federal Gun Control Act of 1968 and regulations issued by the Bureau of Alcohol, Tobacco, and Firearms also require each pawn store dealing in firearms to maintain a permanent written record of all receipts and dispositions of firearms. In addition, we must comply with the Brady Handgun Violence Prevention Act, which requires us to conduct a background check before releasing, selling or otherwise disposing of firearms.
Mexico regulates various aspects of the pawn industry at the federal, state and local level. Regulations issued by the federal consumer protection agency, Procuraduría Federal del Consumidor (PROFECO), govern the form of pawn loan contracts and consumer disclosures, but the regulations do not impose interest rate or service charge limitations on pawn loans. Pawn stores, like other businesses in Mexico, are also subject to a variety of regulations in such areas as tax compliance, customs, consumer protection and employment.
In Canada, and in Virginia and Pennsylvania in the U.S., we operate stores that buy and sell secondhand merchandise, as opposed to offering pawn loans. These stores are regulated by local municipalities or other local authorities. The applicable ordinances vary from location to location and include licensing for secondhand dealing or precious metal purchasing, law enforcement reporting requirements, and the imposition of holding periods before a purchased item can be offered for resale. Failure to observe these regulations could result in a revocation or suspension of licenses, the imposition of fines, and other civil or criminal penalties. Our Canadian buy/sell stores also offer short-term consumer loans.
Short-Term Consumer Loan Regulations
Each state in which we offer short-term consumer loan products has specific laws and regulations dealing with the conduct of this business. These laws and regulations vary in scope, but generally require licensing of locations, establish loan terms, provide for consumer protections and disclosures and permit periodic regulatory examinations. In the case of single-payment loans, most applicable laws and regulations limit the amount of fees that may be charged, establish maximum loan amounts and duration, and restrict the customer’s ability to renew or extend the loan. Some states require reporting of customers’ loan activities to a state-wide database, and prohibit the making of loans to customers who have loans outstanding with other lenders. Some municipalities in which we operate also impose various rules and regulations, primarily related to zoning and licensing requirements, but in some cases, related to loan terms (such as maximum loan amounts, maximum number of renewals or extensions and mandatory principal paydowns). Failure to observe applicable legal requirements could result in a loss of license, the imposition of fines or customer refunds, and other civil or criminal penalties.
We must also comply with various federal requirements (including the Truth in Lending Act and Regulation Z) regarding the disclosure of interest, fees, total payments and annual percentage rate related to each loan transaction. With respect to our debt collection activities, we comply with the federal Fair Debt Collection Practices Act and similar state laws regulating debt collection practices. Additional federal regulations applicable to our short-term consumer loan business are described in “Other Federal Regulations” below.
In Texas, we do not make loans to customers, but rather offer fee-based credit services, including assistance in arranging loans with independent third-party lenders. As required by state law, we are registered as a Credit Services Organization (“CSO”) in order to provide such services and, pursuant to state laws effective January 1, 2012, are licensed as a Credit Access Business (“CAB”). The applicable CSO law requires us to provide each customer with an upfront disclosure statement describing, among other things, the services to be provided and the fees to be charged and, upon entering into a transaction, with a written contract fully describing the services provided. The law prohibits us from receiving compensation solely for referring a customer to a lender and also provides for other disclosure requirements, cancellation rights for customers and prohibitions on fraudulent or deceptive conduct. The law governing CABs requires us to provide conspicuous notices regarding fees and certain other disclosures and requires us to report certain information regarding customer transactions to the Office of the Consumer Credit Commissioner. Violations of these laws could subject us to criminal and civil liability. The independent lenders are not required to be licensed and are not regulated by any state agency so long as the interest rate charged on the loan does not exceed 10% per annum. The lenders are also permitted to charge late fees and insufficient funds fees. The lenders are subject to the federal regulations described below with regard to their lending activities. Certain cities in Texas, specifically, Austin, Dallas and San Antonio, have enacted municipal regulation of CAB products and the payday loans and auto title loans to which they provide access.
Legislators and regulators frequently scrutinize the legislative and regulatory environment for short-term lending, often proposing additional legislative and regulatory restrictions ranging from additional disclosure requirements to limits on rates and fees. In some cases, rate and fee limits would effectively prohibit certain short-term lending products, such as payday loans, because it would no longer be economically feasible for most lenders to offer such products.
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, established the Consumer Financial Protection Bureau (the “CFPB”), which, with the appointment of a permanent director in January 2012, began exercising its supervisory and examination powers over companies that offer payday loans. The CFPB also may exercise regulatory authority over other products and services that we offer. Until such time as the CFPB examines our business or proposes rules and regulations that apply to our activities, it is not possible to accurately predict what affect the CFPB will have on our business.
There can be no assurance that legislative or regulatory efforts to eliminate or restrict the availability of certain short-term loan products, including payday loans and auto title loans, will not be successful, despite significant customer demand. To the extent such efforts are successful, our short-term consumer loan business could be adversely affected. See “Part I — Item 1A — Risk Factors.”

Other Federal Regulations
All of our lending activities, both pawn loans and short-term consumer loans, are subject to other state and federal statutes and regulations, including the following:

•
We are subject to the federal Gramm-Leach-Bliley Act and its underlying regulations, as well as various state laws and regulations relating to privacy and data security. Under these regulations, we are required to disclose to our customers our policies and practices relating to the protection of customers’ nonpublic personal information. These regulations also require us to ensure that our systems are designed to protect the confidentiality of customers’ nonpublic personal information, and many of these regulations dictate certain actions that we must take to notify customers if their personal information is disclosed in an unauthorized manner. In addition, the Federal Fair and Accurate Credit Transactions Act requires us to adopt written guidance and procedures for detecting, preventing and mitigating identity theft, and to adopt various policies and procedures (including employee training) that address the importance of protecting non-public personal information and aid in detecting and responding to suspicious activity or identify theft “red flags.”

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The federal Equal Credit Opportunity Act prohibits discrimination against any credit applicant on the basis of any protected category such as race, color, religion, national origin, sex, marital status or age. If we deny an application for credit, we are required to provide the applicant with a Notice of Adverse Action, informing the applicant of the action taken regarding the credit application, a statement of the prohibition on discrimination, the name and address of both the creditor and the federal agency that monitors compliance, and the applicant’s right to learn the specific reasons for the denial.

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Under the USA PATRIOT Act, we must maintain an anti-money laundering compliance program that includes the development of internal policies, procedures and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the program.

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We are also subject to the Bank Secrecy Act and its underlying regulations, which require us to report and maintain records of certain high-dollar transactions. In addition, federal regulations require us to report certain suspicious transactions to the Financial Crimes Enforcement Network of the Treasury Department (“FinCen”). Generally, a transaction is considered to be suspicious if we know, suspect or have reason to suspect that the transaction (a) involves funds derived from illegal activity or is intended to hide or disguise such funds, (b) is designed to evade the requirements of the Bank Secrecy Act or (c) appears to serve no legitimate business or lawful purpose. Certain of our subsidiaries are registered with FinCen as money services businesses by virtue of the check cashing or money transmission services they provide.

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Federal law limits the annual percentage rate that may be charged on loans made to active duty military personnel and their immediate families at 36%. This 36% annual percentage rate cap applies to a variety of loan products, including signature loans, though it does not apply to pawn loans. We do not make signature loans to active duty military personnel or their immediate families because it is not economically feasible for us to do so at these rates.

Available Information
We maintain an Internet website at www.ezcorp.com. All of our reports filed with the Securities and Exchange Commission (the “SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and Section 16 filings, are accessible, free of charge, through the Investor Relations section of our website as soon as reasonably practicable after electronic filing. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. Information on our website is not incorporated by reference into this report.
ITEM 2. PROPERTIES
Our typical pawn store is a freestanding building or part of a retail strip center with contiguous parking. Store interiors are designed to resemble small retail operations and attractively display merchandise by category. Distinctive exterior design and attractive in-store signage provide an appealing atmosphere to customers. The typical pawn store has approximately 1,800 square feet of retail space and approximately 3,200 square feet dedicated to collateral storage. Approximately 25% of our pawn stores in Mexico are gold jewelry-only pawn stores with no retail activities, which typically occupy 500 to 1,000 square feet. Financial services stores are designed to resemble a bank interior. The typical financial services store is approximately 1,000 to 1,500 square feet and is located in a retail strip center. Some of our financial services stores adjoin a pawn location and occupy approximately 300 to 500 square feet, with a different entrance, signage, décor and staffing. From the customers’ perspective, these are viewed as a separate business, but they are covered by the same lease agreement. We maintain property and general liability insurance for each of our stores. Our stores are open six or seven days a week.
We lease substantially all of our locations, and generally lease facilities for a term of three to ten years with one or more renewal options. Our existing leases expire on dates ranging between October 2012 and October 2027, with a small number of leases on month-to-month terms. All leases provide for specified periodic rental payments at market rates. Most leases require us to maintain the property and pay the cost of insurance and taxes. We believe the termination of any one of our leases would not have a material adverse effect on our operations. Our strategy generally is to lease rather than own space for our stores unless we find what we believe is a superior location at an attractive price.
Below is a summary of changes in the number of store locations during fiscal 2012, 2011 and 2010:

	Fiscal Year Ended September 30,
	2012	2011	2010
Stores in operation:
Beginning of period	1,111	1,006	910
De novo	71	82	111
Acquired	96	40	16
Sold, combined, or closed	(16)	(17)	(31)
End of period	1,262	1,111	1,006
Discontinued operations	102	94	72
Stores in continuing operations	1,160	1,017	934
In 2012, we opened 52 Empeño Fácil pawn stores in Mexico, two financial services locations in Mexico, ten U.S. pawn stores, four financial services stores in the U.S and three buy/sell and financial services stores in Canada. During fiscal 2012, we also acquired 45 financial services stores in Mexico as part of the Crediamigo acquisition, 28 pawn stores, seven buy/sell stores and 15 financial services stores in the U.S., as well as one buy/sell store in Canada.
On an ongoing basis, we may close or consolidate under-performing store locations. In fiscal 2012, we closed or consolidated 13 financial services stores in the U.S., one pawn store in the U.S. and two financial services stores in Mexico. In fiscal 2011, we closed or consolidated 14 financial services stores in the U.S., one pawn store in the U.S., and two financial services stores in Canada. During the third quarter of fiscal 2013, our Board of Directors approved a plan to close 107 legacy stores (102 of which were in operation at September 30, 2012) in a variety of locations. These stores are generally older, smaller stores that do not fit our future growth profile (See Note 2, "Discontinued Operations," to our consolidated financial statements contained in “Part II — Item 8 — Financial Statements and Supplementary Data” for further details).
Of our 442 U.S. financial services stores, 159 adjoin a pawn store, but they are covered by the same lease agreement. The lease agreements at approximately 94% of the remaining 283 free-standing U.S. financial services stores contain provisions that limit our exposure for additional rent at these stores to only a few months if laws were enacted that had a significant negative effect on our operations at these stores. If such laws were passed, the space currently utilized by stores adjoining pawn stores could be re-incorporated into the pawn operations. Following the passage of such laws in fiscal 2011, we closed or consolidated 11 financial services stores in Colorado and Wisconsin, resulting in a total rent exposure of approximately $0.2 million.

The following table presents the number of pawn and financial services store locations by state or province as of September 30, 2012:

	Pawn/Retail Locations	Financial Services Locations	Total Locations
United States:
Texas	201	288	489
Florida	96	—	96
Colorado	38	26	64
Wisconsin	3	35	38
Oklahoma	21	6	27
Idaho	—	20	20
Utah	8	14	22
Alabama	7	9	16
Nevada	16	—	16
Indiana	16	—	16
Iowa	11	—	11
Kansas	—	13	13
Missouri	—	13	13
South Dakota	—	7	7
Tennessee	7	—	7
Illinois	21	—	21
Georgia	9	—	9
Hawaii	—	11	11
Louisiana	3	—	3
Minnesota	9	—	9
Mississippi	3	—	3
Pennsylvania	2	—	2
Virginia	5	—	5
Arkansas	1	—	1
Total United States Locations	477	442	919
Mexico:
Guanajuato	24	—	24
Veracruz	29	1	30
Jalisco	17	1	18
Puebla	19	1	20
Mexico	60	10	70
Chihuahua	—	2	2
Coahuila	—	2	2
Durango	—	1	1
Tamaulipas	12	3	15
Michoacán	10	3	13
Morelos	—	1	1
Nuevo León	6	1	7
Querétaro	6	—	6
Oaxaca	9	1	10
Aguascalientes	2	3	5
Guerrero	3	1	4
Tabasco	11	1	12
San Luis Potosí	4	—	4
Sinaloa	—	3	3
Sonora	—	1	1
Hidalgo	4	—	4
Tlaxcala	3	1	4
Quintana Roo	—	2	2
Baja California Sur	1	—	1
Baja California	2	1	3
Chiapas	4	2	6
Campeche	4	2	6
Zacatecas	—	1	1
Total Mexico Locations	230	45	275
Canada:
Ontario (1)	—	68	68
Total Canada Locations	—	68	68
Total Company	707	555	1,262
Discontinued operations	58	44	102
Stores in continuing operations at end of fiscal year	649	511	1,160

(1) The Canada locations exclude 10 stores that are franchised by the company to third parties.

In addition to our store locations, we lease corporate office space in Austin, Texas (68,900 square feet), Dallas, Texas (5,900 square feet), Querétaro, Mexico (6,700 square feet), Mexico City, Mexico (4,500 square feet) and Ontario, Canada (4,200 square feet). Crediamigo leases corporate office space in Mexico City, Mexico (10,800 square feet) and Cash Genie leases corporate office space in Ipswich, United Kingdom (4,700 square feet).
The following table presents store data by segment as of September 30, 2012:

	Company-owned Stores
	U.S. &	Latin	Other
	Canada	America	International	Consolidated	Franchises
Pawn/retail stores	477	230	—	707	—
Financial services stores adjoining U.S. pawn stores	159	—	—	159	—
Financial services stores — free standing	351	45	—	396	10
Total stores at end of period	987	275	—	1,262	10
Discontinued operations	45	57	—	102	—
Stores in continuing operations at end of period	942	218	—	1,160	10

ITEM 6. SELECTED FINANCIAL DATA
The following selected financial information should be read in conjunction with, and is qualified in its entirety by, the accompanying consolidated financial statements and related notes.
During the third quarter of fiscal 2013, our Board of Directors approved a plan to close 107 legacy stores (102 of which were in operation at September 30, 2012) in a variety of locations. These stores are generally older, smaller stores that do not fit our future growth profile (See Note 2, "Discontinued Operations," to our consolidated financial statements contained in “Part II — Item 8 — Financial Statements and Supplementary Data” for further details). All periods presented have been reclassified to account for discontinued operations.

	Fiscal Year Ended September 30,
	2012	2011	2010	2009	2008
	(in thousands, except per share and store figures)
Operating Data:
Total revenues	$975,123	$852,798	$725,168	$592,928	$452,476
Net revenues	614,401	526,303	443,255	356,632	277,189
Income from continuing operations, net of tax	155,110	123,717	98,643	67,101	51,225
Net Income (loss) from discontinued operations, net of tax	(4,533)	(1,558)	(1,349)	1,371	1,204
Net income	150,577	122,159	97,294	68,472	52,429
Net income from continuing operations attributable to redeemable noncontrolling interest	6,869	—	—	—	—
Net income attributable to EZCORP, Inc.	$143,708	$122,159	$97,294	$68,472	$52,429

Diluted (loss) earnings per share attributable to EZCORP, Inc.:
Continuing operations	$2.90	$2.46	$1.99	$1.39	$1.18
Discontinued operations	(0.09)	(0.03)	(0.03)	0.03	0.03
Diluted (loss) earnings per share	$2.81	$2.43	$1.96	$1.42	$1.21

Weighted average shares outstanding:
Diluted	51,133	50,369	49,576	48,076	43,327

Stores at end of period	1,262	1,111	1,006	910	809
Discontinued operations	102	94	72	19	14
Stores in continuing operations at end of period	1,160	1,017	934	891	795

	September 30,
	2012	2011	2010	2009	2008
	(in thousands)
Balance Sheet Data:
Pawn loans	$157,648	$145,318	$121,201	$101,684	$75,936
Consumer loans, net	96,149	14,611	13,920	10,020	7,125
Inventory, net	109,214	90,373	71,502	64,001	43,209
Working capital	373,557	291,968	232,713	228,796	159,918
Total assets	1,218,007	756,450	606,412	492,517	308,720
Long-term debt	198,836	17,500	25,000	35,000	—
Redeemable noncontrolling interest	53,681	—	—	—	—
Stockholders’ equity	834,828	664,248	519,428	415,685	273,050

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The discussion in this section contains forward-looking statements that are based on our current expectations. Actual results could differ materially from those expressed or implied by the forward-looking statements due to a number of risks, uncertainties and other factors, including those identified in “Part I — Item 1A — Risk Factors.” See also “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Results” below.
The following table presents summary consolidated financial data for our fiscal 2012, 2011 and 2010.
Summary Financial Data

	Fiscal Year Ended September 30,
	2012	2011	2010
		(in thousands)
Revenues:
Merchandise sales	$333,064	$281,716	$240,341
Jewelry scrapping sales	202,481	204,858	168,926
Pawn service charges	233,538	199,746	163,279
Consumer loan fees	200,681	164,895	152,163
Other revenues	5,359	1,583	459
Total revenues	975,123	852,798	725,168
Merchandise cost of goods sold	190,637	161,834	140,128
Jewelry scrapping cost of goods sold	130,715	127,870	108,816
Consumer loan bad debt	39,370	36,791	32,969
Net revenues	$614,401	$526,303	$443,255
Income from continuing operations, net of tax	155,110	123,717	98,643
Loss from discontinued operations, net of tax	(4,533)	(1,558)	(1,349)
Net income	$150,577	$122,159	$97,294
Net income from continuing operations attributable to redeemable noncontrolling interest	6,869	—	—
Net income attributable to EZCORP, Inc.	$143,708	$122,159	$97,294
During the third quarter of fiscal 2013, our Board of Directors approved a plan to close 107 legacy stores (102 of which were in operation at September 30, 2012). These stores are generally older, smaller stores that do not fit our future growth profile (See Note 2, "Discontinued Operations," to our consolidated financial statements contained in “Part II — Item 8 — Financial Statements and Supplementary Data” for further details). All periods presented have been reclassified to account for discontinued operations.
Previously, we reported segment information based primarily on product offerings. Beginning with the second quarter of fiscal 2012, we redefined our reportable operating segments based on geography as our company is organized and managed along geographic lines, with product offerings and channels based on local custom and regulation. For this reason, we concluded that segment reporting based on geography more closely aligns with our management organization and strategic direction. In connection with the new segment structure, we have changed the accountability for, and reporting of, certain items, including administrative expenses, depreciation and amortization, interest and our equity in the net income of unconsolidated affiliates. When practical, these items are allocated to segments. Interest is also allocated to operating segments when debt is incurred at the local country level and is nonrecourse to EZCORP, Inc. These items are now included in the segment’s measure of profit or loss (“segment contribution”). Expenses that cannot be allocated are included as corporate expenses.
In fiscal 2011, we reclassified fees from our Product Protection Plan and Jewelry VIP Program, as well as layaway fees, from “Other” revenue to “Sales,” as fees from these products are incidental to sales of merchandise. Prior year figures have been reclassified to conform to this presentation and margins have been recalculated accordingly.

Overview
We are a leading provider of instant cash solutions. We provide collateralized, non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including single-payment and multiple-payment unsecured loans and single-payment and multiple-payment auto title loans. In Texas, we provide fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We offer prepaid debit card services to help customers better manage their money and control their spending.
During the second quarter of fiscal 2012, we entered into the unsecured lending market in Mexico with the acquisition of a 60% interest in Crediamigo. At September 30, 2012, Crediamigo had approximately 100 payroll withholding agreements with Mexican employers, primarily federal, state and local governments and agencies, and provides consumer loans to the agencies’ employees. In April 2012, we acquired a 72% interest in Cash Genie, which offers short-term consumer loans online in the United Kingdom. Subsequent to the end of fiscal 2012, we increased our ownership interest in Cash Genie to 95%.
At September 30, 2012, we operated a total of 1,262 locations, consisting of 470 U.S. pawn stores (operating as EZPAWN or Value Pawn), seven buy/sell stores in the U.S. (operating as Cash Converters), 230 pawn stores in Mexico (operating as Empeño Fácil or Empeñe Su Oro), 442 U.S. financial services stores (operating primarily as EZMONEY), 33 financial services stores in Canada (operating as CASHMAX), 35 buy/sell and financial services stores in Canada (operating as Cash Converters) and 45 Crediamigo locations in Mexico. In addition, we are the franchisor for 10 franchised Cash Converters stores in Canada. During the third quarter of fiscal 2013, our Board of Directors approved a plan to close 107 legacy stores (102 of which were in operation at September 30, 2012), leaving 1,160 locations in continued operations at September 30, 2012. We also own almost 30% of Albemarle & Bond Holdings PLC, one of the U.K.’s largest pawnbroking businesses with approximately 230 stores, and almost 33% of Cash Converters International Limited, which franchises and operates a worldwide network of approximately 700 locations that buy and sell second-hand merchandise and offer financial services.
Our business consists of three reportable segments: The U.S. & Canada segment, which includes all business activities in the United States and Canada; the Latin America segment, which includes our Empeño Fácil Pawn operations and Crediamigo financial services operations in Mexico; and the Other International segment, which includes the Cash Genie online business in the U.K. and our equity interests in the net income of Albemarle & Bond and Cash Converters International.
The following tables present stores by segment:

	Fiscal Year Ended September 30, 2012
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Stores in operation:
Beginning of period	933	178	—	1,111	13
De novo	17	54	—	71	—
Acquired	51	45	—	96	—
Sold, combined, or closed	(14)	(2)	—	(16)	(3)
End of period	987	275	—	1,262	10
Discontinued operations	45	57	—	102	—
Stores in continuing operations	942	218	—	1160	10

	Fiscal Year Ended September 30, 2011
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Stores in operation:
Beginning of period	891	115	—	1,006	—
De novo	25	57	—	82	1
Acquired	34	6	—	40	13
Sold, combined, or closed	(17)	—	—	(17)	(1)
End of period	933	178	—	1,111	13
Discontinued operations	41	53	—	94	—
Stores in continuing operations:	892	125	—	1,017	13

	Fiscal Year Ended September 30, 2010
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Stores in operation:
Beginning of period	848	62	—	910	—
De novo	58	53	—	111	—
Acquired	16	—	—	16	—
Sold, combined, or closed	(31)	—	—	(31)	—
End of period	891	115	—	1,006	—
Discontinued operations	34	38	—	72	—
Stores in continuing operations:	857	77	—	934	—
Pawn and Retail Activities
We earn pawn service charge revenues on our pawn lending. While allowable service charges vary by state and loan size, a majority of our U.S. pawn loans earn 20% per month. Our average U.S. pawn loan amount typically ranges between $130 and $145, but varies depending on the valuation of each item pawned. The total U.S. loan term ranges between 60 and 120 days, consisting of the primary term and grace period. In Mexico, pawn service charges range from 15% to 21% per month, including applicable taxes, with the majority of loans earning 21%. The total Mexico pawn loan term is 40 days, consisting of the primary term and grace period. Individual loans are made in Mexican pesos and vary depending on the valuation of each item pawned, but typically average $60 U.S. dollars.
In our pawn stores, buy/sell stores in Pennsylvania and Virginia and certain financial services stores in Canada, we acquire inventory for retail sales through pawn loan forfeitures, purchases of customers’ second hand merchandise or purchases of new or refurbished merchandise from third party vendors. The gross profit on sales of inventory depends primarily on our assessment of the loan or purchase value at the time the property is either accepted as loan collateral or purchased. Margins achieved on sale of inventory are a function of the assessment of value at the time the pawn loan was originated or, in the case of purchased merchandise, the purchase price.
We record a valuation allowance for obsolete or slow-moving inventory based on the type and age of merchandise. We generally establish a higher allowance percentage on general merchandise, as it is more susceptible to obsolescence, and establish a lower allowance percentage on jewelry, as it generally has greater inherent commodity value. At September 30, 2012, our total allowance was 4.9% of gross inventory, compared to 9.5% at September 30, 2011. Changes in the valuation allowance are charged to merchandise cost of goods sold.
Consumer Loan Activities
At September 30, 2012, 288 of our U.S. financial services stores and 25 of our U.S. pawn stores in Texas offered credit services to customers seeking consumer loans from unaffiliated lenders. We do not participate in any of the loans made by the lenders, but earn a fee for helping customers obtain credit and for enhancing customers’ creditworthiness by providing letters of credit to the unaffiliated lenders. Customers may obtain different types of consumer loans from the unaffiliated lenders. In all stores offering consumer loan credit services, customers can obtain single-payment unsecured consumer loans, with principal amounts up to $1,500 but averaging about $505. Terms of these loans are generally less than 30 days, averaging about 16 days, with due dates corresponding with the customer’s next payday. We typically earn a fee of 22% of the loan amount for our credit services offered in connection with single-payment loans. In the financial services stores offering credit services, customers can obtain longer-term unsecured multiple-payment loans from the unaffiliated lenders. All multiple-payment loans typically carry terms of about five months with ten equal installment payments, including principal amortization, due on customers’ paydays. Traditional multi-payment loan principal amounts range from $1,525 to $3,000, but average about $2,105, and with each semi-monthly or bi-weekly installment payment, we earn a fee of 11% of the initial loan amount. Low dollar multiple-payment loan principal amounts range from $100 to $1,500, but average about $705. With each semi-monthly or bi-weekly installment payment, we earn a fee of 13% to 14% of the initial loan amount. At September 30, 2012, single-payment loans comprised 93% of the balance of consumer loans brokered through our credit services, and multiple-payment loans comprised the remaining 7%.
Outside of Texas, we earn loan fee revenue on our consumer loans. In 20 U.S. pawn stores, 80 U.S. financial services stores and 67 Canadian financial services stores, we offer single-payment unsecured consumer loans. The average single-payment loan amount is approximately $440 and the term is generally less than 30 days, averaging about 16 days. We typically charge a fee of 15% to 22% of the loan amount. In 115 of our U.S. financial services stores and three U.S. pawn stores, we offer multiple-payment unsecured consumer loans. These loans carry a term of four to seven months, with a series of equal installment payments, including principal amortization, due monthly, semi-monthly or on the customer’s paydays. Total interest and fees on these loans vary in accordance with state law and loan terms, but over the entire loan term, total approximately 45% to 130% of the original principal amount of the loan. Multiple-payment loan principal amounts range from $100 to $3,000, but average approximately $550.
At September 30, 2012, 398 of our U.S. financial services stores and 44 of our U.S. pawn stores offered auto title loans or, in Texas, credit services to assist customers in obtaining auto title loans from unaffiliated lenders. Auto title loans are 30-day loans secured by the titles to customers’ automobiles. Loan principal amounts range from $100 to $10,000, but average about $835. We earn a fee of 12.5% to 30% of auto title loan amounts. In fiscal 2012, in Texas, we began assisting customers in obtaining multiple-payment auto title loans from unaffiliated lenders. These loans typically carry terms of two to five months with up to ten equal installments. Principal amounts range from $150 to $10,000, but average about $1,000; and, with each installment payment, we earn a fee of 11% to 35% of the initial loan amount.
In Mexico, Crediamigo offers multiple-payment consumer loans with typical annual yields of approximately 27% and collects interest and principal through payroll deductions. The average loan is approximately $1,200 with a term of 31 months.
In the U.K., Cash Genie offers unsecured single payment loans with a fixed fee of 30% of the loan amount. Loans are due within 30 days and can be renewed. Principal loan amounts range from $78 to $1,560 but average $300.
Acquisitions
In fiscal 2012, we acquired 28 pawn stores in the San Antonio metropolitan area, Florida, Minnesota and Georgia; 8 buy/sell stores in Virginia, Pennsylvania and Canada; and 15 financial services stores in Hawaii and Texas. The aggregate consideration for these stores was approximately $76.9 million, net of cash acquired. During fiscal 2012, we also acquired a 60% interest in Crediamigo, a specialty consumer finance company headquartered in Mexico City, for total consideration of $60.1 million, net of cash acquired; and a 72% interest in Ariste Holding Limited and its affiliates, which provides online loans in the U.K under the name "Cash Genie," for total consideration of $32.4 million, comprised of 0.2 million shares of EZCORP stock valued at $6.4 million and $26.0 million of cash, net of cash acquired. The results of all acquired stores and businesses have been consolidated with our results since their acquisition.
In the year ended September 30, 2011, we acquired 40 pawn stores in the Chicago metropolitan area, Georgia, Central and South Florida, Iowa, Wisconsin, Utah and the Mexican states of Hidalgo and Tlaxcala for approximately $66.2 million in cash and the issuance of approximately 0.2 million shares of EZCORP stock valued at $7.3 million. In April 2011 we also acquired the trademark and licensing rights of Cash Converters in Canada, including rights to receive fees from 13 stores operated by franchisees in Canada. The results of all acquired stores have been consolidated with our results since their acquisition.
International Growth
With continued execution of the our geographic and product diversification strategy, nearly 18% of our consolidated segment contribution in fiscal 2012 was attributable to areas outside the United States, up from 8% during fiscal 2011. Total revenue in the Latin America and Other International segments combined more than doubled from fiscal 2011 to fiscal 2012, with combined segment contribution increasing 160%. These year-over year increases are the result of continued strength in our

Empeño Fácil business in Mexico, the acquisition of controlling interests in Crediamigo and Cash Genie and our strategic investments in the United Kingdom and Australia.
Other
Included in the results for the fiscal year ended September 30, 2011 is a pre-tax administrative expense charge of $10.9 million related to the October 2010 retirement of our former Chief Executive Officer, including $3.4 million attributable to a cash payment and $7.5 million attributable to the vesting of restricted stock. The prior year income tax expense reflects a $3.8 million tax benefit related to this charge.
Critical Accounting Policies and Estimates
Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventory, loan loss allowances, long-lived and intangible assets, income taxes, contingencies and litigation. We base our estimates on historical experience, observable trends and various other assumptions that we believe to be reasonable under the circumstances. We use this information to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the estimates under different assumptions or conditions. We believe the following critical accounting policies and estimates could have a significant impact on our results of operations. You should refer to Note 1, “Organization and Summary of Significant Accounting Policies,” to our consolidated financial statements included in “Part II — Item 8 — Financial Statements and Supplementary Data” for a more complete review of other accounting policies and estimates used in the preparation of our consolidated financial statements.
Consolidation
The consolidated financial statements include the accounts of EZCORP, Inc. and our controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. We own 60% of the outstanding equity interests in Prestaciones Finmart, S.A. de C.V., SOFOM, E.N.R. ("Crediamigo") and 72% of Ariste Holding Limited and its affiliates ("Cash Genie") and, therefore, include their results in our consolidated financial statements. We account for our investments in Albemarle & Bond Holdings, PLC and Cash Converters International Limited using the equity method.
Pawn Loan and Sales Revenue Recognition
We record pawn service charges using the interest method for all pawn loans we believe to be collectible. We base our estimate of collectible loans on several factors, including recent redemption rates, historical trends in redemption rates and the amount of loans due in the following two months. Unexpected variations in any of these factors could change our estimate of collectible loans, affecting our earnings and financial condition. If a pawn loan is not repaid, we value the forfeited collateral (inventory) at the lower of cost (pawn loan principal) or market value of the property. We record sales revenue and the related cost when this inventory is sold or when we receive the final payment on a layaway sale. Sales tax collected upon the sale of inventory is excluded from the amount recognized as sales and instead recorded as a liability in “Accounts payable and other accrued expenses” on our balance sheets until remitted to the appropriate governmental authorities.
Consumer Loans
We provide a variety of short-term consumer loans, including single-payment and multiple-payment unsecured loans and single-payment and multiple-payment auto title loans. In Texas, we provide fee-based credit services to customers seeking loans. In Mexico, Crediamigo enters into agreements with employers that permit it to market consumer loans to employees. Payments are withheld by the employers through payroll deductions and remitted to Crediamigo.
Revenue Recognition
Unsecured Consumer Loan Credit Service Fees — We earn credit service fees when we assist customers in obtaining unsecured loans from unaffiliated lenders. We initially defer recognition of the fees we expect to collect, net of direct expenses, and recognize that deferred net amount over the life of the related loans. We reserve the percentage of credit service fees we expect not to collect. Accrued fees related to defaulted loans reduce credit service fee revenue upon loan default, and increase credit service fee revenue upon collection. Consumer loan credit service fee revenue is included in “Consumer loan fees” on our statements of operations.

Unsecured Consumer Loan Revenue — We accrue fees in accordance with state and provincial laws on the percentage of unsecured loans we have made that we believe to be collectible. Accrued fees related to defaulted loans reduce fee revenue upon loan default and increase fee revenue upon collection. Unsecured loan revenue is included in “Consumer loan fees” on our statements of operations.
Long-term Unsecured Consumer Loan Revenue — Crediamigo customers obtain installment loans with a series of payments due over as much as a four year period. We recognize consumer loan fees related to loans we originate based on the percentage of consumer loans made that we believe to be collectible. We recognize interest revenue ratably over the life of the related loans. We reserve the percentage of interest we expect not to collect. Accrued fees related to defaulted loans reduce consumer loan revenue upon loan default and increase consumer loan fee revenue upon collection.
Auto Title Loan Credit Service Fee Revenue — We earn auto title credit service fees when we assist customers in obtaining auto title loans from unaffiliated lenders. We recognize the fee revenue ratably over the life of the loan, and reserve the percentage of fees we expect not to collect. Auto title loan credit service fee revenue is included in “Consumer loan fees” on our statements of operations.
Auto Title Loan Revenue — We accrue fees in accordance with state laws on the percentage of auto title loans we have made that we believe to be collectible. We recognize the fee revenue ratably over the life of the loan. Auto title loan revenue is included in “Consumer loan fees” on our statements of operations.
Bad Debt and Allowance For Losses
Unsecured Consumer Loan Credit Service Bad Debt — We issue letters of credit to enhance the creditworthiness of our customers seeking unsecured loans from unaffiliated lenders. The letters of credit assure the lenders that if borrowers default on the loans, we will pay the lenders, upon demand, the principal and accrued interest owed to the lenders by the borrowers plus any insufficient funds fees. Although amounts paid under letters of credit may be collected later, we charge those amounts to consumer loan bad debt upon default. We record recoveries under the letters of credit as a reduction of bad debt at the time of collection. After attempting collection of bad debts internally, we occasionally sell them to an unaffiliated company as another method of recovery and record the proceeds from such sales as a reduction of bad debt at the time of the sale.
The majority of our credit service customers obtain short-term unsecured loans with a single maturity date. These short-term loans, with terms averaging about 16 days, are considered defaulted if they have not been repaid or renewed by the maturity date. Other credit service customers obtain multiple-payment loans with a series of payments due over as much as a seven-month period. If one payment of a multiple-payment loan is delinquent, that one payment is considered defaulted. If more than one payment is delinquent at any time, the entire loan is considered defaulted.
Allowance for Losses on Unsecured Consumer Loan Credit Services — We provide an allowance for losses we expect to incur under letters of credit for brokered unsecured loans that have not yet matured. The allowance is based on recent loan default experience adjusted for seasonal variations. It includes all amounts we expect to pay to the unaffiliated lenders upon loan default, including loan principal, accrued interest, insufficient funds fees and late fees, net of the amounts we expect to collect from borrowers (collectively, “Expected LOC Losses”). Changes in the allowance are charged to consumer loan bad debt. We include the balance of Expected LOC Losses in “Accounts payable and other accrued expenses” on our balance sheets. Based on the expected loss and collection percentages, we also provide an allowance for the unsecured loan credit service fees we expect not to collect, and charge changes in this allowance to consumer loan fee revenue.
Unsecured Consumer Loan Bad Debt — We consider a single-payment loan defaulted if it has not been repaid or renewed by the maturity date. If one payment of a multiple-payment loan is delinquent, that one payment is considered defaulted. If more than one payment is delinquent at any time, the entire loan is considered defaulted. Although defaulted loans may be collected later, we charge the loan principal to consumer loan bad debt upon default, leaving only active loans in the reported balance. We record collections of principal as a reduction of consumer loan bad debt when collected. After attempting collection of bad debts internally, we occasionally sell them to an unaffiliated company as another method of recovery and record the proceeds from such sales as a reduction of bad debt at the time of sale.
Unsecured Consumer Loan Allowance for Losses — We provide an allowance for losses on unsecured loans that have not yet matured and related fees receivable, based on recent loan default experience adjusted for seasonal variations. We charge any changes in the principal valuation allowance to consumer loan bad debt. We record changes in the fee receivable valuation allowance to consumer loan fee revenue.

Long-Term Unsecured Consumer Loan Bad Debt — Consumer loans made by Crediamigo are considered in current status as long as the customer is employed and Crediamigo receives payments via payroll withholdings. Loans made to customers no longer employed are considered current if payments are made by the due date. If one payment of a loan is delinquent, that one payment is considered defaulted. If two or more payments are delinquent at any time, the entire loan is considered defaulted. Although defaulted loans may be collected later, Crediamigo charges the loan principal to consumer loan bad debt upon default, leaving only active loans in the reported balance. Collections of principal are recorded as a reduction of consumer loan bad debt when collected.
Long-Term Unsecured Consumer Loan Allowance for Losses — Crediamigo provides an allowance for losses on consumer loans that have not yet matured and related fees receivable based on recent loan default experience. Changes in the principal valuation allowance are charged to consumer loan bad debt and changes in the interest receivable valuation allowance are charged to consumer loan fee revenue.
Auto Title Loan Credit Services Bad Debt and Allowance for Losses — We issue letters of credit to enhance the creditworthiness of our customers seeking auto title loans from unaffiliated lenders. The letters of credit assure the lenders that if borrowers default on the loans, we will pay the lenders, upon demand, all amounts owed to the lenders by the borrowers plus any late fees. Through a charge to auto title loan bad debt, we provide an allowance for losses we expect to incur under letters of credit for brokered auto title loans, and record actual charge-offs against this allowance. The allowance includes all amounts we expect to pay to the unaffiliated lenders upon loan default, including principal, accrued interest and late fees, net of the amounts we expect to collect from borrowers or through the sale of repossessed vehicles. We include the allowance for expected losses in “Accounts payable and other accrued expenses” on our balance sheets.
Auto Title Loan Bad Debt and Allowance for Losses — Based on historical collection experience, the age of past-due loans and amounts we expect to receive through the sale of repossessed vehicles, we provide an allowance for losses on auto title loans and related fees receivable. We charge any increases in the principal valuation allowance to consumer loan bad debt and charge uncollectable loans against this allowance. We record changes in the fee receivable valuation allowance to consumer loan fee revenue.
Inventory and Cost of Goods Sold
If a pawn loan is not redeemed, we record the forfeited collateral at cost (the principal amount of the pawn loan). We do not record loan loss allowances or charge-offs on the principal portion of pawn loans, as they are fully collateralized.
In order to state inventory at the lower of cost (specific identification) or market value, we record an allowance for excess, obsolete or slow moving inventory based on the type and age of merchandise. We include in cost of goods sold the historical cost of inventory sold, inventory shrinkage and any change in the allowance for inventory shrinkage and valuation. We also include the cost of operating our central jewelry processing unit, as it relates directly to sales of precious metals to refiners.
Intangible Assets
Goodwill and other intangible assets having indefinite lives are not subject to amortization. In fiscal 2012 we early adopted the Financial Accounting Standards Board "FASB" issued Accounting Standards Update "ASU" 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment and ASU 2011-08 Testing Goodwill for Impairment, which allows for a level of qualitative review for potential impairment of an indefinite lived asset. We review qualitative indicators annually on July 1st, or more frequently if necessary, to identify potential areas of risk for impairment. If there is an indicator that the fair market value of the segment has potentially dropped below the carrying value, then a full valuation of the segment is performed, using analyses of cash flows and other market valuation methods.  We amortize intangible assets with definite lives over their estimated useful lives using the straight-line method.
Valuation of Tangible Long-Lived Assets
We assess the impairment of tangible long-lived assets whenever events or changes in circumstances indicate that the net recorded amount may not be recoverable. The following factors could trigger an impairment review: significant underperformance relative to historical or projected future cash flows, significant changes in the manner of use of the assets or the strategy for the overall business and significant negative industry trends or legislative changes prohibiting us from offering our loan products. When we determine that the net recorded amount of tangible long-lived assets may not be recoverable, we measure impairment based on the excess of the assets’ net recorded amount over the estimated fair value.
Acquisitions
We adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-10-65 (Business Combinations — Revised) on October 1, 2009, and have applied it prospectively to all business acquisitions completed since that date. In accordance with FASB ASC 805-10-65, we allocate the total acquisition price to the fair value of assets and liabilities acquired and immediately expense transaction costs that would have been included in the purchase price allocation under previous accounting standards.
Foreign Currency Translation
Our equity investments in Albemarle & Bond and Cash Converters International are translated from British pounds and Australian dollars, respectively, into U.S. dollars at the exchange rates as of the investees’ balance sheet date of June 30. The related interest in the investees’ net income is translated at the average exchange rates for each six-month period reported by the investees. The functional currency of Empeño Fácil, our wholly-owned subsidiary, and Crediamigo, our 60% owned subsidiary, is the Mexican peso. The functional currency of our wholly-owned foreign subsidiary in Canada is the Canadian dollar, and the functional currency of Cash Genie, our 95% owned subsidiary, is the British Pound. Our foreign subsidiaries' balance sheet accounts are translated from their respective functional currencies into U.S. dollars at the exchange rate at the end of each quarter, and their earnings are translated into U.S. dollars at the average exchange rate each quarter. We present resulting translation adjustments as a separate component of stockholders’ equity. Foreign currency transaction gains and losses have not been significant, and are reported as “Other” (income) or expense in our statements of operations.
Income Taxes
We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value of assets and liabilities and their tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized when the rate change is enacted.
Management believes that it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with future reversals of existing taxable temporary differences, will be sufficient to fully recover the deferred tax assets. In the event that we determine all or part of the net deferred tax assets are not realizable in the future, we will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.
Stock Compensation
We account for stock compensation in accordance with the fair value recognition provisions of FASB ASC 718-10-25 (Compensation — Stock Compensation). The fair value of restricted shares is measured as the closing market price of our stock on the date of grant, which is amortized over the vesting period for each grant. When we grant options, our policy is to estimate the grant-date fair value of options using the Black-Scholes-Merton option-pricing model and amortize that fair value to compensation expense on a ratable basis over the options’ vesting periods.
Recently Issued Accounting Pronouncements
See Note 1, “Organization and Summary of Significant Accounting Policies,” in “Part II — Item 8 — Financial Statements and Supplementary Data” for a discussion of recent accounting pronouncements.
Results of Operations
Fiscal 2012 Compared to Fiscal 2011
The following discussion compares our results of operations for the year ended September 30, 2012 to the year ended September 30, 2011. It should be read with the accompanying consolidated financial statements and related notes.
In fiscal 2012, consolidated total revenues increased 14%, or $122.3 million, to $975.1 million, compared to the prior year. Same store total revenues decreased $15.7 million, or 2%, and new and acquired stores contributed $138.0 million. Excluding the one-time $10.9 million charge related to the retirement of our former Chief Executive Officer, income from continuing operations before taxes increased 13% to $226.4 million from $201.2 million in the prior year. Loss from discontinued operations increased $3.0 million to $4.5 million. Including the charge related to the retirement of our former Chief Executive Officer and after the increase in income tax expense and the $6.9 million of net income attributable to noncontrolling interest, net income attributable to EZCORP, Inc. increased $21.5 million, or 18%.

U.S. & Canada
The following table presents selected financial data from continuing operations for the U.S. & Canada segment:

	Fiscal Year Ended September 30,
	2012	2011
	(dollars in thousands)
Revenues:
Merchandise sales	$291,497	$256,694
Jewelry scrapping sales	191,905	195,920
Pawn service charges	210,601	184,204
Consumer loan fees	163,896	164,895
Other revenues	3,759	1,484
Total revenues	861,658	803,197
Merchandise cost of goods sold	168,133	147,297
Jewelry scrapping cost of goods sold	122,604	121,051
Consumer loan bad debt	35,398	36,791
Net revenues	535,523	498,058
Segment items:
Operations	292,371	260,340
Depreciation	13,058	10,858
Amortization	521	452
(Gain) loss on sale or disposal of assets	(261)	281
Interest (income) expense, net	(3)	30
Other income	(647)	(3)
Segment contribution	$230,484	$226,100
Other data:
Gross margin on merchandise sales	42.3%	42.6%
Gross margin on jewelry scrapping sales	36.1%	38.2%
Gross margin on total sales	39.9%	40.7%
Average pawn loan balance per pawn store at period end	$295	$311
Average yield on pawn loan portfolio (a)	160%	158%
Pawn loan redemption rate	82%	81%
Consumer loan bad debt as a percentage of consumer loan fees	22%	22%

(a)	Average yield on pawn loan portfolio is calculated as pawn service charge revenues for the period divided by the average pawn loan balance during the period.
The U.S. & Canada segment total revenues increased $58.5 million, or 7%, from the prior year to $861.7 million. Same store total revenues decreased $21.9 million, or 3%, and new and acquired stores net of closed stores increased $80.4 million. The overall increase in total revenues consisted of a $30.8 million increase in merchandise and jewelry scrapping sales, a $26.4 million increase in pawn service charges and a $1.3 million increase in loan fees and other revenues. In fiscal 2012, we acquired 28 U.S. pawn stores, seven U.S. buy/sell stores, 15 financial services stores in the U.S. and one buy/sell store in Canada for an aggregate of $78.2 million. As part of these acquisitions, we began operations in the states of Pennsylvania, Virginia, Hawaii and Minnesota, bringing the total number of states in which we operate at September 30, 2012 to 24.
Fiscal 2012 pawn service charge revenue increased 14%, or $26.4 million, from the prior year to $210.6 million. Same store pawn service charges increased $12.2 million, or 7%, with new and acquired stores net of closed stores contributing $14.2 million. The same store improvement was due to a higher average same store pawn loan balance coupled with higher yield. The yield improved primarily due to a slightly higher loan redemption rate as we continued to focus on loan values and better qualifying customers to determine those that prefer to sell their merchandise rather than use it as collateral for a loan.

Fiscal 2012 merchandise sales gross profit increased $14.0 million, or 13%, from the prior year to $123.4 million. This was due to a $34.9 million increase in sales from new and acquired stores net of closed stores, partially offset by a $0.1 million decrease in same store sales and a 0.3 percentage point decrease in gross margins. The decrease in gross margins was due to a shift in sales mix from jewelry to general merchandise.
Gross profit on jewelry scrapping sales decreased $5.6 million, or 7%, from the prior year to $69.3 million. Jewelry scrapping revenues decreased $4.0 million, or 2%, due to a 16% increase in proceeds realized per gram of gold jewelry scrapped, offset by a 19% decrease in gold volume. Same store jewelry scrapping sales decreased $26.2 million, or 13%, and new and acquired stores contributed $22.2 million. Jewelry scrapping sales include the sale of approximately $10.8 million of loose diamonds removed from scrap jewelry in fiscal 2012 and $8.1 million in the prior year. As a result of the higher average cost per gram of jewelry scrapped, scrap cost of goods increased $1.6 million.
Total segment expenses increased to $305.0 million (35% of revenues) in fiscal 2012 from $272.0 million (34% of net revenues) in the prior year. Operations expense increased 12%, or 32.0 million, due to higher operating costs at new and acquired stores, increased labor, benefits and additional investments made in infrastructure to support our growth. Depreciation and amortization increased 20%, or $2.3 million, from the prior year to $13.6 million, mainly due to assets placed in service at new and acquired stores.
In fiscal 2012, U.S. & Canada delivered segment contribution of $230.5 million, a $4.4 million increase compared to prior year. For fiscal 2012, the U.S. & Canada segment's contribution represents 82% of consolidated segment contribution compared to 92% in the prior year. While the U.S. & Canada segment has experienced some challenges related to jewelry merchandise sales and gold scrap sales, other elements of the business have continued to show strength, offsetting to a large extent, the challenges in the gold and jewelry market.

Latin America
The following table presents selected financial data from continuing operations for the Latin America segment after translation to U.S. dollars from its functional currency of the Mexican peso:

	Fiscal Year Ended September 30,
	2012	2011
	(dollars in thousands)
Revenues:
Merchandise sales	$41,567	$25,022
Jewelry scrapping sales	10,576	8,938
Pawn service charges	22,937	15,542
Consumer loan fees	26,901	—
Other revenues	1,292	99
Total revenues	103,273	49,601
Merchandise cost of goods sold	22,504	14,537
Jewelry scrapping cost of goods sold	8,111	6,819
Consumer loan bad debt	309	—
Net revenues	72,349	28,245
Segment items:
Operations	37,259	21,260
Depreciation	3,319	2,066
Amortization	1,370	382
Loss on sale or disposal of assets	12	12
Interest (income) expense, net	(4,507)	4
Other (income) expense	(5)	7
Segment contribution	$34,901	$4,514
Other data:
Gross margin on merchandise sales	45.9%	41.9%
Gross margin on jewelry scrapping sales	23.3%	23.7%
Gross margin on total sales	41.3%	37.1%
Average pawn loan balance per pawn store at period end	$81	$65
Average yield on pawn loan portfolio (a)	198%	196%
Pawn loan redemption rate	76%	73%
Consumer loan bad debt as a percentage of consumer loan fees	1%	N/A

(a)	Average yield on pawn loan portfolio is calculated as pawn service charge revenues for the period divided by the average pawn loan balance during the period.
The average exchange rate used to translate Latin America's results from Mexican pesos to U.S. dollars was 13.3 to 1, pesos to the dollar, 9% higher than the prior year's rate of 12.1 to 1. In fiscal 2012, we opened 52 de novo pawn stores, and on January 30, 2012, we acquired a 60% interest in Crediamigo, a specialty consumer finance company headquartered in Mexico City with 45 loan servicing locations throughout the county. Crediamigo is included in our current year results for eight months of the twelve-month period.
The Latin America segment's total revenues increased $53.7 million, or 108%, in fiscal 2012 to $103.3 million. Same store total revenues increased $6.1 million, or 12%, and new and acquired stores contributed $47.5 million. The overall increase in total revenues was mostly due to the $26.9 million in Crediamigo consumer loan fees, $18.2 million increase in merchandise and jewelry scrapping sales, a $7.4 million increase in pawn service charges and a $1.2 million increase in other revenues.

The Latin America segment's pawn service charge revenues increased $7.4 million, or 48%, in fiscal 2012 to $22.9 million. Same store pawn service charges increased $2.0 million, or 13%, and new and acquired stores contributed $5.4 million. The total increase was due to a 56% increase in the outstanding pawn loan balance coupled with an 2 percentage point increase in the pawn yield. The yield increased primarily due to a 3 percentage point increase in the loan redemption rate as we continued to focus on loan values.
Merchandise gross profit increased $8.6 million, or 82%, from the prior year to $19.1 million. The increase was due to a $5.3 million, or 21%, same store sales increase and a $11.2 million increase in sales from new and acquired stores coupled with a 4.0 percentage point increase in gross margins to 46%.
Gross profit on jewelry scrapping sales increased $0.3 million, or 16%, from the prior year to $2.5 million. Jewelry scrapping revenues increased $1.6 million, or 18%, in fiscal 2012 to $10.6 million. The 10% increase in proceeds realized per gram of gold jewelry scrapped was partially offset by the 22% decrease in gold volume processed. Same store jewelry scrapping sales decreased $1.5 million, or 16%, and new and acquired stores contributed $3.1 million. Scrap cost of goods increased $1.3 million, or 19%, due to the 10% increase in cost per gram.
Total segment items increased to $37.4 million (36% of revenues) in fiscal 2012 from $23.7 million (48% of revenues) in the prior year. The dollar increase was due to a 75.3%, or $16.0 million, increase in operations expenses due to higher operating costs resulting from the addition of 51 Empeño Fácil stores since the prior period, other acquisitions costs and Crediamigo administrative expenses. Depreciation and amortization increased $2.2 million from the prior year to $4.7 million, mainly due to depreciation of assets placed in service at new stores and amortization of acquisition related intangible assets. The increase in total expense was partially offset by a $4.5 million reduction to interest expense due to the accelerated amortization of debt premium associated with Crediamigo's refinanced debt. The weighted average rate on Crediamigo's third party debt was 11% at September 30, 2012 compared to 19% at the time of acquisition.
Within the segment, purchase accounting pre-tax income impact during the year totaled $9.3 million, of which $5.6 million was attributable to EZCORP, Inc. with the majority of the adjustment coming from the accelerated amortization of debt premium associated with the refinanced debt at Crediamigo.
In fiscal 2012, the $44.1 million greater net revenues were partially offset by the $13.7 million in segment expenses, resulting in a $30.4 million increase in contribution for the Latin America segment. Contribution margin increased 24.7 percentage points to 34%. For fiscal 2012, Latin America's segment contribution represents 12% of consolidated segment contribution compared to 2% a year ago, this 10 percentage point increase makes Latin America our fastest growing segment.

Other International
The following table presents selected financial data from continuing operations for the Other International segment:

	Fiscal Year Ended September 30,
	2012	2011
	(dollars in thousands)
Revenues:
Consumer loan fees	$9,884	$—
Other revenues	308	—
Total revenues	10,192	—
Consumer loan bad debt	3,663	—
Net revenues	6,529	—
Segment items:
Operations	6,718	795
Depreciation	177	—
Amortization	46	—
Loss on sale or disposal of assets	223	—
Interest income, net	(1)	—
Equity in net income of unconsolidated affiliates	(17,400)	(16,237)
Other income	(559)	(168)
Segment contribution	$17,325	$15,610
Other data:
Consumer loan bad debt as a percentage of consumer loan fees	37%	N/A
In the first quarter of fiscal 2012, we began offering consumer loans online in the U.K. On April 14, 2012, we acquired a 72% interest in Cash Genie, an online lending business in the U.K. and consolidated it with our existing U.K. operations. In fiscal 2012, consumer loan fees were $9.9 million, with bad debt as a percentage of fees at 37%.
Our equity in the net income of unconsolidated affiliates increased $1.2 million, or 7%, from the prior year to $17.4 million. The increase is due to strong performance by Cash Converters International and a slight increase by Albermarle & Bond.
In fiscal 2012, the $6.5 million net revenues, the $1.2 million increase in our equity in the net income of unconsolidated affiliates and $0.4 million increase in other income were mostly offset by a $6.4 million increase in other segment expenses, resulting in a $1.7 million increase in contribution for the Other International segment. Operations expenses include $6.1 million of Cash Genie expenses. For fiscal 2012, segment contribution from the Other International segment stayed relatively constant at 6% of consolidated segment contribution.

Other Items
The following table reconciles our consolidated segment contribution discussed above to net income attributable to EZCORP, INC., including items that affect our consolidated financial results but are not allocated among segments:

	Fiscal Year Ended September 30,
	2012	2011
	(dollars in thousands)
Segment contribution	$282,710	$246,224
Corporate expenses:
Administrative	47,912	50,584
Depreciation	5,457	3,832
Amortization	19	—
Gain on sale or disposal of assets	(1)	—
Interest expense, net	2,961	1,619
Consolidated income from continuing operations before income taxes	226,362	190,189
Income tax expense	71,252	66,472
Income from continuing operations, net of tax	155,110	123,717
Loss from discontinued operations, net of tax	(4,533)	(1,558)
Net income	150,577	122,159
Net income from continuing operations attributable to redeemable noncontrolling interest	6,869	—
Net income attributable to EZCORP, Inc.	$143,708	$122,159
Total corporate expenses increased $0.3 million to $56.3 million as the $1.6 million increase in depreciation expense and $1.3 million increase in interest expense, were mostly offset by a $2.7 million decrease in administrative expense. The decrease in administrative expense is primarily due to a pre-tax charge of $10.9 million related to the retirement of our former Chief Executive officer in fiscal 2011. This charge included a $3.4 million attributable to a cash payment and $7.5 million attributable to the accelerated vesting of restricted stock. Excluding this charge, administrative expenses increased $8.2 million, or 21%, which was primarily associated with supporting accelerated growth of the de novo and international operations. In fiscal 2012, interest expense increased 83% due to greater utilization of our revolver and depreciation expense increased 42% due to assets placed in service as we continue to invest in the infrastructure to support our growth.
Consolidated income from continued operations before taxes increased $36.2 million, or 19%, to $226.4 million mostly due to a $4.4 million, $30.4 million and $1.7 million increase in contribution from the U.S. & Canada, Latin America and Other International segments, partially, offset by a $0.3 million increase in corporate expenses.
In fiscal 2012, income tax expense increased $4.8 million, or 7%, to $71.3 million. The fiscal 2012 effective tax rate is 32%, compared to 35% in the prior year. The decrease is primarily due to a larger portion of income being derived from countries outside the United States, as well as the recognition of state net operation losses.
After a $3.0 million increase in loss from discontinued operations and $6.9 million of net income attributable to the noncontrolling interests, net income attributable to EZCORP, Inc. increased $21.5 million, or 18%, to $143.7 million in fiscal 2012.

Fiscal 2011 Compared to Fiscal 2010
The following discussion compares our results of operations for the year ended September 30, 2011 to the year ended September 30, 2010. It should be read with the accompanying consolidated financial statements and related notes.
In fiscal 2011, consolidated total revenues increased 18%, or $127.6 million, to $852.8 million, compared to fiscal 2010. Same store total revenues increased $67.0 million, or 9%, and new and acquired stores contributed $60.6 million. Net income increased 26%, or $24.9 million. Excluding the one-time $10.9 million charge related to the retirement of our former Chief Executive Officer and the related tax benefit in the first quarter of fiscal 2011, net income increased 33% to $129.3 million from $97.3 million in fiscal 2010.
U.S. & Canada
The following table presents selected financial data from continuing operations for the U.S. & Canada segment:

	Fiscal Year Ended September 30,
	2011	2010
	(dollars in thousands)
Revenues:
Merchandise sales	$256,694	$226,404
Jewelry scrapping sales	195,920	163,938
Pawn service charges	184,204	154,501
Consumer loan fees	164,895	152,163
Other revenues	1,484	459
Total revenues	803,197	697,465
Merchandise cost of goods sold	147,297	131,808
Jewelry scrapping cost of goods sold	121,051	104,658
Consumer loan bad debt	36,791	32,969
Net revenues	498,058	428,030
Segment items:
Operations	260,340	238,309
Depreciation	10,858	9,271
Amortization	452	275
Loss on sale or disposal of assets	281	1,545
Interest expense, net	30	—
Other (income) expense	(3)	3
Segment contribution	$226,100	$178,627
Other data:
Gross margin on merchandise sales	42.6%	41.8%
Gross margin on jewelry scrapping sales	38.2%	36.2%
Gross margin on total sales	40.7%	39.4%
Average pawn loan balance per pawn store at period end	$311	$292
Average yield on pawn loan portfolio (a)	158%	156%
Pawn loan redemption rate	81%	81%
Consumer loan bad debt as a percentage of consumer loan fees	22%	22%

(a)	Average yield on pawn loan portfolio is calculated as annualized pawn service charge revenue for the period divided by the average pawn loan balance during the period.
The U.S. & Canada segment total revenues increased $105.7 million, or 15%, from fiscal 2010 to $803.2 million in fiscal 2011. Same store total revenues increased $58.3 million, or 8%, and new and acquired stores net of closed stores contributed $55.7 million. The overall increase in total revenues consisted of a $62.3 million increase in merchandise and jewelry scrapping sales, a $29.7 million increase in pawn service charges and a $13.7 million increase in consumer loan fees and other revenues. In fiscal 2011, we acquired 34 U.S. pawn stores for an aggregate of $68.3 million. As part of these acquisitions, we began operations in three new states: Iowa, Utah and Wisconsin. We also opened 10 new de novo pawn stores in the U.S. and 15 new de novo buy/sell and financial services stores in Canada.
In fiscal 2011, pawn service charge revenue increased 19%, or $29.7 million, from the prior year to $184.2 million. Same store pawn service charges increased $18.4 million, or 12%, with new and acquired stores, net of closed stores, contributing $11.3 million. The same store improvement was due to a higher average same store pawn loan balance coupled with higher yield. The yield improved primarily due to a slightly higher loan redemption rate as we continued to focus on loan values and better qualifying customers to determine those that prefer to sell their merchandise rather than use it as collateral for a loan.
In fiscal 2011, merchandise sales gross profit increased $14.8 million, or 16%, from the prior year to $109.4 million. This was due to a $12.4 million, or 6%, increase in same store sales, a $17.9 million increase in sales from new and acquired stores net of closed stores and a 0.8 percentage point improvement in gross margins.
In fiscal 2011, gross profit on jewelry scrapping sales increased $15.6 million, or 26%, from the prior year to $74.9 million. Jewelry scrapping revenues increased $32.0 million, or 20%, due to a 28% increase in proceeds realized per gram of gold jewelry scrapped, partially offset by a 9% decrease in gold volume. Same store jewelry scrapping sales increased $15.6 million, or 10%, and new and acquired stores net of closed stores contributed $16.4 million. Jewelry scrapping sales include the sale of approximately $8.1 million of loose diamonds removed from scrap jewelry in fiscal 2011 and $3.2 million in fiscal 2010. As a result of the higher average cost per gram of jewelry scrapped, scrap cost of goods increased $16.4 million, or 16%.
In fiscal 2011, consumer loan fees increased $12.7 million, or 8%, from the prior year to $164.9 million. Net fees increased 7%, reflecting a significant improvement in bad debt performance. Consumer loan bad debt as a percentage of fees stayed constant at 22%.
Total segment expenses increased to $272.0 million (34% of revenues) in fiscal 2011 from $249.4 million (36% of revenues) in fiscal 2010. The total increase was due to a $22.0 million, or 9%, increase in operations expense due to higher operating costs resulting from new and acquired stores and increased labor, benefits and additional investments made in infrastructure to support our growth. Depreciation and amortization increased 18%, or $1.8 million, from fiscal 2011 to $11.3 million, mainly due to assets placed in service at new and acquired stores. Loss on sale or disposal of assets decreased $1.3 million, or 82%, as fiscal 2010 included a $1.5 million loss on the closure or consolidation of several financial services stores in the states of Colorado and Wisconsin.
In fiscal 2011, the U.S. & Canada's segment contribution increased $47.5 million, or 27%, to $226.1 million. Contribution margin increased 2.6 percentage points to 28.2%. In fiscal 2011, the U.S & Canada's segment contribution comprised 92% of consolidated segment contribution compared to 94% in fiscal 2010.

Latin America
The following table presents selected financial data from continuing operations for the Latin America segment after translation to U.S. dollars from its functional currency of the Mexican peso:

	Fiscal Year Ended September 30,
	2011	2010
	(dollars in thousands)
Revenues:
Merchandise sales	$25,022	$13,937
Jewelry scrapping sales	8,938	4,988
Pawn service charges	15,542	8,778
Other revenues	99	—
Total revenues	49,601	27,703
Merchandise cost of goods sold	14,537	8,320
Jewelry scrapping cost of goods sold	6,819	4,158
Net revenues	28,245	15,225
Segment items:
Operations	21,260	12,547
Depreciation	2,066	1,277
Amortization	382	347
Loss (gain) on sale or disposal of assets	12	(2)
Interest expense, net	4	2
Other expense (income)	7	(3)
Segment contribution	$4,514	$1,057
Other data:
Gross margin on merchandise sales	41.9%	40.3%
Gross margin on jewelry scrapping sales	23.7%	16.6%
Gross margin on total sales	37.1%	34.1%
Average pawn loan balance per pawn store at period end	$65	$60
Average yield on pawn loan portfolio (a)	196%	189%
Pawn loan redemption rate	73.5%	75.2%

(a)	Average yield on pawn loan portfolio is calculated as pawn service charge revenue for the period divided by the average pawn loan balance during the period.
The average exchange rate used to translate Latin America's current year results from Mexican pesos to U.S. dollars was 12.1 pesos to the dollar, 6% stronger than in the prior year. We expect new stores will be a drag on earnings until they become profitable in their second year of operation. Approximately 34% of the stores open at September 30, 2011 had been open less than one year.
The Latin America segment total revenues increased $21.9 million, or 79%, in fiscal 2011 to $49.6 million. Same store total revenues increased $8.6 million, or 31%, and new and acquired stores contributed $13.3 million. The overall increase in total revenues comprised a $15.0 million increase in merchandise and jewelry scrapping sales, a $6.8 million increase in pawn service charges and a $0.1 million increase in other revenues.
Latin America's pawn service charge revenues increased $6.8 million, or 77%, in fiscal 2011 to $15.5 million. Same store pawn service charges increased approximately $3.0 million, or 34%, and new and acquired stores contributed $3.7 million. The same store increase was due to an improvement in the average pawn loan yield coupled with an increase in average loan balance during the period. The yield increased primarily due to an increase in pawn service charge rates in certain geographic areas compared to the prior year, partially offset by a lower loan redemption rate.

Merchandise gross profit increased $4.9 million, or 87%, from fiscal 2010 to $10.5 million. This was due to a $4.1 million, or 29%, same store sales increase and $7.0 million in sales from new and acquired stores in addition to a 1.6 percentage point increase in gross margins to 41.9%.
Gross profit on jewelry scrapping sales increased $1.3 million, or 155%, from fiscal 2010 to $2.1 million. Jewelry scrapping revenues increased $4.0 million, or 79%, due to 74% increase in gold volume and a 32% increase in proceeds realized per gram of gold jewelry scrapped. Same store jewelry scrapping sales increased $1.4 million, or 28%, and new and acquired stores contributed $2.5 million. As a result of the greater volume, scrap cost of goods increased $2.7 million.
Total segment expenses increased to $23.7 million (48% of revenues) in fiscal 2011 from $14.2 million (51% of revenues) in fiscal 2010. The dollar increase was due to a 69%, or $8.7 million, increase in operations expenses due to higher operating costs resulting from the addition of 48 new stores. During fiscal 2011 depreciation and amortization increased $0.8 million from fiscal 2010 to $2.4 million, mainly due to depreciation of assets place in service at new stores.
In fiscal 2011, the $13.0 million greater net revenues were partially offset by the $9.5 million higher segment expenses, resulting in a $3.5 million increase in contribution for the Latin America segment. Contribution margin increased 5 percentage points to 9%. In fiscal 2011, Latin America's segment contribution was 2% of consolidated segment contribution compared to 1% in fiscal 2010.
Other International
The following table presents selected financial data from continuing operations for the Other International segment:

	Fiscal Year Ended September 30,
	2011	2010
	(dollars in thousands)
Operations	$795	$69
Equity in net income of unconsolidated affiliates	(16,237)	(10,750)
Other income	(168)	(93)
Segment Contribution	$15,610	$10,774
Administrative expenses increased $0.7 million in fiscal 2011, mainly due to transactions costs related to our additional investment in Cash Converters, which was subsequently canceled.
Our equity in the net income of Albemarle & Bond increased $0.5 million, or 7%, in fiscal 2011 to $7.3 million as a result of Albemarle & Bond's higher earnings and a slightly stronger British pound in relation to the U.S. dollar. On November 6, 2009, we acquired 108,218,000 newly issued shares, or approximately 30% of the capital stock of Cash Converters International Limited, a publicly traded company headquartered in Perth, Australia for approximately AUS $54.1 million (approximately U.S. $49.6 million). We acquired 16,200,000 additional shares on May 20, 2010 at a cost of AUS $9.7 million (approximately U.S. $8.2 million), which increased our ownership level to approximately 33%. In fiscal 2011, our equity in the net income of Cash Converters was $8.9 million compared to $3.9 million in fiscal 2010. As we account for our earnings from Cash Converters on a 3-month lag, fiscal 2010 included our pro rata share of their results of operations for the 237-day period from our November 6, 2009 initial investment date to the June 30, 2010 end of Cash Converters' period.
In fiscal 2011, the Other International segment contribution increased $4.8 million, or 45%, to $15.6 million. The $5.5 million, or 51%, increase in our equity in the net income of unconsolidated affiliates was partially offset by a $0.7 million increase in administrative and other expenses in the fiscal 2011 compared to fiscal 2010. Segment contribution from the Other International segment remained constant at 6%.

Other Items
The following table reconciles our consolidated segment contribution discussed above to net income attributable to EZCORP, Inc., including items that affect our consolidated financial results but are not allocated among segments:

	Fiscal Year Ended September 30,
	2011	2010
	(dollars in thousands)
Segment contribution	$246,224	$190,458
Corporate expenses:
Administrative	50,584	33,358
Depreciation	3,832	3,134
Gain on sale or disposal of assets	—	(16)
Interest expense, net	1,619	1,197
Consolidated income from continuing operations before income taxes	190,189	152,785
Income tax expense	66,472	54,142
Income from continuing operations, net of tax	123,717	98,643
Loss from discontinued operations, net of tax	(1,558)	(1,349)
Net income	$122,159	$97,294
Corporate expenses increased $18.4 million, or 49%, to $56.0 million mostly due to a $17.2 million increase in administrative expenses to $50.6 million. This increase is primarily due to a pre-tax charge of $10.9 million related to the retirement of our former Chief Executive Officer in the first quarter of fiscal 2011. This charge included $3.4 million attributable to a cash payment and $7.5 million attributable to the accelerated vesting of restricted stock. Excluding this charge, administrative expenses increased $6.3 million, mostly related to an increase in professional fees associated with our continued investment in growth and profitability initiatives. In fiscal 2011, interest expense increased $0.4 million, or 35%, due to greater utilization of our revolver; and, depreciation increased $0.7 million, or 22%, due to assets placed in service as we continue to invest in the infrastructure to support our growth.
Income from continuing operations before taxes increased $37.4 million, or 24%, to $190.2 million due to a $47.5 million, $3.5 million and $4.8 million increase in contribution from the U.S. & Canada, Latin America and Other International segments, respectively, partially offset by an $18.4 million increase in corporate expenses.
In fiscal 2011, income tax expense increased $12.3 million, or 23%, to $66.5 million. The fiscal 2011 effective tax rate was 35.0% compared to 35.4% in fiscal 2010. The decrease in the effective tax rates was primarily due to an increase in both domestic employment tax credits and the foreign tax credit on overseas earnings, partially offset by the valuation allowance established for operating losses in our Canada operations during their start-up period.
After a $0.2 million increase in loss from discontinued operations, net income increased $24.9 million, or 26%, to $122.2 million in fiscal 2011. Excluding the one-time $10.9 million charge related to the retirement of our former Chief Executive Officer in the first quarter of fiscal 2011 and the related tax benefit, net income increased 33% to $129.3 million from $97.3 million in fiscal 2010.
Liquidity and Capital Resources
In fiscal 2012, our $156.0 million cash flow from operations consisted of (i) net income plus several non-cash items, aggregating to $185.8 million, $5.6 million in cash dividends from our unconsolidated affiliates, net of (ii) $35.3 million of normal, recurring changes in operating assets and liabilities. In the prior year, our $153.3 million cash flow from operations consisted of (i) net income plus several non-cash items, aggregating to $166.5 million, $7.3 million in cash dividends from our unconsolidated affiliates, net of (ii) $20.5 million of normal, recurring changes in operating assets and liabilities. The primary differences in cash flow from operations between fiscal 2012 and the prior years were the contributions from acquisitions, organic growth throughout our other operations and revenue streams, and the decrease in stock compensation expense from fiscal 2011, which was primarily attributable to the retirement of our former CEO, net of higher taxes paid.
The $216.8 million of net cash used in investing activities during fiscal 2012 was funded by cash flow from operations, cash on hand and borrowings on our line of credit facility. We invested $128.6 million in cash to acquire 50 stores in the U.S., one store in Canada, a 60% interest in Crediamigo, a decision science model for the underwriting of consumer loans and a 72% interest in Cash Genie. Other significant investments in the period were the $45.8 million in additions of property and equipment. Partially offsetting these investments was the $42.4 million of loans made in excess of customer loan repayments and the recovery of principal through the sale of forfeited pawn loan collateral.
The net effect of these and other smaller cash flows was a $24.5 million increase in cash on hand, providing a $48.5 million ending cash balance. Of this amount approximately 48%, or $23.2 million, is held by foreign subsidiaries and is not available to fund domestic operations, as we intend to permanently reinvest earnings from foreign operations.
Below is a summary of our cash needs to meet future aggregate contractual obligations:

		Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(in thousands)
Long-term debt obligations*	$217,683	$19,588	$167,646	$30,449	$—
Interest on long-term debt obligations**	28,464	11,636	13,953	2,875	—
Operating lease obligations	219,580	53,661	83,409	45,164	37,346
Capital lease obligations	1,618	613	1,005	—	—
Total	$467,345	$85,498	$266,013	$78,488	$37,346
* Excludes debt premium related to Grupo Finmart.
** Future interest on long-term obligations calculated on interest rates effective at the balance sheet date.
In addition to the contractual obligations in the table above, we are obligated under letters of credit issued to unaffiliated lenders as part of our credit service operations. At September 30, 2012, our maximum exposure for losses on letters of credit, if all brokered loans defaulted and none was collected, was $27.4 million. Of that total, $6.7 million was secured by titles to customers’ automobiles. These amounts include principal, interest and insufficient funds fees.
In addition to the operating lease obligations in the table above, we are responsible for the maintenance, property taxes and insurance at most of our locations. In the fiscal year ended September 30, 2012, these collectively amounted to $17.9 million.
The operating lease obligations in the table above include expected rent for all our store locations through the end of their current lease terms. Of the 442 U.S. EZMONEY financial services stores, 159 adjoin an EZPAWN store. The lease agreements at approximately 94% of the remaining 283 free-standing EZMONEY stores contain provisions that limit our exposure for additional rent to only a few months if laws were enacted that had a significant negative effect on our operations at these stores.
In fiscal 2013, we plan to open 25 to 30 pawn stores in the U.S., 70 to 80 pawn stores in Mexico and 65 to 75 financial services stores in the U.S. (most of which will follow our store-within-a-store format). The aggregate investment for this de novo activity is expected to be $26.3 million of capital expenditures plus the funding of working capital and start-up losses. We believe new stores will create a drag on earnings and liquidity until their second year of operations.
On May 10, 2011, we entered into a new senior secured credit agreement with a syndication of five banks, replacing our previous credit agreement. Among other things, the new credit agreement provides for a four year $175 million revolving credit facility that we may, under the terms of the agreement, request to be increased to a total of $225 million. Upon entering the new credit agreement, we repaid and retired all other outstanding debt. The new credit facility increases our available credit and provides greater flexibility to make investments and acquisitions both domestically and internationally. Terms of the credit agreement require, among other things, that we meet certain financial covenants. We were in compliance with all covenants at September 30, 2012 and expect to remain in compliance based on our expected future performance. At September 30, 2012, we had borrowed $130.0 million, leaving $45.0 million available on the facility.
At September 30, 2012, Crediamigo's third party debt (nonrecourse to EZCORP) was $89.9 million, with a weighted average interest rate of 11%.  Since the acquisition of Crediamigo in January, Crediamigo's debt has decreased $19.8 million, and its weighted average interest rate has decreased 8.0 percentage points, due to debt refinancing. This refinancing effort was a key assumption in our investment analysis and will result in significantly reduced interest expenses going forward. In July 2012 Crediamigo transferred certain consumer loans to a bankruptcy remote trust in a securitization transaction.  The securitization borrowing facility has a maximum capacity of approximately $117 million.  At September 30, 2012 $32.7 million were outstanding under the securitization borrowing facility.  We expect Crediamigo to continue its use of the borrowing facility and utilize proceeds to fund loan originations, operations and contractual obligations.

We anticipate that cash flow from operations, cash on hand and availability under our revolving credit facility will be adequate to fund our contractual obligations, planned store growth, capital expenditures and working capital requirements during the coming year.
We have an effective “shelf” Registration Statement on Form S-4 covering an aggregate of 2.0 million shares of our Class A Common Stock that we may offer from time to time in connection with future acquisitions of businesses, assets or securities. At September 30, 2012, we had issued an aggregate of approximately 843,000 shares of Class A Common Stock in connection with acquisitions of several pawn stores and the acquisition of a 72% interest in Cash Genie, leaving approximately 1.2 million shares covered by the registration statement and available for issuance in future acquisitions as of that time. Subsequent to September 30, 2012, we issued approximately 592,000 additional shares of Class A Common Stock in connection with the acquisition of an additional 23% interest in Cash Genie, bringing our total ownership to 95%. Following that acquisition, we have approximately 565,000 shares covered by the Form S-4 registration statement and available for issuance in future acquisitions.
On February 3, 2012, we filed a “shelf” registration statement on Form S-3 registering the offer and sale of an indeterminate amount of a variety of securities, including debt securities (and related guarantees), equity securities, warrants to purchase debt or equity securities, stock purchase contracts and stock purchase units. The proceeds of any offering and sale under that registration statement will be used for general corporate purposes, including debt reduction or refinancing, acquisitions, capital expenditures and working capital. Unless otherwise indicated in connection with a particular offering of debt securities, each of our domestic subsidiaries will fully and unconditionally guarantee on a joint and several basis our payment obligations under such debt securities. As of September 30, 2012, we had not issued any securities under this registration statement.
Off-Balance Sheet Arrangements
We issue letters of credit (“LOCs”) to enhance the creditworthiness of our credit service customers seeking signature loans and auto title loans from unaffiliated lenders. The LOCs assure the lenders that if borrowers default on the loans, we will pay the lenders, upon demand, the principal and accrued interest owed them by the borrowers plus any insufficient funds fee or late fee. We do not record on our balance sheet the loans related to our credit services as the loans are made by unaffiliated lenders. We do not consolidate the unaffiliated lenders’ results with our results as we do not have any ownership interest in the lenders, do not exercise control over them and do not otherwise meet the criteria for consolidation as prescribed by FASB ASC 810-10-25 regarding variable interest entities.
We include an allowance for Expected LOC Losses in “Accounts payable and other accrued expenses” on our balance sheet. At September 30, 2012, the allowance for Expected LOC Losses was $1.8 million. At that date, our maximum exposure for losses on letters of credit, if all brokered loans defaulted and none was collected, was $27.4 million. This amount includes principal, interest, insufficient funds fees and late fees.
We have no other off-balance sheet arrangements.
Seasonality
Historically, pawn service charges are highest in our fourth fiscal quarter (July through September) due to a higher average loan balance during the summer lending season. Merchandise sales are highest in the first and second fiscal quarters (October through March) due to the holiday season, jewelry sales surrounding Valentine’s Day and the impact of tax refunds in the United States. Jewelry scrapping sales are heavily influenced by the timing of decisions to scrap excess jewelry inventory. Jewelry scrapping sales generally are greatest during our fourth fiscal quarter (July through September). This results from relatively low jewelry merchandise sales in that quarter and the higher loan balance, leading to a higher dollar amount of loan forfeitures in the summer lending season providing more inventory available for sale.
Consumer loan fees are generally highest in our fourth and first fiscal quarters (July through December) due to a higher need for cash during the holiday season. Consumer loan bad debt, both in dollar terms and as a percentage of related fees, is highest in the fourth fiscal quarter and lowest in the second fiscal quarter due primarily to the impact of tax refunds in the U.S.
The payroll withholding lending business is less impacted by seasonality, with the exception of the summer months when new loan originations tend to moderate.
The net effect of these factors is that net revenues and net income typically are strongest in the fourth fiscal quarter and weakest in the third fiscal quarter.

Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Results
Forward-Looking Information
This Annual Report on Form 10-K, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that all forward-looking statements be subject to the safe harbors created by these laws. All statements, other than statements of historical facts, regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. These statements are often, but not always, made with words or phrases like “may,” “should,” “could,” “will,” “predict,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “projection” and similar expressions. Such statements are only predictions of the outcome and timing of future events based on our current expectations and currently available information and, accordingly, are subject to substantial risks, uncertainties and assumptions. Actual results could differ materially from those expressed in the forward-looking statements due to a number of risks and uncertainties, many of which are beyond our control. These risks and uncertainties include:

•	Changes in laws and regulations, including regulation of our financial services business by the Consumer Financial Protection Bureau;

•	Changes in gold prices or volumes;

•	Concentration of business in Texas;

•	Changes in foreign currency exchange rates;

•	General economic conditions;

•	Changes in our relationships with unaffiliated lenders;

•	Our ability to continue growing our store count through acquisitions and de novo openings;

•	Changes in the business, regulatory or political climate in Mexico;

•	Changes in pawn redemption rates, loan default and collection rates or other important operating metrics;

•	Changes in liquidity, capital requirements or access to debt and capital markets;

•	Changes in the competitive landscape;

•	Our controlled ownership structure;

•	Potential infrastructure failures or data security breaches;

•	Risks associated with new online lending business;

•	Potential litigation;

•	Failure to achieve adequate return on our investments;

•	Potential uninsured property, casualty or other losses;

•	Potential disruptive effect of acquisitions, investments and new businesses;

•	Changes in U.S. or international tax rates; and

•	Events beyond our control.
In addition, we cannot predict all of the risks and uncertainties that could cause our actual results to differ from those expressed in the forward-looking statements. Accordingly, you should not regard any forward-looking statements as a representation that the expected results will be achieved. For a discussion of the important risk factors that could cause results or events to differ from current expectations, see “Part I — Item 1A — Risk Factors.”

We specifically disclaim any responsibility to publicly update any information contained in a forward-looking statement except as required by law. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
EZCORP, Inc.
Austin, Texas
We have audited the accompanying consolidated balance sheets of EZCORP, Inc. (the Company) as of September 30, 2012 and 2011 and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EZCORP, Inc. at September 30, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), EZCORP, Inc.’s internal control over financial reporting as of September 30, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria) and our report dated November 20, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP
Dallas, Texas
November 20, 2012, except for Notes 1, 2, 4, 6, 7, 12, 14, 18, 19 and 23, which are as of October 3, 2013.

EZCORP, Inc. CONSOLIDATED BALANCE SHEETS

	September 30,
	2012	2011
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$48,477	$23,969
Restricted cash	1,145	—
Pawn loans	157,648	145,318
Consumer loans, net	34,152	14,611
Pawn service charges receivable, net	29,401	26,455
Consumer loan fees receivable, net	30,416	6,775
Inventory, net	109,214	90,373
Deferred tax asset	14,984	18,125
Federal income tax receivable	10,511	—
Prepaid expenses and other assets	45,451	30,611
Total current assets	481,399	356,237
Investments in unconsolidated affiliates	126,066	120,319
Property and equipment, net	108,131	78,498
Restricted cash, non-current	4,337	—
Goodwill	374,663	173,206
Intangible assets, net	45,185	19,790
Non-current consumer loans, net	61,997	—
Other assets, net	16,229	8,400
Total assets (1)	$1,218,007	$756,450
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$21,085	$—
Current capital lease obligations	594	—
Accounts payable and other accrued expenses	78,925	57,400
Customer layaway deposits	7,238	6,176
Income taxes payable	—	693
Total current liabilities	107,842	64,269
Long-term debt, less current maturities	198,836	17,500
Long-term capital lease obligation	995	—
Deferred tax liability	7,922	8,331
Deferred gains and other long-term liabilities	13,903	2,102
Total liabilities (2)	329,498	92,202
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	53,681	—
Stockholders’ equity:
Class A Non-voting Common Stock, par value $.01 per share; authorized 54 million shares; 48,255,536 issued and outstanding in 2012; 47,228,610 issued and outstanding in 2011	482	471
Class B Voting Common Stock, convertible, par value $.01 per share; 3 million shares authorized; issued and outstanding: 2,970,171	30	30
Additional paid-in capital	268,626	242,398
Retained earnings	565,803	422,095
Accumulated other comprehensive loss	(113)	(746)
EZCORP, Inc. stockholders’ equity	834,828	664,248
Total liabilities and stockholders’ equity	$1,218,007	$756,450
Assets and Liabilities of Crediamigo Securitization Trust
(1) Our consolidated assets as of September 30, 2012, include the following assets of the Crediamigo securitization trust that can only be used to settle its liabilities: Restricted cash, $4.3 million; Consumer loans, net, $33.6 million; Consumer loan fees receivable, net, $7.7 million; Intangible assets, net $2.6 million and total assets, $48.2 million.
(2) Our consolidated liabilities as of September 30, 2012, include $32.7 million of long-term debt for which the creditors of the Crediamigo securitization trust do not have recourse to EZCORP, Inc.
See accompanying notes to consolidated financial statements.

EZCORP, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended September 30,
	2012	2011	2010
	(in thousands, except per share amounts)
Revenues:	Revised Note 2. "Discontinued Operations"
Merchandise sales	$333,064	$281,716	$240,341
Jewelry scrapping sales	202,481	204,858	168,926
Pawn service charges	233,538	199,746	163,279
Consumer loan fees	200,681	164,895	152,163
Other revenues	5,359	1,583	459
Total revenues	975,123	852,798	725,168
Merchandise cost of goods sold	190,637	161,834	140,128
Jewelry scrapping cost of goods sold	130,715	127,870	108,816
Consumer loan bad debt	39,370	36,791	32,969
Net revenues	614,401	526,303	443,255
Operating expenses:
Operations	336,348	282,395	250,925
Administrative	47,912	50,584	33,358
Depreciation	22,011	16,756	13,682
Amortization	1,956	834	622
(Gain) loss on sale or disposal of assets	(27)	293	1,527
Total operating expenses	408,200	350,862	300,114
Operating income	206,201	175,441	143,141
Interest (income) expense	(1,550)	1,653	1,199
Equity in net income of unconsolidated affiliates	(17,400)	(16,237)	(10,750)
Other income	(1,211)	(164)	(93)
Income from continuing operations before income taxes	226,362	190,189	152,785
Income tax expense	71,252	66,472	54,142
Income from continuing operations, net of tax	155,110	123,717	98,643
Loss from discontinued operations, net of tax	(4,533)	(1,558)	(1,349)
Net income	150,577	122,159	97,294
Net income from continuing operations attributable to redeemable noncontrolling interest	6,869	—	—
Net income attributable to EZCORP, Inc.	$143,708	$122,159	$97,294

Basic earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations	$2.91	$2.48	$2.01
Discontinued operations	(0.09)	(0.03)	(0.03)
Basic earnings per share	$2.82	$2.45	$1.98

Diluted earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations	$2.90	$2.46	$1.99
Discontinued operations	(0.09)	(0.03)	(0.03)
Diluted earnings per share	$2.81	$2.43	$1.96

Weighted average shares outstanding:
Basic	50,877	49,917	49,033
Diluted	51,133	50,369	49,576

Net income from continuing operations attributable to EZCORP, Inc.	$148,241	$123,717	$98,643
Loss from discontinued operations attributable to EZCORP, Inc.	(4,533)	(1,558)	(1,349)
Net income attributable to EZCORP, Inc.	$143,708	$122,159	$97,294
See accompanying notes to consolidated financial statements.

EZCORP, Inc. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended September 30,
	2012	2011	2010
		(in thousands)
Net income	$150,577	$122,159	$97,294
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(7)	10,393	(3,673)
Unrealized holding gain (loss) arising during period	(735)	930	—
Income tax benefit (provision)	2,330	(5,694)	1,918
Other comprehensive income (loss), net of tax	1,588	5,629	(1,755)
Comprehensive income	$152,165	$127,788	$95,539
Attributable to redeemable noncontrolling interest:
Net income	6,869	—	—
Foreign currency translation gain	955	—	—
Comprehensive income	7,824	—	—
Comprehensive income attributable to EZCORP, Inc.	$144,341	$127,788	$95,539
See accompanying notes to consolidated financial statements.

EZCORP, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended September 30,
	2012	2011	2010
	(In thousands)
Operating Activities:
Net income	$150,577	$122,159	$97,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,268	18,344	14,661
Consumer loan loss provisions	17,833	15,087	11,588
Deferred income taxes	2,761	13,663	(1,287)
(Gain) loss on sale or disposal of assets	(1)	309	1,528
Stock compensation	6,714	13,208	4,512
Income from investments in unconsolidated affiliates	(17,400)	(16,237)	(10,750)
Changes in operating assets and liabilities, net of business acquisitions:
Service charges and fees receivable, net	(5,359)	(2,998)	(4,312)
Inventory, net	(4,017)	(6,815)	(2,144)
Prepaid expenses, other current assets, and other assets, net	(12,322)	(12,445)	(6,277)
Accounts payable and accrued expenses	4,347	5,411	15,592
Customer layaway deposits	218	(95)	1,824
Deferred gains and other long-term liabilities	(8,782)	(412)	(736)
Excess tax benefit from stock compensation	(1,602)	(3,230)	(1,861)
Income taxes receivable/payable	(7,787)	44	5,093
Dividends from unconsolidated affiliates	5,560	7,274	3,841
Net cash provided by operating activities	156,008	153,267	128,566
Investing Activities:
Loans made	(802,896)	(649,249)	(545,579)
Loans repaid	520,193	404,392	335,832
Recovery of pawn loan principal through sale of forfeited collateral	240,381	205,662	174,224
Additions to property and equipment	(45,796)	(34,122)	(25,741)
Acquisitions, net of cash acquired	(128,647)	(67,920)	(21,837)
Investments in unconsolidated affiliates	—	—	(59,188)
Proceeds on disposal of assets	—	—	1,347
Net cash used in investing activities	(216,765)	(141,237)	(140,942)
Financing Activities:
Proceeds from exercise of stock options	649	397	1,602
Excess tax benefit from stock compensation	1,602	3,230	1,861
Debt issuance costs	(3,225)	(2,397)	3
Taxes paid related to net share settlement of equity awards	(1,184)	(7,484)	—
Change in restricted cash	(5,482)	—	—
Proceeds on revolving line of credit	792,927	164,500	63,050
Payments on revolving line of credit	(695,077)	(147,000)	(63,050)
Proceeds from bank borrowings	2,461	—	—
Payments on bank borrowings and capital lease obligations	(8,496)	(25,004)	(10,000)
Net cash provided by (used in) financing activities	84,175	(13,758)	(6,534)
Effect of exchange rate changes on cash and cash equivalents	1,090	(157)	—
Change in cash and equivalents	24,508	(1,885)	(18,910)
Cash and equivalents at beginning of period	23,969	25,854	44,764
Cash and equivalents at end of period	$48,477	$23,969	$25,854
Cash paid during the period for:
Interest	$2,480	$1,147	$913
Income taxes	$83,010	$55,124	$50,631
Non-cash Investing and Financing Activities:
Pawn loans forfeited and transferred to inventory	$248,090	$215,188	$177,821
Issuance of common stock due to acquisitions	$17,984	$7,304	$(31)
Contingent consideration	$23,432	$—	$—
Deferred consideration	$938	$—	$—
Issuance of common stock to 401 (K) plan	$459	$377	$260
See accompanying notes to consolidated financial statements.

EZCORP, Inc. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Common Stock		Additional Paid In Capital
	Shares	Par Value		Retained Earnings
	(in thousands)
Balances at September 30, 2009	48,703	$487	$217,176	$202,642	$(4,620)	$415,685
Issuance of Common Stock to 401(k) plan	13	—	260	—	—	260
Stock compensation	—	—	4,512	—	—	4,512
Stock options and warrants exercised	494	6	1,596	—	—	1,602
Issuance of Common Stock due to acquisitions	—	—	(31)	—	—	(31)
Release of Restricted Stock	16	—	—	—	—	—
Excess tax benefit from stock compensation	—	—	1,861	—	—	1,861
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	(1,755)	(1,755)
Net income attributable to EZCORP, Inc.	—	—	—	97,294	—	97,294
Balances at September 30, 2010	49,226	$493	$225,374	$299,936	$(6,375)	$519,428
Issuance of Common Stock to 401(k) plan	12	—	377	—	—	377
Stock compensation	—	—	13,208	—	—	13,208
Stock options exercised	62	1	396	—	—	397
Issuance of Common Stock due to acquisitions	209	2	7,302	—	—	7,304
Release of Restricted Stock	690	—	—	—	—	—
Excess tax benefit from stock compensation	—	5	3,225	—	—	3,230
Taxes paid related to net share settlement of equity awards	—	—	(7,484)	—	—	(7,484)
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	605	605
Foreign currency translation adjustment	—	—	—	—	5,024	5,024
Net income attributable to EZCORP, Inc.	—	—	—	122,159	—	122,159
Balances at September 30, 2011	50,199	$501	$242,398	$422,095	$(746)	$664,248
Issuance of Common Stock to 401(k) plan	19	—	459	—	—	459
Stock compensation	—	—	6,714	—	—	6,714
Stock options exercised	201	2	647	—	—	649
Issuance of Common Stock due to acquisitions	635	6	17,992	—	—	17,998
Release of Restricted Stock	172	1	—	—	—	1
Excess tax benefit from stock compensation	—	2	1,600	—	—	1,602
Taxes paid related to net share settlement of equity awards	—	—	(1,184)	—	—	(1,184)
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	(478)	(478)
Foreign currency translation adjustment	—	—	—	—	1,111	1,111
Net income attributable to EZCORP, Inc.	—	—	—	143,708	—	143,708
Balances at September 30, 2012	51,226	$512	$268,626	$565,803	$(113)	$834,828
See accompanying notes to consolidated financial statements.

EZCORP, Inc.
Notes to Consolidated Financial Statements
NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
We are a leading provider of specialty consumer financial services. We provide collateralized, non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans including single-payment and multiple-payment unsecured loans and single-payment and multiple-payment auto title loans, or fee-based credit services to customers seeking loans.
At September 30, 2012, we operated a total of 1,262 locations, consisting of 470 U.S. pawn stores (operating as EZPAWN or Value Pawn), seven U.S. buy/sell stores (operating as Cash Converters), 230 pawn stores in Mexico (operating as Empeño Fácil or Empeñe Su Oro), 442 U.S. financial services stores (operating primarily as EZMONEY), 33 financial services stores in Canada (operating as CASHMAX) and 35 buy/sell and financial services stores in Canada (operating as Cash Converters). In addition, we are the franchisor for 10 franchised stores in Canada pursuant to our acquisition of the Cash Converters master franchise in that country. We also own approximately 30% of Albemarle & Bond Holdings PLC, one of the U.K.’s largest pawnbroking businesses with approximately 230 stores, and approximately 33% of Cash Converters International Limited, which franchises and operates a worldwide network of approximately 700 financial services and second-hand retail stores. During the third quarter of fiscal 2013, our Board of Directors approved a plan to close 107 legacy stores (102 of which were in operation at September 30, 2012) in a variety of locations. These stores are generally older, smaller stores that do not fit our future growth profile (See Note 2, "Discontinued Operations," for further details).
Consolidation
The consolidated financial statements include the accounts of EZCORP, Inc. and our controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. We own 60% of the outstanding equity interests in Prestaciones Finmart, S.A.P.I de C.V., SOFOM, E.N.R. ("Crediamigo") and 72% of Ariste Holding Limited and its affiliates ("Cash Genie"), and therefore, include their results in our consolidated financial statements. We account for our investments in Albemarle & Bond Holdings, PLC and Cash Converters International Limited using the equity method.
Reclassifications
Our consolidated financial statements reflect the reclassification of discontinued operations for all periods presented as a result of the store closures (See Note 2, "Discontinued Operations," for further details).
Previously, we reported segment information based primarily on product offerings. Beginning with the second quarter of fiscal 2012, we redefined our reportable operating segments based on geography as our company is increasingly being organized and managed along geographic lines, with product offerings and channels based on local custom and regulation. For this reason, we concluded that segment reporting based on geography more closely aligns with our management organization and strategic direction. In connection with the new segment structure, we have changed the accountability for, and reporting of, certain items including administrative expenses, depreciation and amortization, interest and our equity in the net income of unconsolidated affiliates. When practical, these items are allocated to segments. Interest is also allocated to operating segments when debt is incurred at the local country level and is nonrecourse to EZCORP, Inc. These items are now included in the segment’s measure of profit or loss (“segment contribution”). Expenses that cannot be allocated are included as corporate expenses.
In our second fiscal quarter of 2011, we reclassified fees from our Product Protection Plan and Jewelry VIP Program as well as layaway fees from “Other” revenue to “Sales,” as fees from these products are incidental to sales of merchandise. Prior year figures have been reclassified to conform to this presentation and margins have been recalculated accordingly throughout management’s discussion and analysis.
Pawn Loan and Sales Revenue Recognition
We record pawn service charges using the interest method for all pawn loans we believe to be collectible. We base our estimate of collectible loans on several factors, including recent redemption rates, historical trends in redemption rates and the amount of loans due in the following two months. Unexpected variations in any of these factors could change our estimate of collectible loans, affecting our earnings and financial condition. If a pawn loan is not repaid, we value the forfeited collateral (inventory) at the lower of cost (pawn loan principal) or market value of the property. We record sales revenue and the related cost when this inventory is sold, or when we receive the final payment on a layaway sale. Sales tax collected on the sale of inventory is excluded from the amount recognized as sales and instead recorded as a liability in “Accounts payable and other accrued expenses” on our balance sheets until remitted to the appropriate governmental authorities.
Consumer Loans
We provide a variety of short-term consumer loans including single-payment and multiple-payment unsecured loans and single-payment and multiple-payment auto title loans. In Texas, we provide fee-based credit services to customers seeking loans. In Mexico, Crediamigo enters into agreements with employers that permit it to market consumer loans to employees. Payments are withheld by the employers through payroll deductions and remitted to Crediamigo.
Revenue Recognition
Unsecured Consumer Loan Credit Service Fees — We earn credit service fees when we assist customers in obtaining unsecured loans from unaffiliated lenders. We initially defer recognition of the fees we expect to collect, net of direct expenses, and recognize that deferred net amount over the life of the related loans. We reserve the percentage of credit service fees we expect not to collect. Accrued fees related to defaulted loans reduce credit service fee revenue upon loan default, and increase credit service fee revenue upon collection. Unsecured loan credit service fee revenue is included in “Consumer loan fees” on our statements of operations.
Unsecured Consumer Loan Revenue — We accrue fees in accordance with state and provincial laws on the percentage of unsecured loans (single-payment and multiple-payment) we have made that we believe to be collectible. Accrued fees related to defaulted loans reduce fee revenue upon loan default, and increase fee revenue upon collection. Unsecured loan revenue is included in “Consumer loan fees” on our statements of operations.
Long-term Unsecured Consumer Loan Revenue — Crediamigo customers obtain installment loans with a series of payments due over as long as a four-year period. We recognize consumer loan fees related to loans we originate based on the percentage of consumer loans made that we believe to be collectible. We recognize interest revenue ratably over the life of the related loans. We reserve the percentage of interest we expect not to collect. Accrued fees related to defaulted loans reduce consumer loan revenue upon loan default and increase consumer loan fee revenue upon collection.
Auto Title Loan Credit Service Fee Revenue — We earn auto title credit service fees when we assist customers in obtaining auto title loans from unaffiliated lenders. We recognize the fee revenue ratably over the life of the loan, and reserve the percentage of fees we expect not to collect. Auto title loan credit service fee revenue is included in “Consumer loan fees” on our statements of operations.
Auto Title Loan Revenue — We accrue fees in accordance with state laws on the percentage of auto title loans we have made that we believe to be collectible. We recognize the fee revenue ratably over the life of the loan. Auto title loan revenue is included in “Consumer loan fees” on our statements of operations.
Bad Debt and Allowance For Losses
Unsecured Consumer Loan Credit Service Bad Debt — We issue letters of credit to enhance the creditworthiness of our customers seeking unsecured loans from unaffiliated lenders. The letters of credit assure the lenders that if borrowers default on the loans, we will pay the lenders, upon demand, the principal and accrued interest owed to the lenders by the borrowers plus any insufficient funds fees. Although amounts paid under letters of credit may be collected later, we charge those amounts to consumer loan bad debt upon default. We record recoveries under the letters of credit as a reduction of bad debt at the time of collection. After attempting collection of bad debts internally, we occasionally sell them to an unaffiliated company as another method of recovery, and record the proceeds from such sales as a reduction of bad debt at the time of the sale.
The majority of our credit service customers obtain short-term unsecured loans with a single maturity date. These short-term loans, with terms averaging about 16 days, are considered defaulted if they have not been repaid or renewed by the maturity date. Other credit service customers obtain multiple-payment loans with a series of payments due over as much as a seven-month period. If one payment of multiple-payment loan is delinquent, that one payment is considered defaulted. If more than one payment is delinquent at any time, the entire loan is considered defaulted.
Allowance for Losses on Unsecured Consumer Loan Credit Services — We provide an allowance for losses we expect to incur under letters of credit for brokered unsecured loans that have not yet matured. The allowance is based on recent loan default experience adjusted for seasonal variations. It includes all amounts we expect to pay to the unaffiliated lenders upon loan default, including loan principal, accrued interest, insufficient funds fees and late fees, net of the amounts we expect to collect from borrowers (collectively, “Expected LOC Losses”). Changes in the allowance are charged to consumer loan bad debt. We include the balance of Expected LOC Losses in “Accounts payable and other accrued expenses” on our balance sheets. Based on the expected loss and collection percentages, we also provide an allowance for the unsecured loan credit service fees we expect not to collect, and charge changes in this allowance to consumer loan fee revenue.
Unsecured Consumer Loan Bad Debt — We consider a single-payment loan defaulted if it has not been repaid or renewed by the maturity date. If one payment of a multiple-payment loan is delinquent, that one payment is considered defaulted. If more than one payment is delinquent at any time, the entire loan is considered defaulted. Although defaulted loans may be collected later, we charge the loan principal to consumer loan bad debt upon default, leaving only active loans in the reported balance. We record collections of principal as a reduction of consumer loan bad debt when collected. After attempting collection of bad debts internally, we occasionally sell them to an unaffiliated company as another method of recovery and record the proceeds from such sales as a reduction of bad debt at the time of sale.
Unsecured Consumer Loan Allowance for Losses — We provide an allowance for losses on unsecured loans that have not yet matured and related fees receivable, based on recent loan default experience adjusted for seasonal variations. We charge any changes in the principal valuation allowance to consumer loan bad debt. We record changes in the fee receivable valuation allowance to consumer loan fee revenue.
Long-Term Unsecured Consumer Loan Bad Debt — Consumer loans made by Crediamigo are considered in current status as long as the customer is employed and Crediamigo receives payments via payroll withholdings. Loans made to customers no longer employed are considered current if payments are made by the due date. If one payment of a loan is delinquent, that one payment is considered defaulted. If two or more payments are delinquent at any time, the entire loan is considered defaulted. Although defaulted loans may be collected later, Crediamigo charges the loan principal to consumer loan bad debt upon default, leaving only active loans in the reported balance. Collections of principal are recorded as a reduction of consumer loan bad debt when collected.
Long-Term Unsecured Consumer Loan Allowance for Losses — Crediamigo provides an allowance for losses on consumer loans that have not yet matured and related fees receivable based on recent loan default experience. Changes in the principal valuation allowance are charged to consumer loan bad debt and changes in the interest receivable valuation allowance are charged to consumer loan fee revenue.
Auto Title Loan Credit Services Bad Debt and Allowance for Losses — We issue letters of credit to enhance the creditworthiness of our customers seeking auto title loans from unaffiliated lenders. The letters of credit assure the lenders that if borrowers default on the loans, we will pay the lenders, upon demand, all amounts owed to the lenders by the borrowers plus any late fees. Through a charge to auto title loan bad debt, we provide an allowance for losses we expect to incur under letters of credit for brokered auto title loans, and record actual charge-offs against this allowance. The allowance includes all amounts we expect to pay to the unaffiliated lenders upon loan default, including principal, accrued interest and late fees, net of the amounts we expect to collect from borrowers or through the sale of repossessed vehicles. We include the allowance for expected losses in “Accounts payable and other accrued expenses” on our balance sheets.
Auto Title Loan Bad Debt and Allowance for Losses — Based on historical collection experience, the age of past-due loans and amounts we expect to receive through the sale of repossessed vehicles, we provide an allowance for losses on auto title loans and related fees receivable. We charge any increases in the principal valuation allowance to consumer loan bad debt and charge uncollectable loans against this allowance. We record changes in the fee receivable valuation allowance to consumer loan fee revenue.
Inventory and Cost of Goods Sold
If a pawn loan is not redeemed, we record the forfeited collateral at cost (the principal amount of the pawn loan). We do not record loan loss allowances or charge-offs on the principal portion of pawn loans, as they are fully collateralized.
In order to state inventory at the lower of cost (specific identification) or market value, we record an allowance for excess, obsolete or slow moving inventory based on the type and age of merchandise. We include in cost of goods sold the historical cost of inventory sold, inventory shrinkage and any change in the allowance for inventory shrinkage and valuation. We also include the cost of operating our central jewelry processing unit, as it relates directly to sales of precious metals to refiners.
Cash and Cash Equivalents and Cash Concentrations
Cash and cash equivalents consist primarily of cash on deposit or highly liquid investments or mutual funds with original contractual maturities of three months or less. We hold cash at major financial institutions that often exceed FDIC insured limits. We manage our credit risk associated with cash and cash equivalents and cash concentrations by investing in high quality instruments or funds, concentrating our cash deposits in high quality financial institutions and by periodically evaluating the credit quality of the primary financial institutions issuing investments or holding such deposits. Historically, we have not experienced any losses due to such cash concentrations. Restricted cash amounts represent amounts that can only be used to settle liabilities of Crediamigo's securitization trust or for interest payments on Crediamigo's debt. See Note 8, “Long-Term Debt and Capital Lease Obligations.”
Software Development Costs
We capitalize certain costs incurred in connection with developing or obtaining software for internal use and amortize the costs by the straight-line method over the estimated useful lives of each system, typically five years.
Customer Layaway Deposits
Customer layaway deposits are recorded as deferred revenue until we collect the entire related sales price and deliver the related merchandise to the customer.
Intangible Assets
Goodwill and other intangible assets having indefinite lives are not subject to amortization. In fiscal 2012 we early adopted the Financial Accounting Standards Board "FASB" issued Accounting Standards Update "ASU" 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment and ASU 2011-08 Testing Goodwill for Impairment, which allows for a level of qualitative review for potential impairment of an indefinite lived asset. We review qualitative indicators annually on July 1st, or more frequently if necessary, to identify potential areas of risk for impairment. If there is an indicator that the fair market value of the segment has potentially dropped below the carrying value, then a full valuation of the segment is performed, using analyses of cash flows and other market valuation methods.  We amortize intangible assets with definite lives over their estimated useful lives using the straight-line method.
Property and Equipment
We record property and equipment at cost. We depreciate these assets on a straight-line basis using estimated useful lives of 30 years for buildings and 2 to 7 years for furniture, equipment and software development costs. We depreciate leasehold improvements over the shorter of their estimated useful life (typically 10 years) or the reasonably assured lease term at the inception of the lease.
Valuation of Tangible Long-Lived Assets
We assess the impairment of tangible long-lived assets whenever events or changes in circumstances indicate that the net recorded amount may not be recoverable. The following factors could trigger an impairment review: significant underperformance relative to historical or projected future cash flows, significant changes in the manner of use of the assets or the strategy for the overall business, significant negative industry trends or legislative changes prohibiting us from offering our loan products. When we determine that the net recorded amount of tangible long-lived assets may not be recoverable, we measure impairment based on the excess of the assets’ net recorded amount over the estimated fair value.
Fair Value of Financial Instruments
We have elected not to measure at fair value any eligible items for which fair value measurement is optional. We determine the fair value of financial instruments by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values, due primarily to their short-term nature. The recorded value of our outstanding debt is assumed to estimate its fair value, as it has no prepayment penalty and a floating interest rate based on market rates.
Derivative Instruments and Hedging Activities
We record all derivative instruments according to FASB ASC 815-20-25, “Derivatives and Hedging – Recognition.” Accounting for changes in the fair value of derivatives is determined by the intended use of the derivative, whether it is designated as a hedge and whether the hedging relationship is effective in achieving offsetting changes for the risk being hedged. Derivatives designated to hedge the changes in the fair value of an asset, liability or firm commitment due to an identified risk in the hedged item, such as interest rate risk or foreign currency exchange rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.
Acquisitions
We adopted FASB ASC 805-10-65 (Business Combinations — Revised) on October 1, 2009, and have applied it prospectively to all business acquisitions completed since that date. In accordance with FASB ASC 805-10-65, we allocate the total acquisition price to the fair value of assets and liabilities acquired and immediately expense transaction costs that would have been included in the purchase price allocation under previous accounting standards.
Foreign Currency Translation
Our equity investments in Albemarle & Bond and Cash Converters International are translated from British pounds and Australian dollars, respectively, into U.S. dollars at the exchange rates as of the investees’ balance sheet date of June 30. The related interest in the investees’ net income is translated at the average exchange rates for each six-month period reported by the investees. The functional currency of Empeño Fácil, our wholly-owned subsidiary, and Crediamigo, our 60% owned subsidiary, is the Mexican peso. The functional currency of our wholly-owned foreign subsidiary in Canada is the Canadian dollar, and the functional currency of Cash Genie, our 72% owned subsidiary, is the British Pound. Our foreign subsidiaries' balance sheet accounts are translated from their respective functional currencies into U.S. dollars at the exchange rate at the end of each quarter, and their earnings are translated into U.S. dollars at the average exchange rate each quarter. We present resulting translation adjustments as a separate component of stockholders’ equity. Foreign currency transaction gains and losses have not been significant, and are reported as “Other” (income) or expense in our statements of operations.
Securitization of Consumer Loans
Our majority-owned subsidiary, Crediamigo, periodically transfers certain consumer loans to a bankruptcy remote trust in securitization transactions. These securitizations are accounted for as secured borrowings, and no gains or losses are recognized at the time of the transaction. Secured borrowings are transactions involving transfers of financial assets that are accounted for as financings with the assets pledged as collateral. We consolidate the assets and liabilities of the trust and disclose on our consolidated balance sheet the consolidated assets and liabilities of the trust that can only be used to settle its liabilities.
Operations Expense
Included in operations expense are costs related to operating our stores. These costs include labor, other direct expenses such as utilities, supplies and banking fees, and indirect expenses such as store rent, building repairs and maintenance, advertising, store property taxes and insurance, regional and area management expenses and the costs of our bad debt collection center.
Administrative Expense
Included in administrative expense are costs related to our executive and administrative offices. This includes executive and administrative salaries, wages, stock and incentive compensation, professional fees, license fees and costs related to the operation of our administrative offices such as rent, property taxes, insurance and information technology.
Advertising
We expense advertising costs as incurred.
Income Taxes
We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value of assets and liabilities and their tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized when the rate change is enacted.
Management believes that it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with future reversals of existing taxable temporary differences, will be sufficient to fully recover the deferred tax assets. In the event that we determine all or part of the net deferred tax assets are not realizable in the future, we will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.

Stock Compensation
We account for stock compensation in accordance with the fair value recognition provisions of FASB ASC 718-10-25 (Compensation — Stock Compensation). The fair value of restricted shares is measured as the closing market price of our stock on the date of grant, which is amortized over the vesting period for each grant. When we grant options, our policy is to estimate the grant-date fair value of the options using the Black-Scholes-Merton option-pricing model and amortize that fair value to compensation expense on a ratable basis over the options’ vesting periods.
Use of Estimates
Generally accepted accounting principles require us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Recently Issued Accounting Pronouncements
In October 2012, the FASB ASU 2012-04, Technical Corrections and Improvements. This update clarifies the Codification or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in Topic 820, Fair Value Measurement. Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities. For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012. We do not anticipate that the adoption of ASU 2012-04 will have a material effect on our financial position, results of operations or cash flows.
In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. This update, which amends FASB ASC 210 (Balance Sheet), requires entities to disclose information about offsetting and related arrangements and the effect of those arrangements on its financial position. The amendments in ASU 2011-11 enhance disclosures required by FASB ASC 210 by requiring improved information about financial instruments and derivative instruments that are either offset in accordance with FASB ASC 210-20-45 or 815-10-45 or are subject to an enforceable master netting arrangement or similar agreement. ASU 2011-11 is effective for interim and annual periods beginning on or after January 1, 2013. Disclosures are required retrospectively for all comparative periods presented. Currently, we do not enter into any right of offset arrangements and we do not anticipate that the adoption of ASU 2011-11 will have a material effect on our financial position, results of operations or cash flows.
Recently Adopted Accounting Pronouncements
In August 2012, the FASB issued ASU 2012-03, Technical Amendments and Corrections to SEC Sections—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22. This update Amends various SEC paragraphs pursuant to the issuance of Staff Accounting Bulletin No. 114; pursuant to the issuance of the SEC’s Final Rule, “Technical Amendments to Commission Rules and Forms Related to the FASB’s Accounting Standards Codification,” Release Nos. 33-9250, 34-65052, and IC-29748 August 8, 2011; and related to ASU 2010-22, Accounting for Various Topics. The amendments in this update are effective upon issuance. We adopted this update during our interim period beginning July 1, 2012 with no material effect on our financial position, results of operations or cash flows.
In July 2012, the FASB issued Accounting Standards Updates ("ASU") 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This update amends FASB ASC 350 (Intangibles – Goodwill and Other) by allowing entities to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. The amendments in this update are effective for annual and interim impairment tests performed for fiscal years beginning on or after September 15, 2012. We early adopted this ASU 2012-02 in our interim period beginning July 1, 2012 with no material effect on our financial position, results of operations or cash flows.
In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment. This update amends FASB ASC 350 (Intangibles – Goodwill and Other) by allowing entities to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The amendments in this update are effective for annual and interim goodwill impairment tests performed for fiscal years beginning on or after December 15, 2011. We early adopted this ASU 2011-08 in our interim period beginning July 1, 2012 with no material effect on our financial position, results of operations or cash flows.
In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). This update amends FASB ASC 820 (Fair Value Measurement) by providing common principles and requirements for measuring fair value, as well as similar disclosure requirements between U.S. GAAP and IFRS. It changes certain fair value measurement principles, clarifies the application of existing fair value concepts, and expands disclosure requirements, particularly for Level 3 fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011. We adopted ASU 2011-04 in our interim period beginning January 1, 2012 with no material effect on our financial position, results of operations or cash flows.
In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. This update supersedes certain content in ASU 2011-05 Presentation of Comprehensive Income that requires entities to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. All other requirements in ASU 2011-05, including the requirement to report comprehensive income in either a single continuous financial statement or in two separate but consecutive financial statements, were not affected by ASU 2011-12. This update is effective for fiscal years beginning on or after December 15, 2011. We early adopted this amended standard in our fiscal year beginning October 1, 2011 with no effect on our financial position, results of operations or cash flows.
In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that, when presenting comparative financial statements, entities should disclose revenue and earnings of the combined entity as though the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. ASU 2010-29 also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for material (on an individual or an aggregate basis) business combinations entered into in fiscal years beginning on or after December 15, 2010. We adopted this amended standard on October 1, 2011, resulting in no effect on our financial position, operations or cash flows.
NOTE 2: DISCONTINUED OPERATIONS
During the third quarter of fiscal 2013, our Board of Directors approved a plan to close 107 legacy stores (102, 94 and 72 of which were in operation at September 30, 2012, 2011 and 2010, respectively) in a variety of locations. These stores are generally older, smaller stores that do not fit our future growth profile.
Store closures as discontinued operations include:

▪
57 stores in Mexico, 52 of which are small, jewelry-only asset group formats. We will continue to operate our full-service SWS stores under the Empeño Fácil brand, and expect to continue our rapid storefront growth in Mexico.

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29 stores in Canada, where we are in the process of transitioning to an integrated buy/sell and financial services model under the Cash Converters brand. The affected asset group consists of stores that are not optimal for that model because of location or size. We will continue to operate full-service buy/sell and financial services center stores under the Cash Converters brand in Canada and the United States.

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20 financial services stores in Dallas, Texas and the State of Florida, where we are exiting both locations primarily to onerous regulatory requirements. In addition, one jewelry-only concept store will be closed, which was our only jewelry-only store in the United States.

Certain balances in the consolidated financial statements and footnote disclosures have been revised as a result of the discontinued operations.

Discontinued operations in fiscal 2012, 2011 and 2010 include $17.3 million, $16.5 million and $7.9 million of revenues and $4.8 million, $1.5 million and $1.3 million pre-tax operating losses from stores being closed, respectively.
NOTE 3: ACQUISITIONS
Crediamigo
On January 30, 2012, we acquired a 60% interest in Crediamigo, a specialty consumer finance company headquartered in Mexico City. The total consideration of $60.1 million, net of cash acquired, includes contingent consideration related to two earn out payments. If certain financial performance targets are achieved during calendar years 2012 and 2013, we will make a payment to the sellers of $12.0 million dollars, each year, for a total amount of $24.0 million dollars. The purchase price above includes a fair value amount of $23.0 million attributable to the contingent consideration payments. This amount was calculated using a probability-weighted discounted cash flow approach, in which all outcomes were successful. The significant inputs used for the valuation are not observable in the market, and thus this fair value measurement represents a Level 3 measurement within the fair value hierarchy.
Pursuant to the Master Transaction Agreement, the sellers have a put option with respect to their remaining shares of Crediamigo. Each seller has the right to sell their Crediamigo shares to us during the exercise period commencing on January 30, 2014 and ending on January 30, 2017 , with no more than 50% of the seller's shares being sold within a consecutive twelve-month period. Under the guidance in ASC 480-10-S99, securities that are redeemable for cash or other assets are to be classified outside of permanent equity; therefore, we have included the redeemable noncontrolling interest related to Crediamigo in temporary equity.
The fair value of the redeemable noncontrolling interest in Crediamigo was estimated by applying an income approach and a market approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement. Key assumptions include discount rates ranging from 10% to 18%, representing discounts for lack of control and lack of marketability that market participants would consider when estimating the fair value of the noncontrolling interest. The fair market value of Crediamigo was determined using a multiple of future earnings.
The year ended September 30, 2012, includes $27.7 million in total revenues and $10.1 million in income attributable to EZCORP, Inc. related to the Crediamigo acquisition. The purchase price allocation is preliminary as we continue to receive information regarding the acquired assets. We have recorded provisional amounts for certain assets and liabilities for which we have not yet received all information necessary to finalize our assessment.
Cash Genie
On April 14, 2012, we acquired a 72% interest in Ariste Holding Limited and its affiliates, which provides online loans in the U.K under the name "Cash Genie." As this acquisition was individually immaterial, we present its related information, other than information related to the redeemable noncontrolling interest, on a combined basis.
Pursuant to the acquisition agreement, the sellers have a put option with respect to their remaining shares of Cash Genie. Each of the sellers has the right to sell his Cash Genie shares to us for cash, during the exercise period commencing on April 14, 2014 and ending on April 14, 2016, with no more than 50% of the seller's shares being sold within a consecutive 12-month period. In addition, each of the sellers has the right to sell his Cash Genie shares to us in exchange for shares of Class A non-voting common stock at any time after April 14, 2012. Under the guidance in ASC 480-10-S99, securities that are redeemable for cash or other assets are to be classified outside of permanent equity; therefore, we have included the redeemable noncontrolling interest related to Cash Genie in temporary equity.
Effective November 13, 2012, we increased out ownership in Cash Genie to 95%. See Note 25, “Subsequent Events.”
The fair value of the Cash Genie redeemable noncontrolling interest was estimated by applying an income and market approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement. Key assumptions include discount rates ranging from 10% to 18%, representing discounts for lack of control and lack of marketability that market participants would consider when estimating the fair value of the noncontrolling interest. The fair market value of Cash Genie was determined using a multiple of future earnings.

Other
The year ended September 30, 2012, includes the acquisition of 50 locations in the U.S. and one in Canada. As these acquisitions were individually immaterial, we present their related information on a combined basis.
The following tables provide information related to domestic and foreign acquisitions for the years ended September 30, 2012, 2011 and 2010:

	Fiscal Year Ended September 30,
	2012		2011	2010
	Crediamigo	Other Acquisitions
Number of asset purchase acquisitions	—	7	9	5
Number of stock purchase acquisitions	1	4	3	—

U.S. stores acquired	—	50	34	16
Foreign stores acquired	45	1	6	—
Total stores acquired	45	51	40	16

	Fiscal Year Ended September 30,
	2012		2011	2010
	Crediamigo	Other Acquisitions
	(in thousands)
Consideration:
Cash	$45,001	$95,415	$69,057	$21,864
Equity instruments	—	17,984	7,304	—
Deferred consideration	5,785	—	—	—
Contingent consideration	23,000	—	—	—
Fair value of total consideration transferred	73,786	113,399	76,361	21,864
Cash acquired	(13,641)	(2,833)	(1,138)	(58)
Total purchase price	$60,145	$110,566	$75,223	$21,806

	Fiscal Year Ended September 30,
	2012		2011	2010
	Crediamigo	Other Acquisitions
Current assets:	(in thousands)
Pawn loans, net	$—	$6,781	$8,572	$2,700
Consumer loans, net	8,935	3,641	710	—
Service charges and fees receivable, net	18,844	1,940	1,270	379
Inventory, net	—	5,911	4,838	1,542
Deferred tax asset	—	238	461	223
Prepaid expenses and other assets	3,543	204	728	66
Total current assets	31,322	18,715	16,579	4,910
Property and equipment, net	2,326	4,061	1,051	387
Goodwill	99,486	99,747	56,703	15,870
Non-current consumer loans, net	56,120	—	—	—
Intangible assets	16,400	3,980	2,478	1,027
Other assets	7,497	294	80	30
Total assets	$213,151	$126,797	$76,891	$22,224
Current liabilities:
Accounts payable and other accrued expenses	$6,853	$5,496	$1,176	$93
Customer layaway deposits	—	808	182	102
Current maturities of long-term debt	22,810	—	—	—
Other current liabilities	—	257	26	—
Total current liabilities	29,663	6,561	1,384	195
Long-term debt, less current maturities	86,872	—	—	—
Deferred tax liability	171	113	284	223
Total liabilities	116,706	6,674	1,668	418
Redeemable noncontrolling interest	36,300	9,557	—	—
Net assets acquired	$60,145	$110,566	$75,223	$21,806
Goodwill deductible for tax purposes	$—	$48,445	$34,376	$15,870
Indefinite lived intangible assets acquired:
Trade name	$2,200	$2,706	$—	$—
Pawn licenses	$—	$—	$—	$607
Definite lived intangible assets acquired:
Favorable lease asset	$—	$404	$111	$—
Non-compete agreements	$300	$420	$769	$420
Contractual relationship	$13,900	$450	$—	$—
All acquisitions were made as part of our continuing strategy to enhance and diversify our earnings. The factors contributing to the recognition of goodwill were based on several strategic and synergistic benefits we expect to realize from the acquisitions. These benefits include our initial entry into several markets and a greater presence in others, as well as the ability to further leverage our expense structure through increased scale. The purchase price allocation of assets acquired in the most recent twelve months is preliminary as we continue to receive information regarding the acquired assets. Transaction related expenses for the years ended September 30, 2012, 2011 and 2010 of approximately $2.2 million, $0.9 million and $0.6 million, respectively, were expensed as incurred and recorded as administrative expenses. These amounts exclude costs related to transactions that did not close and future acquisitions. The results of all acquisitions have been consolidated with our results since their respective closing. Pro forma results of operations have not been presented because it is impracticable to do so, as historical audited financial statements in U.S. GAAP are not readily available.

The amounts above for the year ended September 30, 2012 include the acquisition of a decision science model for the underwriting of consumer loans, a contractual relationship with an income tax return preparer to facilitate refund anticipation loans, an online lending business in the U.K., and 15 financial services stores in Hawaii and Texas. The 15 financial services stores in Hawaii and Texas were acquired from FS Management, 1st Money Centers, Inc. and 1429 Funding, Inc., companies owned partially by Brent Turner, the former President of our eCommerce and Card Services division and a former executive officer, for total consideration of $3.0 million in cash and 387,924 shares of our Class A Non-Voting common stock. The basic terms of the acquisitions were agreed prior to the commencement of Mr. Turner's employment (and, thus, prior to Mr. Turner's becoming an executive officer), subject to our completion of appropriate due diligence and the execution of appropriate definitive documentation. Even though the terms of the acquisitions were agreed to prior to Mr. Turner's becoming an executive officer, we treated the transactions as related party transactions. Consequently, pursuant to our Policy for Review and Evaluation of Related Party Transactions, the Audit Committee reviewed and evaluated the terms of the acquisitions and concluded that the transactions were fair to, and in the best interest of the company and its stockholders. Mr. Turner received $2.0 million in cash and 167,811 shares of stock in connection with these acquisitions.
NOTE 4: EARNINGS PER SHARE
We compute basic earnings per share on the basis of the weighted average number of shares of common stock outstanding during the period. We compute diluted earnings per share on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and restricted stock awards.
Potential common shares are required to be excluded from the computation of diluted earnings per share if the assumed proceeds upon exercise or vest, as defined by FASB ASC 718-10-25, are greater than the cost to re-acquire the same number of shares at the average market price, and therefore the effect would be anti-dilutive.
Components of basic and diluted earnings per share and excluded anti-dilutive potential common shares are as follows:

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands, except per share amounts)
Net income from continuing operations attributable to EZCORP, Inc.	$148,241	$123,717	$98,643
Loss from discontinued operations, net of tax	(4,533)	(1,558)	(1,349)
Net income attributable to EZCORP	143,708	122,159	97,294

Weighted average outstanding shares of common stock	50,877	49,917	49,033
Dilutive effect of stock options and restricted stock	256	452	543
Weighted average common stock and common stock equivalents	51,133	50,369	49,576

Basic earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations attributable to EZCORP, Inc.	$2.91	$2.48	$2.01
Discontinued operations	(0.09)	(0.03)	(0.03)
Basic earnings per share	$2.82	$2.45	$1.98

Diluted earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations attributable to EZCORP, Inc.	$2.90	$2.46	$1.99
Discontinued operations	(0.09)	(0.03)	(0.03)
Diluted earnings per share	$2.81	$2.43	$1.96

Potential common shares excluded from the calculation of diluted earnings per share	56	2	15

NOTE 5: STRATEGIC INVESTMENTS
At September 30, 2012, we owned 16,644,640 ordinary shares of Albemarle & Bond Holdings, PLC, representing approximately 30% of its total outstanding shares. Our total cost for those shares was approximately $27.6 million. Albemarle & Bond is primarily engaged in pawnbroking, retail jewelry sales, check cashing and lending in the United Kingdom. We account for the investment using the equity method. Since Albemarle & Bond’s fiscal year ends three months prior to ours, we report the income from this investment on a three-month lag. Albemarle & Bond files semi-annual financial reports for its fiscal periods ending December 31 and June 30. The income reported for our fiscal year ended September 30, 2012 represents our percentage interest in the results of Albemarle & Bond’s operations from July 1, 2011 to June 30, 2012. In fiscal 2012, 2011 and 2010, we received dividends from Albemarle & Bond of $3.3 million, $3.2 million and $2.3 million, respectively. Albemarle & Bond’s accumulated undistributed after-tax earnings included in our consolidated retained earnings were $27.6 million at September 30, 2012.
Conversion of Albemarle & Bond’s financial statements into US Generally Accepted Accounting Principles (“GAAP”) resulted in no material differences from those reported by Albemarle & Bond following International Financial Reporting Standards (“IFRS”).
In its functional currency of British pounds, Albemarle & Bond’s total assets increased 14% from June 30, 2011 to June 30, 2012 and its net income improved 2% for the year ended June 30, 2012. The following table presents summary financial information for Albemarle & Bond’s most recently reported results after translation to U.S. dollars (using the exchange rate as of June 30 of each year for balance sheet items and average exchange rates for the income statement items for the periods indicated):

	As of June 30,
	2012	2011
	(in thousands)
Current assets	$141,880	$125,862
Non-current assets	69,282	64,325
Total assets	$211,162	$190,187
Current liabilities	$15,772	$18,620
Non-current liabilities	70,016	57,016
Shareholders’ equity	125,374	114,551
Total liabilities and shareholders’ equity	$211,162	$190,187

	Year ended June 30,
	2012	2011	2010
	(in thousands)
Gross revenues	$186,479	$162,002	$129,794
Gross profit	109,474	97,197	84,850
Profit for the year (net income)	24,835	24,324	22,792
At September 30, 2012, the recorded balance of our investment in Albemarle & Bond, accounted for on the equity method, was $51.8 million. Because Albemarle & Bond publicly reports its financial results only semi-annually as of June 30 and December 31, the latest Albemarle & Bond figures available are as of June 30, 2012, at which point our equity in net assets of Albemarle & Bond was $37.6 million. The difference between the recorded balance and our equity in Albemarle & Bond’s net assets represents the $10.0 million of unamortized goodwill, plus the cumulative difference resulting from Albemarle & Bond’s earnings, dividend payments and translation gains and losses since the dates of investment. Albermarle & Bond's accumulated undistributed after-tax earnings included in our consolidated retained earnings were $27.6 million at September 30, 2012.
At September 30, 2012, we owned 124,418,000 shares, or approximately 33% of the total ordinary shares of Cash Converters International Limited, which is a publicly-traded company headquartered in Perth, Australia. We acquired the shares between November 2009 and May 2010 for approximately $57.8 million. Cash Converters franchises and operates a worldwide network of approximately 700 specialty financial services and retail stores that provide pawn loans, short-term unsecured loans and other consumer finance products, and buy and sell second-hand goods. Cash Converters has significant store concentrations in Australia and the United Kingdom.
We account for our investment in Cash Converters using the equity method. Since Cash Converters’ fiscal year ends three months prior to ours, we report the income from this investment on a three-month lag. Cash Converters files semi-annual financial reports for its fiscal periods ending December 31 and June 30. Due to the three-month lag, income reported for our fiscal years ended September 30, 2012 and 2011 represents our percentage interest in the results of cash Converters’ operations from July 1, 2011 to June 30, 2012 and from July 1, 2010 to June 30, 2011. Our results for the twelve-month period ended September 30, 2010 include our percentage interest in Cash Converters’ 237 days of earnings from November 6, 2009 to June 30, 2010. This amount was estimated through daily proration of Cash Converters’ reported results for the twelve months ended June 30, 2010. In fiscal 2012, 2011 and 2010 we recorded dividends from Cash Converters of $4.4 million, $4.1 million and $1.5 million, respectfully. Cash Converters’ accumulated undistributed after-tax earnings included in our consolidated retained earnings were $12.8 million at September 30, 2012.
Conversion of Cash Converters’ financial statements into US GAAP resulted in no material differences from those reported by Cash Converters following IFRS.
In its functional currency of Australian dollars, Cash Converters’ total assets increased 17% from June 30, 2011 to June 30, 2012 and its net income improved 6% for the year ended June 30, 2012. The following table presents summary financial information for Cash Converters’ most recently reported results after translation to U.S. dollars (using the exchange rate as of June 30 of each year for balance sheet items and average exchange rates for the income statement items for the periods indicated):

	As of June 30,
	2012	2011
	(in thousands)
Current assets	$137,646	$119,633
Non-current assets	129,274	117,301
Total assets	$266,920	$236,934
Current liabilities	$45,392	$38,105
Non-current liabilities	31,928	19,180
Shareholders’ equity	189,600	179,649
Total liabilities and shareholders’ equity	$266,920	$236,934

	Year Ended June 30,
	2012	2011	2010
	(in thousands)
Gross revenues	$241,924	$184,315	$111,218
Gross profit	162,598	126,628	84,296
Profit for the year (net income)	30,366	27,385	19,122
At September 30, 2012, the recorded balance of our investment in Cash Converters, accounted for on the equity method, was $74.3 million. Because Cash Converters publicly reports its financial results only semi-annually as of June 30 and December 31, the latest Cash Converters figures available are as of June 30, 2012, at which point our equity in net assets of Cash Converters was $62.1 million. The difference between the recorded balance and our equity in Cash Converters’ net assets represents the $15.0 million of unamortized goodwill, plus the cumulative difference resulting from Cash Converters’ earnings, dividend payments and translation gains and losses since the dates of investment.

The table below summarizes the recorded value and fair value of each of these strategic investments at the dates indicated. These fair values are considered Level 1 estimates within the fair value hierarchy of FASB ASC 820-10-50, and were calculated as (a) the quoted stock price on each company’s principal market multiplied by (b) the number of shares we owned multiplied by (c) the applicable foreign currency exchange rate at the dates indicated. We included no control premium for owning a large percentage of outstanding shares.

	September 30,
	2012	2011
	(in thousands of U.S. dollars)
Albemarle & Bond:
Recorded value	$51,812	$48,361
Fair value	65,109	91,741
Cash Converters:
Recorded value	74,254	71,958
Fair value	100,705	53,600
In August 2011, legislation was proposed in Australia that would, among other things, limit the interest charged on certain consumer loans and prohibit loan extensions and refinancing. That legislation, as proposed, could have adversely affected, Cash Converters’ consumer loan business in Australia, which could have the effect of decreasing Cash Converters’ revenues and earnings. As of September 30, 2011, the fair value of our investment in Cash Converters (based on the market price of Cash Converters’ stock as of that date) was below our recorded value. In light of Cash Converters’ statements at that time regarding its ability to mitigate the potential impact of the proposed legislation, we considered this loss in value to be temporary. The Consumer Credit and Corporations Legislation Amendment (Enhancements) Bill 2011 was passed by the Australian Parliament in August 2012. While imposing new restrictions and limitations on microlending, the new law, which goes into effect on July 1, 2013, incorporates amendments that increase permitted fees and charges over what had been proposed. As of September 30, 2012, the fair value of our investment in Cash Converters was above our recorded value, further supporting our assessment of the loss in value of its stock to be temporary.
NOTE 6: PROPERTY AND EQUIPMENT
Major classifications of property and equipment were as follows:

	September 30,
	2012			2011
	Carrying Amount	Accumulated Depreciation	Net Book Value	Carrying Amount	Accumulated Depreciation	Net Book Value
	(in thousands)
Land	$4	$—	$4	$4	$—	$4
Buildings and improvements	106,229	(62,028)	44,201	88,263	(53,094)	35,169
Furniture and equipment	106,597	(64,157)	42,440	85,654	(52,562)	33,092
Capital lease equipment	1,600	(116)	1,484	—	—	—
Software	38,059	(25,947)	12,112	28,653	(23,238)	5,415
Construction in progress	7,890	—	7,890	4,818	—	4,818
Total	$260,379	$(152,248)	$108,131	$207,392	$(128,894)	$78,498
Continuing operations in fiscal 2012, 2011 and 2010 includes $22.0 million, $16.8 million, and $13.7 million of depreciation expense, respectively. Discontinued operations in fiscal 2012, 2011 and 2010 includes $1.3 million, $0.7 million, and $0.3 million of depreciation expense, respectively. Included in these amounts for fiscal 2012, 2011 and 2010 is an aggregate of $2.9 million, $1.4 million and $0.9 million, respectively, of depreciation expense related to capitalized computer software.
Property and equipment at September 30, 2012 includes approximately $1.6 million of equipment leased under a capital lease. Amortization of equipment under capital leases is included with depreciation expense and was $0.1 million for the fiscal year ended 2012 .

NOTE 7: GOODWILL AND OTHER INTANGIBLE ASSETS
The following table presents the balance of each major class of indefinite-lived intangible asset at the specified dates:

	September 30,
	2012	2011
	(in thousands)
Pawn licenses	$8,836	$8,836
Trade name	9,845	4,870
Goodwill	374,663	173,206
Total	$393,344	$186,912
The following table presents the changes in the carrying value of goodwill, by segment, for the fiscal years ended September 30, 2012 and 2011:

	U.S, &	Latin	Other
	Canada	America	International	Consolidated
		(in thousands)
Balances at September 30, 2010	$110,255	$7,050	$—	$117,305
Acquisitions	53,642	3,148	—	56,790
Effect of foreign currency translation changes	—	(889)	—	(889)
Balances at September 30, 2011	163,897	9,309	—	173,206
Acquisitions	60,409	99,486	39,338	199,233
Effect of foreign currency translation changes	—	1,606	618	2,224
Balances at September 30, 2012	$224,306	$110,401	$39,956	$374,663

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible asset at the specified dates:

	September 30,
	2012			2011
	Carrying Amount	Accumulated Amortization	Net Book Value	Carrying Amount	Accumulated Amortization	Net Book Value
			(in thousands)
Real estate finders’ fees	$1,457	$(590)	$867	$1,157	$(479)	$678
Non-compete agreements	4,504	(3,290)	1,214	3,722	(2,459)	1,263
Favorable lease	1,159	(436)	723	755	(322)	433
Franchise rights	1,625	(102)	1,523	1,547	(32)	1,515
Deferred financing costs	10,584	(3,459)	7,125	2,411	(262)	2,149
Contractual relationship	14,517	(1,075)	13,442	—	—	—
Internally developed software	1,344	(19)	1,325	—	—	—
Other	321	(36)	285	58	(12)	46
Total	$35,511	$(9,007)	$26,504	$9,650	$(3,566)	$6,084

The amortization of most definite-lived intangible assets is recorded as amortization expense. The favorable lease asset and other intangibles are amortized to operations expense (rent expense) over the related lease terms. The deferred financing costs are amortized to interest expense over the life of our credit agreement.
The following table presents the amount and classification of amortization recognized as expense in each of the periods presented:

	Fiscal Year Ended September 30,
	2012	2011	2010
		(in thousands)
Amortization expense in continuing operations	$1,956	$834	$622
Amortization expense in discontinued operations	23	21	9
Operations expense	138	111	129
Interest expense	2,478	615	403
Total expense from the amortization of definite-lived intangible assets	$4,595	$1,581	$1,163
The following table presents our estimate of amortization expense for definite-lived intangible assets:

Fiscal Years Ended September 30,	Amortization Expense	Operations Expense	Interest Expense
		(in thousands)
2013	$2,375	$136	$3,346
2014	2,200	125	1,869
2015	1,927	113	926
2016	1,869	111	984
2017	1,820	111	—
As acquisitions and dispositions occur in the future, amortization expense may vary from these estimates.
NOTE 8: ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES
Accounts payable and other accrued expenses consisted of the following:

	September 30,
	2012	2011
	(in thousands)
Trade accounts payable	$15,172	$9,949
Accrued payroll and related expenses	18,478	22,326
Accrued interest	953	13
Accrued rent and property taxes	12,361	10,728
Accrual for expected losses on credit service letters of credit	1,629	1,795
Collected funds payable to unaffiliated lenders under credit service programs	2,325	1,705
Contingent consideration	11,901	—
Deferred revenues	6,988	2,676
Other accrued expenses	9,118	8,208
	$78,925	$57,400

NOTE 9: LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
The table below presents our long-term debt instruments and balances under capital lease obligations outstanding at September 30, 2012 and 2011:

	September 30,
	2012		2011
	Carrying Amount	Debt Premium	Carrying Amount
	(in thousands)
Recourse to EZCORP:
Domestic line of credit up to $175,000 due 2015	$130,000	$—	$17,500
Capital lease obligations	1,589	—	—
Nonrecourse to EZCORP:
Secured foreign currency line of credit up to $3,900 due 2014	2,629	199	—
Secured foreign currency line of credit up to $19,500 due 2015	16,073	—	—
Secured foreign currency line of credit up to $23,300 due 2017	11,263	—	—
Securitization borrowing facility up to $116,700 due 2017	32,679	—	—
10% unsecured notes due 2013	1,766	—	—
15% unsecured notes due 2013	14,262	1,334	—
16% unsecured notes due 2013	5,248	108	—
10% unsecured notes due 2014	963	—	—
10% unsecured notes due 2015	427	—	—
15% secured notes due 2015	4,488	597	—
10% unsecured notes due 2016	123	—	—
Total long-term obligations	$221,510	$2,238	$17,500
Less current portion	21,679	—	—
Total long-term and capital lease obligations	$199,831	$2,238	$17,500
On May 10, 2011, we entered into a new senior secured credit agreement with a syndicate of five banks, replacing our previous credit agreement. Among other things, the new credit agreement provides for a four year $175 million revolving credit facility that we may, under the terms of the agreement, request to be increased to a total of $225 million. Upon entering the new credit agreement, we repaid and retired our $17.5 million outstanding debt. The new credit facility increases our available credit and provides greater flexibility to make investments and acquisitions both domestically and internationally.
Pursuant to the credit agreement, we may choose to pay interest to the lenders for outstanding borrowings at LIBOR plus 200 to 275 basis points or the bank's base rate plus 100 to 175 basis points, depending on our leverage ratio computed at the end of each calendar quarter. On the unused amount of the credit facility, we pay a commitment fee of 37.5 to 50 basis points depending on our leverage ratio calculated at the end of each quarter. Terms of the credit agreement require, among other things, that we meet certain financial covenants. At September 30, 2012, we were in compliance with all covenants. We expect the recorded value of our debt to approximate its fair value, as it is all variable rate debt and carries no pre-payment penalty, and would be considered a Level 3 estimate within the fair value hierarchy.
Deferred financing costs related to our credit agreement are included in intangible assets, net on the balance sheet and are being amortized to interest expense over the term of the agreement.
On January 30, 2012, we acquired a 60% ownership interest in Crediamigo, a specialty consumer finance company headquartered in Mexico City. Non-recourse debt amounts in the table above represent Crediamigo's third party debt. All lines of credit are guaranteed by the Crediamigo loan portfolio. Interest on lines of credit due 2014 and 2015 is charged at the Mexican Interbank Equilibrium ("TIIE") plus a margin varying from 3% to 9%. The line of credit due 2014 requires monthly payments of $0.1 million with remaining principal due at maturity. The line of credit due 2015 requires monthly payments of $0.8 million. Beginning September 30, 2012, the 15% secured notes require monthly payments of $0.1 million with remaining principal due at maturity. The debt premium on Crediamigo's debt was recorded at acquisition and is being amortized as a reduction of interest expense over the life of the debt. We expect the recorded value of our debt to approximate its fair value and would be considered Level 3 estimates within the fair value hierarchy.

On June 29, 2012 Crediamigo renegotiated their revolving line of credit originally due 2016. The interest rate was decreased from 20% to 14.5% and the term was extended 6 months, now being due at the end of April 2017. The maximum borrowing capacity was also raised from $14.6 million to $22.0 million. Due to the substantial improvement in the renegotiated terms, the remaining unamortized premium of $2.8 million, valued at acquisition, was accelerated and recognized as a reduction to interest expense in our third fiscal quarter.
In September 2012, Crediamigo renegotiated their revolving line of credit due 2015. Effective October 1, 2012 the interest rate was decreased from 18% to TIIE plus a 6% margin, total of 11% at September 30, 2012. Due to the substantial improvement in the renegotiated terms, the remaining unamortized premium of $4.4 million, valued at acquisition, was accelerated and recognized as a reduction to interest expense in our fourth fiscal quarter.
On July 10, 2012, Crediamigo entered into a securitization transaction to transfer the collection rights of certain eligible consumer loans to a bankruptcy remote trust in exchange for cash on a nonrecourse basis. The trust received financing as a result of the issuance of debt securities and delivered the proceeds of the financing to Crediamigo.The securitization agreement calls for a two-year revolving period in which the trust will use principal collections of the consumer loan portfolio to acquire additional collection rights up to $116.7 million in eligible loans from Crediamigo. Upon the termination of the revolving period, the collection received by the trust will be used to repay the debt. Crediamigo will continue to service the underlying loans in the trust.
Crediamigo is the primary beneficiary of the securitization trust because Crediamigo has the power to direct the most significant activities of the trust through its role as servicer of all the receivables held by the trust and through its obligation to absorb losses or receive benefits that could potentially be significant to the trust. Consequently, we consolidate the trust.
As of September 30, 2012, borrowings under the securitization borrowing facility amounted to $32.7 million. Interest is charged at TIIE plus a 2.5% margin, or a total of 7.3% as of September 30, 2012, and required monthly payments of $0.9 million begin on July 2014. The debt issued by the trust will be paid solely from the collections of the consumer loans transferred to the trust, and therefore there is no recourse to Crediamigo or EZCORP, Inc.
NOTE 10: COMMON STOCK, OPTIONS AND STOCK COMPENSATION
Our capital stock consists of two classes of common stock designated as Class A Non-voting Common Stock (“Class A Common Stock”) and Class B Voting Common Stock (“Class B Common Stock”). The rights, preferences and privileges of the Class A and Class B Common Stock are similar except that each share of Class B Common Stock has one vote and each share of Class A Common Stock has no voting privileges. All Class A Common Stock is publicly held. Holders of Class B Common Stock may, individually or as a class, convert some or all of their shares into Class A Common Stock on a one-to-one basis. Class A Common Stock becomes voting common stock upon the conversion of all Class B Common Stock to Class A Common Stock. We are required to reserve the number of authorized but unissued shares of Class A Common Stock that would be issuable upon conversion of all outstanding shares of Class B Common Stock.
The following table presents information on shares of our Class A Common Stock issued as acquisition consideration. All of these shares were registered on a "shelf" Registration Statement on Form S-4 that was declared effective in January 2011.

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands)
Shares issued due to acquisitions	635	209	—
We account for stock compensation in accordance with the fair value recognition and measurement provisions of FASB ASC 718-10-25 (Compensation-Stock Compensation). Compensation cost recognized includes compensation cost for all unvested stock compensation payments, based on the closing market price of our stock on the date of grant. We amortize the fair value of grants to compensation expense on a ratable basis over the vesting period for both cliff vesting and pro-rata vesting grants. We have not granted any stock options since fiscal 2007.

Our net income includes the following compensation costs related to our stock compensation arrangements:

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands)
Gross compensation costs
Stock options	$—	$—	$4
Restricted stock	6,714	13,208	4,508
Total gross compensation costs	6,714	13,208	4,512
Income tax benefits
Stock options	(39)	(1)	(56)
Restricted stock	(2,164)	(4,508)	(1,517)
Total income tax benefits	(2,203)	(4,509)	(1,573)
Net compensation expense	$4,511	$8,699	$2,939
All options and restricted stock relate to our Class A Common Stock.
Our non-employee directors are eligible for grants of restricted stock awards and non-qualified stock options. No options have been granted to the non-employee directors since fiscal 2007. The restricted stock awards that have been granted to the non-employee directors in fiscal 2012, 2011 and 2010 vest in one to two years from grant (50% on the first anniversary of the date of grant and 50% on the second anniversary). Restricted stock awards, non-qualified options and incentive stock options have been granted to our officers and employees under our 1998, 2003, 2006 and 2010 Incentive Plans. A portion of the restricted stock awards granted in fiscal 2012 and fiscal 2011 contain both performance and graded vesting provisions. Most options have a contractual life of ten years and provide for pro-rata vesting over five years, but some provide for cliff vesting. Outstanding options have been granted with strike prices ranging from $2.09 per share to $2.95 per share. These were granted at or above the market price at the time of grant, and had no intrinsic value on the grant date.
On May 1, 2010 our Board of Directors approved the adoption of the EZCORP, Inc. 2010 Long-Term Incentive Plan (the “2010 Plan”). The 2010 Plan permits grants of options, restricted stock awards and stock appreciation rights covering up to 1,575,750 shares of our Class A Common Stock, in addition to 106,000 shares that remained available for issuance under the previous plan. Awards that expire or are canceled without delivery of shares under the 2010 Incentive Plan generally become available for issuance in new grants. We generally issue newly issued shares to satisfy stock option exercises and restricted stock awards, but used 10,000 treasury shares to satisfy one option exercise in fiscal 2009. We no longer hold any treasury shares. At September 30, 2012, 650,361 shares were available for grant under the 2010 Plan.We measure the fair value of restricted stock awards based on the closing market price of our common stock as of the grant date.
The following is a summary of the restricted stock award activity for the fiscal year ended September 30, 2012:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	1,535,000	$17.49
Granted	312,352	29.22
Released	214,556	19.09
Forfeited	183,963	27.84
Outstanding at end of year	1,448,833	$18.47

	Fiscal Years Ended September 30,
	2012	2011	2010
	(in millions except per share amounts)
Weighted average grant-date fair value per share granted	$29.22	$20.34	$14.64
Total grant date fair value of shares vested	4.1	13.5	0.2

At September 30, 2012, the unamortized fair value of restricted stock awards to be amortized over their remaining vesting periods was approximately $18.5 million and the fair value of all options had been fully amortized to expense. The weighted average period over which these costs will be amortized is three years years.
The following is a summary of the option activity for the current fiscal year:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at September 30, 2011	222,398	$3.12
Granted	—	—
Forfeited	—	—
Expired	—	—
Exercised	(204,298)	3.18
Outstanding at September 30, 2012	18,100	$2.52	1.48	$369
Vested and expected to vest	18,100	$2.52	1.48	$369
Vested at September 30, 2012	18,100	$2.52	1.48	$369

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in millions except share amounts)
Shares issued due to stock option exercises	204,298	62,173	494,202
Proceeds due to stock option exercises	$0.6	$0.4	$1.6
Tax benefit from stock option exercises	$1.1	$0.2	$2.1
Intrinsic value of stock options exercised	$5.7	$1.5	$7.7

NOTE 11: REDEEMABLE NONCONTROLLING INTEREST
As part of the Crediamigo and Cash Genie acquisitions (see Note 3, “Acquisitions”), we recorded redeemable noncontrolling interests. The following table provides a summary of the activities in our redeemable noncontrolling interests:

Redeemable Noncontrolling Interests
(in thousands)
Balance at September 30, 2011	$—
Acquisition of redeemable noncontrolling interests	45,857
Net income attributable to redeemable noncontrolling interests	6,869
Foreign currency translation adjustment attributable to noncontrolling interests	955
Balance at September 30, 2012	$53,681

NOTE 12: INCOME TAXES
The following table shows the significant components of the income tax provision from continuing operations:

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands)
Current
Federal	$60,343	$49,744	$54,456
State and foreign	9,108	3,052	2,553
	69,451	52,796	57,009
Deferred
Federal	3,337	13,408	(2,811)
State and foreign	(1,536)	268	(56)
	1,801	13,676	(2,867)
	$71,252	$66,472	$54,142
The following table shows a reconciliation of income taxes calculated at the statutory rate and the provision for income taxes attributable to continuing operations:

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands)
Income taxes at the federal statutory rate	$77,789	$65,969	$52,941
Non-deductible expense related to incentive stock options	(633)	—	1
State income tax, net of federal benefit	349	2,728	2,172
Change in valuation allowance	2,242	1,425	1,273
Federal tax credits	(922)	(167)	(134)
Foreign tax credit	(4,342)	(4,356)	(2,849)
Effect of permanently reinvesting foreign earnings	(3,820)	—	—
Other	589	873	738
Total provision	$71,252	$66,472	$54,142
Effective tax rate	32.1%	35.3%	35.8%
The Company's effective tax rates were approximately 32%, 35% and 36% for the fiscal years ended September 30, 2012, 2011 and 2010, respectively. The decrease in the fiscal 2012 effective tax rate is due primarily to certain undistributed foreign earnings for which no U.S. taxes are provided because such earnings are intended to be permanently reinvested outside the U.S.

The following table shows significant components of our deferred tax assets and liabilities as of September 30:

	September 30,
	2012	2011
	(in thousands)
Deferred tax assets:
Book over tax depreciation	$—	$1,001
Tax over book inventory	3,904	3,457
Accrued liabilities	14,334	12,220
Pawn service charges receivable	3,937	3,775
Stock compensation	974	—
State and foreign net operating loss carry-forwards	3,845	1,425
Total deferred tax assets	26,994	21,878
Deferred tax liabilities:
Tax over book amortization	10,833	6,605
Foreign income and dividends	3,864	2,932
Tax over book depreciation	1,912	—
Stock compensation	—	194
Prepaid expenses	1,082	928
Total deferred tax liabilities	17,691	10,659
Net deferred tax asset	9,303	11,219
Valuation allowance	(2,242)	(1,425)
Net deferred tax asset	$7,061	$9,794
Deferred taxes are not provided for temporary differences of approximately $16.8 million representing earnings of non-U.S. subsidiaries intended to be permanently reinvested outside the U.S. We estimate that, upon distribution of our share of these earnings, we would be subject to U.S. income taxes of approximately $0.8 million as of September 30, 2012. At September 30, 2012 and 2011, we provided deferred income taxes on all undistributed earnings from Albemarle & Bond, and received dividends of approximately $3.3 million and $3.2 million, respectively. At September 30, 2012 and 2011, we provided deferred income taxes on all undistributed earnings from Cash Converters, and recorded dividends of approximately $4.4 million and $4.1 million, respectively. Any taxes paid to foreign governments on these earnings may be used in whole or in part as credits against the U.S. tax on any dividends distributed from such earnings.
Under FASB ASC 740-10-25 (“Accounting for Uncertainty in Income Taxes”), a tax position must be more-likely-than-not to be sustained upon examination, based on the technical merits of the position to be recognized in the financial statements. In making the determination of sustainability, we must presume the appropriate taxing authority with full knowledge of all relevant information will examine tax positions. FASB ASC 740-10-25 also prescribes how the benefit should be measured, including the consideration of any penalties and interest. It requires that the standard be applied to the balances of tax assets and liabilities as of the beginning of the period of adoption and that a corresponding adjustment be made to the opening balance of equity.
We recognize interest and penalties related to unrecognized tax benefits as federal income tax expense on our statement of operations.
We are subject to U.S., Mexico, and Canada income taxes as well as to income taxes levied by various state and local jurisdictions. With few exceptions, we are no longer subject to examinations by tax authorities for years before the tax year ended September 30, 2008. The Internal Revenue Service has completed its field audit of the Company's federal income tax return for the fiscal year ended September 30, 2010 and proposed certain adjustments. Management believes that adequate provisions have been made for any adjustments that may result from tax examinations.
NOTE 13: RELATED PARTY TRANSACTIONS
For each of the past three fiscal years, we have entered one-year financial advisory services agreements with Madison Park, LLC, a business and financial advisory firm wholly-owned by Phillip E. Cohen, the beneficial owner of all of our outstanding Class B Common Stock, pursuant to which, Madison Park provides advisory and consulting services with respect to our business and long-term strategic plan, including acquisitions and strategic alliances, operating and strategic objectives, investor relations, relations with investment bankers and other members of the financial services industry, international business development and strategic investment opportunities, and financial matters. The annual fee for the services was $6.0 million in fiscal 2012, $4.8 million in fiscal 2011 and $3.6 million in fiscal 2010.
Effective October 1, 2012, we entered into a new financial advisory services agreement with Madison Park with a one-year term that expires September 30, 2013. The terms of the agreement are substantially the same as those in the fiscal 2012 agreement described above, except the annual fee is $7.2 million.
Prior to approval of the Madison Park agreement and pursuant to our Policy for Review and Evaluation of Related Party Transactions, the Audit Committee of our Board of Directors implemented measures designed to ensure that the advisory services agreement with Madison Park was considered, analyzed, negotiated and approved objectively. Those measures included the engagement of an independent financial advisory firm to counsel and advise the committee in the course of its consideration and evaluation of the Madison Park relationship and the proposed terms of the new advisory services agreement and the receipt of a fairness opinion with respect to the fee to be paid to Madison Park.
After consideration and discussion of a number of factors, the information and fairness opinion provided by its independent financial advisory firm, and the relationships and the interests of Mr. Cohen, the Audit Committee concluded that the advisory services agreement was fair to, and in the best interests of, the company and its stockholders and, on that basis, approved the engagement of Madison Park pursuant to the advisory services agreement.
NOTE 14: LEASES
We lease various facilities and certain equipment under capital and operating leases. We also sublease some of the above facilities. Future minimum rentals due under non-cancelable leases and annual future minimum rentals expected under subleases are as follows:

	Fiscal Year Ended September 30,
	Operating Lease Payments	Capital Lease Payments	Sublease Revenue
	(in thousands)
2013	$53,661	$613	$92
2014	45,991	613	39
2015	37,418	392	12
2016	28,089	—	—
2017	17,075	—	—
Thereafter	37,346	—	—
	$219,580	$1,618	$143
Future minimum capital lease payments total $1.6 million, of which $0.2 million represents interest. The present value of net minimum lease payments as of September 30, 2012 was $1.8 million.
After an initial lease term of generally three to ten years, our lease agreements typically allow renewals in three to five-year increments. Our lease agreements generally include rent escalations throughout the initial lease term. Rent escalations are included in the above numbers. For financial reporting purposes, the aggregate rentals over the lease term, including lease renewal options that are reasonably assured, are expensed on a straight-line basis.

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands)
Gross rent expense from continuing operations	$53,484	$44,618	$38,382
Sublease rent revenue from continuing operations	(181)	(141)	(132)
Net rent expense from continuing operations	$53,303	$44,477	$38,250

Prior to fiscal 2008, we completed several sale-leaseback transactions of previously owned facilities. Losses on sales were recognized immediately, and gains were deferred and are being amortized as a reduction of lease expense over the terms of the related leases. The remaining unamortized long-term portion of these deferred gains, amounting to $1.8 million at September 30, 2012, is included in “Deferred gains and other long-term liabilities” in our consolidated balance sheet. The short-term portion, included in “Accounts payable and other accrued expenses” was $0.4 million at September 30, 2012. Future rentals on these sale-leasebacks are included in the above schedule of future minimum rentals. Terms of these leases are consistent with the terms on our other lease agreements.
NOTE 15: EMPLOYMENT AGREEMENTS
Effective January 1, 2009, we entered into an Employment and Compensation Agreement with Joseph L. Rotunda, who was our Chief Executive Officer at the time. That agreement expired on October 8, 2010, and Mr. Rotunda retired from his positions as Chief Executive Officer and a member of the Board of Directors on October 31, 2010. The agreement provided Mr. Rotunda with certain severance and termination benefits if he served the full term of the agreement (through October 8, 2010). These benefits included (1) a cash payment in an amount equal to one year’s base salary plus his most recent annual incentive bonus award (total of approximately $3.4 million, payable on January 7, 2011) and (2) a five-year consulting agreement that provides for the following: an annual consulting fee of $500,000; an annual incentive bonus with a target amount equal to 50% of the annual fee and a maximum amount equal to 100% of the annual fee; and reimbursement of reasonable business expenses. The company has also agreed to continue the healthcare benefits for Mr. Rotunda during the term of the consulting agreement. If the consulting agreement is terminated by reason of Mr. Rotunda’s death or disability, he will be entitled to payment of an amount equal to one year’s annual consulting fee plus one year of incentive bonus (calculated at the target amount) and continuation of healthcare benefits for Mr. Rotunda and/or his spouse (as applicable) for one year. In addition, if the company terminates the consulting agreement (other than due to a material breach by Mr. Rotunda) or Mr. Rotunda terminates the consulting agreement because of a material breach by the company, then the company will pay Mr. Rotunda an amount of cash equal to all annual consulting fees that would have been payable to Mr. Rotunda had the agreement continued until the expiration of the five-year term, plus an additional $500,000 in lieu of subsequent annual incentive bonuses, and shall continue to provide the healthcare benefits for Mr. Rotunda until the expiration of the five-year term.
On October 8, 2010, the Board of Directors, acting pursuant to the terms of the applicable restricted stock award agreement and with the recommendation of the Compensation Committee, determined that Mr. Rotunda had satisfied the specified conditions for the accelerated vesting of all his unvested restricted stock (having served the full term of his employment agreement and successfully implemented a transition plan to a new Chief Executive Officer) and approved the vesting of the remaining 756,000 unvested shares on October 31, 2010, the effective date of Mr. Rotunda’s retirement.
On August 3, 2009, we entered into an employment agreement with Paul E. Rothamel, who became President in February 2010 and Chief Executive Officer on November 1, 2010. The agreement provides for certain benefits (principally, a payment equal to one year of then-current base salary) if (a) Mr. Rothamel terminates his employment for good reason (including a change in control), (b) we terminate Mr. Rothamel’s employment without cause, or (c) Mr. Rothamel dies or becomes totally and permanently disabled during his active employment. Mr. Rothamel is subject to confidentiality obligations and, for a period of two years following the termination of his employment, is prohibited from competing with us, soliciting our customers or soliciting our employees. The agreement had an initial term of two years, which expired on August 3, 2011, but under its terms, has been renewed for an additional one-year term and will continue to be renewed for successive one-year terms unless either party gives 90-days’ notice to terminate.
The company provides the following additional severance or change-in-control benefits to its executive officers:

•
The terms of employment for certain of our executive officers provide that the executive officer will receive salary continuation for one year if his or her employment is terminated by the company without cause.

•
Sterling B. Brinkley, Chairman of the Board, received a restricted stock award on October 2, 2006 that provides for accelerated vesting of some or all of the unvested shares under certain circumstances, including death or disability, failure to be re-elected to his current position or termination of employment without cause.

•
Generally, restricted stock awards, including those granted to the executive officers, provide for accelerated vesting of some or all of the unvested shares in the event of the holder’s death or disability.

NOTE 16: RETIREMENT PLANS
We sponsor a 401(k) retirement savings plan under which eligible employees may contribute a portion of pre-tax earnings. In our sole discretion, we may match employee contributions in the form of either cash or our Class A Common Stock. A participant vests in the matching contributions pro rata over their first four years of service and is 100% vested in all matching contributions after four years of service.
The following table presents matching contribution information to our 401(k) Plan:

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands)
Matching contributions to EZCORP 401(k) Plan	$459	$377	$260
We also provide a non-qualified Supplemental Executive Retirement Plan for selected executives. Funds in the Supplemental Executive Retirement Plan vest over three years from the grant date, with one-third vesting each year. All of a participant’s Supplemental Executive Retirement Plan funds from all grants vest 100% in the event of the participant’s death or disability or the termination of the plan due to a change in control. In addition, the Supplemental Executive Retirement Plan funds are 100% vested when a participant attains his or her normal retirement age (60 years old and five years of active service) while actively employed by us. Expense of contributions to the Supplemental Executive Retirement Plan is recognized based on the vesting schedule.
The following table provides contribution and amortized expense amounts related to the Supplemental Executive Retirement Plan:

	Fiscal Year Ended September 30,
	2012	2011	2010
	(in thousands)
Contributions to the Supplemental Executive Retirement Plan	$938	$701	$746
Amortized expense due to Supplemental Executive Retirement Plan	$807	$526	$562
NOTE 17: CONTINGENCIES
Currently and from time to time, we are defendants in various legal and regulatory actions. While we cannot determine the ultimate outcome of these actions, we believe their resolution will not have a material adverse effect on our financial condition, results of operations or liquidity. However, we cannot give any assurance as to their ultimate outcome.

NOTE 18: QUARTERLY INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share amounts)
Year Ended September 30, 2012
Total revenues	$244,609	$251,980	$224,573	$253,961
Net revenues	151,467	159,072	142,926	160,936
Income from continuing operations, net of tax	40,174	38,470	30,959	45,507
Loss from discontinued operations, net of tax	(822)	(1,097)	(1,248)	(1,366)
Net income	39,352	37,373	29,711	44,141
Net income from continuing operations attributable to redeemable noncontrolling interest	—	112	1,188	5,569
Net income attributable to EZCORP, Inc.	$39,352	$37,261	$28,523	$38,572

Basic (loss) earnings per share attributable to EZCORP, Inc.:
Continuing operations	$0.80	$0.75	$0.58	$0.78
Discontinued operations	(0.02)	(0.02)	(0.02)	(0.03)
Basic earnings per share	$0.78	$0.73	$0.56	$0.75

Diluted (loss) earnings per share attributable to EZCORP, Inc.:
Continuing operations	$0.79	$0.75	$0.58	$0.78
Discontinued operations	(0.02)	(0.02)	(0.02)	(0.03)
Diluted earnings per share	$0.77	$0.73	$0.56	$0.75

Year Ended September 30, 2011
Total revenues	$214,956	$209,394	$198,889	$229,559
Net revenues	132,243	128,946	120,963	144,151
Income from continuing operations, net of tax	27,795	32,267	27,003	36,652
Loss from discontinued operations, net of tax	(366)	(429)	(476)	(287)
Net income	27,429	31,838	26,527	36,365
Net income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—
Net income attributable to EZCORP, Inc.	$27,429	$31,838	$26,527	$36,365

Basic (loss) earnings per share attributable to EZCORP, Inc.:
Continuing operations	$0.56	$0.65	$0.54	$0.73
Discontinued operations	(0.01)	(0.01)	(0.01)	—
Basic earnings per share	$0.55	$0.64	$0.53	$0.73

Diluted (loss) earnings per share attributable to EZCORP, Inc.:
Continuing operations	$0.56	$0.64	$0.54	$0.72
Discontinued operations	(0.01)	(0.01)	(0.01)	—
Diluted earnings per share	$0.55	$0.63	$0.53	$0.72

NOTE 19: OPERATING SEGMENT INFORMATION
Segment information is prepared on the same basis that our management reviews financial information for operational decision-making purposes. Previously, we reported segment information based primarily on product offerings. Beginning in fiscal 2012, we redefined our reportable operating segments based on geography as our company is organized and managed along geographic lines, with product offerings and channels based on local custom and regulation. As a result, we concluded that segment reporting based on geography more closely aligns with our management organization and strategic direction.
We currently report our segments as follows:

•	U.S. & Canada — All business activities in the United States and Canada

•	Latin America — All business activities in Mexico and other parts of Latin America

•
Other International — All business activities in the rest of the world (currently consisting of consumer loans online in the U.K. and our equity interests in the net income of Albemarle & Bond and Cash Converters International)

Concurrent with the change in reportable operating segments, we revised our prior period financial information to reflect comparable financial information for the new segment structure.
There are no inter-segment revenues, and the amounts below were determined in accordance with the same accounting principles used in our consolidated financial statements. The following tables present operating segment information for the three years ending ending September 30, 2012, 2011 and 2010 including the reclassifications discussed in Note 1, “Organization and Summary of Significant Accounting Policies.”

	Year Ended September 30, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$291,497	$41,567	$—	$333,064
Jewelry scrapping sales	191,905	10,576	—	202,481
Pawn service charges	210,601	22,937	—	233,538
Consumer loan fees	163,896	26,901	9,884	200,681
Other revenues	3,759	1,292	308	5,359
Total revenues	861,658	103,273	10,192	975,123
Merchandise cost of goods sold	168,133	22,504	—	190,637
Jewelry scrapping cost of goods sold	122,604	8,111	—	130,715
Consumer loan bad debt	35,398	309	3,663	39,370
Net revenues	535,523	72,349	6,529	614,401
Segment items:
Operations	292,371	37,259	6,718	336,348
Depreciation	13,058	3,319	177	16,554
Amortization	521	1,370	46	1,937
(Gain) loss on sale or disposal of assets	(261)	12	223	(26)
Interest income, net	(3)	(4,507)	(1)	(4,511)
Equity in net income of unconsolidated affiliates	—	—	(17,400)	(17,400)
Other income	(647)	(5)	(559)	(1,211)
Segment contribution	$230,484	$34,901	$17,325	$282,710
Corporate expenses:
Administrative				47,912
Depreciation				5,457
Amortization				19
Gain on sale or disposal of assets				(1)
Interest expense, net				2,961
Income from continuing operations before income taxes				226,362
Income tax expense				71,252
Income from continuing operations, net of tax				155,110
Loss from discontinued operations, net of tax				(4,533)
Net income				150,577
Net income attributable to redeemable noncontrolling interest				6,869
Net income attributable to EZCORP, Inc.				$143,708

	Year Ended September 30, 2011
	U.S. & Canada	Latin America	Other International	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$256,694	$25,022	$—	$281,716
Jewelry scrapping sales	195,920	8,938	—	204,858
Pawn service charges	184,204	15,542	—	199,746
Consumer loan fees	164,895	—	—	164,895
Other revenues	1,484	99	—	1,583
Total revenues	803,197	49,601	—	852,798
Merchandise cost of goods sold	147,297	14,537	—	161,834
Jewelry scrapping cost of goods sold	121,051	6,819	—	127,870
Consumer loan bad debt	36,791	—	—	36,791
Net revenues	498,058	28,245	—	526,303
Segment items:
Operations	260,340	21,260	795	282,395
Depreciation	10,858	2,066	—	12,924
Amortization	452	382	—	834
Loss on sale or disposal of assets	281	12	—	293
Interest expense, net	30	4	—	34
Equity in net income of unconsolidated affiliates	—	—	(16,237)	(16,237)
Other (income) expense	(3)	7	(168)	(164)
Segment contribution	$226,100	$4,514	$15,610	$246,224
Corporate expenses:
Administrative				50,584
Depreciation				3,832
Interest expense, net				1,619
Income from continuing operations before income taxes				190,189
Income tax expense				66,472
Income from continuing operations, net of tax				123,717
Loss from discontinued operations, net of tax				(1,558)
Net income				122,159
Net income attributable to redeemable noncontrolling interest				—
Net income attributable to EZCORP, Inc.				$122,159

	Year Ended September 30, 2010
	U.S. & Canada	Latin America	Other International	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$226,404	$13,937	$—	$240,341
Jewelry scrapping sales	163,938	4,988	—	168,926
Pawn service charges	154,501	8,778	—	163,279
Consumer loan fees	152,163	—	—	152,163
Other revenues	459	—	—	459
Total revenues	697,465	27,703	—	725,168
Merchandise cost of goods sold	131,808	8,320	—	140,128
Jewelry scrapping cost of goods sold	104,658	4,158	—	108,816
Consumer loan bad debt	32,969	—	—	32,969
Net revenues	428,030	15,225	—	443,255
Segment items:
Operations	238,309	12,547	69	250,925
Depreciation	9,271	1,277	—	10,548
Amortization	275	347	—	622
Loss (gain) on sale or disposal of assets	1,545	(2)	—	1,543
Interest expense, net	—	2	—	2
Equity in net income of unconsolidated affiliates	—	—	(10,750)	(10,750)
Other expense (income)	3	(3)	(93)	(93)
Segment contribution	$178,627	$1,057	$10,774	$190,458
Corporate expenses:
Administrative				33,358
Depreciation				3,134
Gain on sale or disposal of assets				(16)
Interest expense, net				1,197
Income from continuing operations before income taxes				152,785
Income tax expense				54,142
Income from continuing operations, net of tax				98,643
Loss from discontinued operations, net of tax				(1,349)
Net income				97,294
Net income attributable to redeemable noncontrolling interest				—
Net income attributable to EZCORP, Inc.				$97,294

The following table presents separately identified segment assets:

	U.S & Canada	Latin America	Other International	Consolidated
	(in thousands)
Assets at September 30, 2012
Cash and cash equivalents	$14,820	$20,702	$1,789	$37,311
Restricted cash	—	1,145	—	1,145
Pawn loans, net	140,885	16,763	—	157,648
Consumer loans, net	18,960	73,422	3,767	96,149
Service charges and fees receivable, net	34,066	24,637	1,114	59,817
Inventory, net	94,449	14,765	—	109,214
Property and equipment, net	60,947	23,220	1,503	85,670
Restricted cash, non-current	—	4,337	—	4,337
Goodwill	224,306	110,401	39,956	374,663
Intangibles, net	18,824	21,867	2,946	43,637
Total separately identified recorded segment assets	$607,257	$311,259	$51,075	$969,591
Consumer loans outstanding from unaffiliated lenders	$25,484	$—	$—	$25,484
Assets at September 30, 2011
Cash and cash equivalents	$10,040	$1,496	$—	$11,536
Pawn loans, net	134,457	10,861	—	145,318
Consumer loans, net	14,611	—	—	14,611
Service charges and fees receivable, net	31,567	1,663	—	33,230
Inventory, net	81,859	8,514	—	90,373
Property and equipment, net	51,469	12,769	—	64,238
Goodwill	163,897	9,309	—	173,206
Intangibles, net	16,775	867	—	17,642
Total separately identified recorded segment assets	$504,675	$45,479	$—	$550,154
Consumer loans outstanding from unaffiliated lenders	$27,040	$—	$—	$27,040
The following table reconciles separately identified recorded segment assets, as shown above, to our consolidated total assets:

	September 30,
	2012	2011
	(in thousands)
Total separately identified recorded segment assets	$969,591	$550,154
Corporate assets	248,416	206,296
Total assets	$1,218,007	$756,450

The following tables provide geographic information required by ASC 280-10-50-41:

	Fiscal Years Ended September 30,
	2012	2011	2010
	(in thousands)
Revenues:
U.S.	$850,946	$795,825	$695,956
Mexico	103,273	49,601	27,703
Canada	10,712	7,372	1,509
U.K	10,192	—	—
Total	$975,123	$852,798	$725,168

	September 30,
	2012	2011
	(in thousands)
Long-Lived assets:
U.S.	$317,887	$240,661
Mexico	155,488	22,945
Canada	10,199	7,888
U.K	44,363	—
Other	42	—
Total	$527,979	$271,494

NOTE 20: ALLOWANCE FOR LOSSES AND CREDIT QUALITY OF FINANCING RECEIVABLES
We offer a variety of loan products and credit services to customers who do not have cash resources or access to credit to meet their cash needs. Our customers are considered to be in a higher risk pool with regard to creditworthiness when compared to those of typical financial institutions. As a result, our receivables do not have a credit risk profile that can easily be measured by the normal credit quality indicators used by the financial markets. We manage the risk through closely monitoring the performance of the portfolio and through our underwriting process. This process includes review of customer information, such as making a credit reporting agency inquiry, evaluating and verifying income sources and levels, verifying employment and verifying a telephone number where customers may be contacted. For auto title loans, we additionally inspect the automobile, title and reference to market values of used automobiles.
We consider consumer loans made by our wholly owned subsidiaries defaulted if they have not been repaid or renewed by the maturity date. If one payment of a multiple-payment loan is delinquent, that one payment is considered defaulted. If more than one payment is delinquent at any time, the entire loan is considered defaulted. Although defaulted loans may be collected later, we charge the loan principal to consumer loan bad debt upon default, leaving only active loans in the reported balance. Accrued fees related to defaulted loans reduce fee revenue upon loan default, and increase fee revenue upon collection.
Based on historical collection experience, the age of past-due loans and amounts we expect to receive through the sale of repossessed vehicles, we provide an allowance for losses on auto title loans.
The Crediamigo acquisition marked our initial entry into unsecured consumer lending in Mexico. Consumer loans made by Crediamigo are considered in current status as long as the customer is employed and Crediamigo receives payments via payroll withholdings. Loans made to customers no longer employed are considered current if payments are made by the due date. If one payment of a loan is delinquent, that one payment is considered defaulted. If two or more payments are delinquent at any time, the entire loan is considered defaulted. Although defaulted loans may be collected later, Crediamigo charges the loan principal to consumer loan bad debt upon default, leaving only active loans in the reported balance. Collections of principal are recorded as a reduction of consumer loan bad debt when collected. Accrued fees related to defaulted loans reduce fee revenue upon default, and increase fee revenue upon collection.

The accuracy of our allowance estimates is dependent upon several factors, including our ability to predict future default rates based on historical trends and expected future events. We base our estimates on observable trends and various other assumptions that we believe to be reasonable under the circumstances.
The following table presents changes in the allowance for credit losses as well as the recorded investment in our financing receivables by portfolio segment for the periods presented:

Description	Allowance Balance at Beginning of Period	Charge-offs	Recoveries	Provision	Translation Adjustment	Allowance Balance at End of Period	Financing Receivable at End of Period
	(in thousands)
Unsecured short-term consumer loans:
Year ended September 30, 2012	$1,727	$(26,564)	$12,176	$15,034	$17	$2,390	$20,108
Year ended September 30, 2011	750	(18,043)	6,349	12,671	—	1,727	13,116
Year ended September 30, 2010	532	(14,807)	5,757	9,268	—	750	11,525
Secured short-term consumer loans:
Year ended September 30, 2012	$538	$(11,295)	$9,087	$2,612	$—	$942	$5,951
Year ended September 30, 2011	1,137	(12,616)	10,074	1,943	—	538	3,760
Year ended September 30, 2010	291	(9,240)	7,425	2,661	—	1,137	4,282
Unsecured long-term consumer loans:
Year ended September 30, 2012	$—	$(571)	$896	$285	$13	$623	$74,045
The provisions presented in the table above include only principal and excludes items such as non-sufficient funds fees, repossession fees, auction fees and interest. In addition, all credit service expenses and fees related to loans made by our unaffiliated lenders are excluded, as we do not own the loans made in connection with our credit services and they are not recorded as assets on our balance sheets. Expected losses on credit services are accrued and reported in “Accounts payable and other accrued expenses” on our balance sheets.
Auto title loans are our only consumer loans (other than those made by Crediamigo) that remain as recorded investments when in delinquent or nonaccrual status. We consider an auto title loan past due if it has not been repaid or renewed by the maturity date. Based on experience, we establish a reserve on all auto title loans. On auto title loans more than 90 days past due, we reserve the percentage we estimate will not be recoverable through auction and reserve 100% of loans for which we have not yet repossessed the underlying collateral. No fees are accrued on any auto title loans more than 90 days past due.
Consumer loans made by Crediamigo remain on the balance sheet as recorded investments when in delinquent status. We consider a consumer loan past due if it has not been repaid or renewed by the maturity date; however, it is not unusual to have a lag in payments due to the time it takes the government agencies to setup the initial payroll withholding. Only those consumer loans made to customers that are no longer employed are considered in nonaccrual status. We establish a reserve on all consumer loans, based on historical experience. No fees are accrued on any consumer loans made to customers that are no longer employed.

The following table presents an aging analysis of past due financing receivables by portfolio segment:

	Days Past Due				Total Past Due	Current Receivable	Fair Value Adjustment	Total Financing Receivable	Allowance Balance	Recorded Investment > 90 Days & Accruing
	1-30	31-60	61-90	>90
	(in thousands)
Secured short-term consumer loans
September 30,
2012	$1,246	$708	$466	$391	$2,811	$3,140	$—	$5,951	$942	$—

2011	$840	$479	$283	$219	$1,821	$1,939	$—	$3,760	$538	$—

Unsecured long-term consumer loans: *
September 30,
2012	$2,465	$28,783	$949	$7,507	$39,704	$37,120	$(2,779)	$74,045	$623	$7,506
* Unsecured long-term consumer loans amounts only existed in periods after the acquisition of Crediamigo.
NOTE 21: FAIR VALUE MEASUREMENTS
In accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures, our assets and liabilities, which are carried at fair value, are classified in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Other observable inputs other than quoted market prices.
Level 3: Unobservable inputs that are not corroborated by market data.
The tables below present our financial assets that are measured at fair value on a recurring basis as of September 30, 2012 and 2011:

	September 30, 2012	Fair Value Measurements Using
Financial assets:		Level 1	Level 2	Level 3
	(in thousands)
Marketable equity securities	$4,631	$4,631	$—	$—
	September 30, 2011	Fair Value Measurements Using
Financial assets:		Level 1	Level 2	Level 3
	(in thousands)
Marketable equity securities	$5,366	$5,366	$—	$—
We measure the value of our marketable equity securities under a Level 1 input. These assets are publicly traded equity securities for which market prices are readily available. There were no transfers of assets in or out of Level 1 fair value measurements in the periods presented.
NOTE 22: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Our earnings and financial position are affected by changes in gold values. In fiscal year 2012, we began using derivative financial instruments in order to manage our commodity price risk associated with the forecasted sales of gold scrap. These derivatives are not designated as hedges, and according to FASB ASC 815-20-25, “Derivatives and Hedging — Recognition,” changes in their fair value are recorded directly in earnings. As of September 30, 2012, we no outstanding collars and therefore had no balance outstanding recorded on our balance sheet.

The table below presents the effect of our derivative financial instruments on the Consolidated Statements of Operations for fiscal years ended September 30, 2012, 2011 and 2010:

		(Gains) Losses Recognized in Income
		Fiscal Year Ended September 30,
Derivative Instrument	Location of (Gain) or Loss	2012	2011	2010
		(in thousands)
Non-designated derivatives:
Gold Collar	Other (income) expense	$(151)	$—	$—
NOTE 23: CONDENSED CONSOLIDATING FINANCIAL INFORMATION
On February 3, 2012, we filed with the United States Securities and Exchange Commission a “shelf” registration statement on Form S-3 registering the offer and sale of an indeterminate amount of a variety of securities, including debt securities. Unless otherwise indicated in connection with a particular offering of debt securities, each of our 100% owned domestic subsidiaries will fully and unconditionally guarantee on a joint and several basis our payment obligations under such debt securities issued by the parent.
In accordance with Rule 3-10(f) of Regulation S-X, the following presents condensed consolidating financial information as of September 30, 2012, 2011 and 2010 for EZCORP, Inc. (the “Parent”), each of the Parent's domestic subsidiaries (the “Subsidiary Guarantors”) on a combined basis and each of the Parent's other subsidiaries (the “Other Subsidiaries”) on a combined basis. Eliminating entries presented are necessary to consolidate the groups of entities.
Subsequent to the issuance of our consolidated financial statements for the year ended September 30, 2012, we identified certain errors in the presentation of the condensed consolidating financial statements contained in this footnote as of September 30, 2012, 2011 and 2010.  As originally presented, the condensed consolidating financial information presented did not comply with Rule 3-10(f) of Regulation S-X, which requires that the parent company should present its investments in all subsidiaries under the equity method of accounting. The condensed consolidating financial information presented on the following pages has been corrected to appropriately reflect investments in all subsidiaries under the equity method. These adjustments did not have an impact on the consolidated financial statements as of September 30, 2012, 2011 and 2010 or for the fiscal years then ended.

Condensed Consolidating Balance Sheets

	September 30, 2012
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$703	$27,686	$20,088	$—	$48,477
Restricted cash	—	—	1,145	—	1,145
Pawn loans, net	—	140,885	16,763	—	157,648
Consumer loans, net	—	16,562	17,590	—	34,152
Pawn service charges receivable, net	—	26,663	2,738	—	29,401
Consumer loan fees receivable, net	—	6,899	23,517	—	30,416
Inventory, net	—	93,165	16,049	—	109,214
Deferred tax asset	9,484	5,500	—	—	14,984
Receivable from affiliates	362,427	—	—	(362,427)	—
Federal income tax receivable	10,209	—	302	—	10,511
Prepaid expenses and other assets	2,243	38,629	4,579	—	45,451
Total current assets	385,066	355,989	102,771	(362,427)	481,399
Investments in unconsolidated affiliates	74,254	51,812	—	—	126,066
Investments in subsidiaries	510,683	95,942	—	(606,625)	—
Property and equipment, net	—	74,837	33,294	—	108,131
Restricted cash non-current	—	—	4,337	—	4,337
Goodwill	—	224,275	150,388	—	374,663
Intangible assets, net	1,548	17,228	26,409	—	45,185
Non-current consumer loans, net	—	—	61,997	—	61,997
Other assets, net	—	8,585	7,644	—	16,229
Total assets	$971,551	$828,668	$386,840	$(969,052)	$1,218,007
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$—	$—	$21,085	$—	$21,085
Current capital lease obligations	—	594	—	—	594
Accounts payable and other accrued expenses	128	56,094	22,703	—	78,925
Customer layaway deposits	—	6,251	987	—	7,238
Intercompany payables	—	255,223	107,204	(362,427)	—
Total current liabilities	128	318,162	151,979	(362,427)	107,842
Long-term debt, less current maturities	130,000	—	68,836	—	198,836
Long-term capital lease obligations	—	995	—	—	995
Deferred tax liability	6,595	1,327	—	—	7,922
Deferred gains and other long-term liabilities	—	1,898	12,005	—	13,903
Total liabilities	136,723	322,382	232,820	(362,427)	329,498
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	—	—	53,681	—	53,681
Stockholders’ equity:
Class A Non-voting Common Stock, par value $.01 per share;	482	12	—	(12)	482
Class B Voting Common Stock, convertible, par value $.01 per share;	30	1	—	(1)	30
Additional paid-in capital	268,626	80,210	102,188	(182,398)	268,626
Retained earnings	565,803	427,372	663	(428,035)	565,803
Accumulated other comprehensive income (loss)	(113)	(1,309)	(2,512)	3,821	(113)
EZCORP, Inc. stockholders’ equity	834,828	506,286	100,339	(606,625)	834,828
Total liabilities and stockholders’ equity	$971,551	$828,668	$386,840	$(969,052)	$1,218,007

	September 30, 2011
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$—	$20,860	$3,109	$—	$23,969
Pawn loans	—	134,457	10,861	—	145,318
Consumer loans, net	—	12,526	2,085	—	14,611
Pawn service charges receivable, net	—	24,792	1,663	—	26,455
Consumer loan fees receivable, net	—	6,642	133	—	6,775
Inventory, net	—	81,277	9,096	—	90,373
Deferred tax asset	12,728	5,397	—	—	18,125
Intercompany receivables	256,078	(66,450)	—	(189,628)	—
Prepaid expenses and other assets	29	25,976	4,606	—	30,611
Total current assets	268,835	245,477	31,553	(189,628)	356,237
Investments in unconsolidated affiliates	71,958	48,361	—	—	120,319
Investments in subsidiaries	345,454	44,376	—	(389,830)	—
Property and equipment, net	—	59,434	19,064	—	78,498
Goodwill	—	163,897	9,309	—	173,206
Intangible assets, net	2,147	15,183	2,460	—	19,790
Other assets, net	—	7,038	1,362	—	8,400
Total assets	$688,394	$583,766	$63,748	$(579,458)	$756,450
Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and other accrued expenses	$13	$50,871	$6,516	$—	$57,400
Customer layaway deposits	—	5,711	465	—	6,176
Intercompany payables	—	170,631	18,997	(189,628)	—
Income taxes payable	693	—	—	—	693
Total current liabilities	706	227,213	25,978	(189,628)	64,269
Long-term debt, less current maturities	17,500	—	—	—	17,500
Deferred tax liability	5,940	1,563	828	—	8,331
Deferred gains and other long-term liabilities	—	2,102	—	—	2,102
Total liabilities	24,146	230,878	26,806	(189,628)	92,202
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	—	—	—	—	—
Stockholders’ equity:
Class A Non-voting Common Stock, par value $.01 per share;	471	12	—	(12)	471
Class B Voting Common Stock, convertible, par value $.01 per share;	30	—	1	(1)	30
Additional paid-in capital	242,398	98,980	50,568	(149,548)	242,398
Retained earnings	422,095	254,065	(6,126)	(247,939)	422,095
Accumulated other comprehensive income (loss)	(746)	(169)	(7,501)	7,670	(746)
EZCORP, Inc. stockholders’ equity	664,248	352,888	36,942	(389,830)	664,248
Total liabilities and stockholders’ equity	$688,394	$583,766	$63,748	$(579,458)	$756,450

Condensed Consolidating Statements of Operations

	Fiscal Year Ended September 30, 2012
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$—	$290,040	$43,024	$—	$333,064
Jewelry scrapping sales	—	190,986	11,495	—	202,481
Pawn service charges	—	210,601	22,937	—	233,538
Consumer loan fees	—	156,285	44,396	—	200,681
Other revenues	20,139	6,048	2,320	(23,148)	5,359
Total revenues	20,139	853,960	124,172	(23,148)	975,123
Merchandise cost of goods sold	—	167,281	23,356	—	190,637
Jewelry scrapping cost of goods sold	—	122,089	8,626	—	130,715
Consumer loan bad debt	—	33,645	5,725	—	39,370
Net revenues	20,139	530,945	86,465	(23,148)	614,401
Operating expenses:
Operations	—	283,468	52,880	—	336,348
Administrative	—	45,471	5,450	(3,009)	47,912
Depreciation	—	17,760	4,251	—	22,011
Amortization	—	453	1,503	—	1,956
(Gain) loss on sale or disposal of assets	—	(281)	254	—	(27)
Total operating expenses	—	346,871	64,338	(3,009)	408,200
Operating income	20,139	184,074	22,127	(20,139)	206,201
Interest expense (income)	3,192	(1,174)	(3,568)	—	(1,550)
Equity in net income of unconsolidated affiliates	(9,949)	(7,451)	—	—	(17,400)
Equity in net income of subsidiaries	(180,500)	—	—	180,500	—
Other income	—	(828)	(383)	—	(1,211)
Income from continuing operations before income taxes	207,396	193,527	26,078	(200,639)	226,362
Income tax expense	63,526	20,139	7,726	(20,139)	71,252
Income from continuing operations, net of tax	143,870	173,388	18,352	(180,500)	155,110
(Loss) income from discontinued operations, net of tax	(162)	323	(4,694)	—	(4,533)
Net income	143,708	173,711	13,658	(180,500)	150,577
Net income from continuing operations attributable to redeemable noncontrolling interest	—	—	6,869	—	6,869
Net income attributable to EZCORP, Inc.	$143,708	$173,711	$6,789	$(180,500)	$143,708

	Fiscal Year Ended September 30, 2011
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$—	$256,500	$25,216	$—	$281,716
Jewelry scrapping sales	—	195,143	9,715	—	204,858
Pawn service charges	—	184,204	15,542	—	199,746
Consumer loan fees	—	158,947	5,948	—	164,895
Other revenues	66,450	1,030	553	(66,450)	1,583
Total revenues	66,450	795,824	56,974	(66,450)	852,798
Merchandise cost of goods sold	—	147,152	14,682	—	161,834
Jewelry scrapping cost of goods sold	—	120,656	7,214	—	127,870
Consumer loan bad debt	—	35,048	1,743	—	36,791
Net revenues	66,450	492,968	33,335	(66,450)	526,303
Operating expenses:
Operations	—	252,872	29,523	—	282,395
Administrative	—	50,025	559	—	50,584
Depreciation	—	14,213	2,543	—	16,756
Amortization	—	400	434	—	834
Loss on sale or disposal of assets	—	139	154	—	293
Total operating expenses	—	317,649	33,213	—	350,862
Operating income	66,450	175,319	122	(66,450)	175,441
Interest (income) expense	(8,451)	9,777	327	—	1,653
Equity in net income of unconsolidated affiliates	(8,945)	(7,292)	—	—	(16,237)
Equity in net income of subsidiaries	(104,223)	—	—	104,223	—
Other (income) expense	—	(168)	4	—	(164)
Income (loss) from continuing operations before income taxes	188,069	173,002	(209)	(170,673)	190,189
Income tax expense	65,506	66,481	935	(66,450)	66,472
Income (loss) from continuing operations, net of tax	122,563	106,521	(1,144)	(104,223)	123,717
Income (loss) from discontinued operations, net of tax	(404)	1,145	(2,299)	—	(1,558)
Net income (loss)	122,159	107,666	(3,443)	(104,223)	122,159
Net income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to EZCORP, Inc.	$122,159	$107,666	$(3,443)	$(104,223)	$122,159

	Fiscal Year Ended September 30, 2010
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$—	$226,404	$13,937	$—	$240,341
Jewelry scrapping sales	—	163,804	5,122	—	168,926
Pawn service charges	—	154,501	8,778	—	163,279
Consumer loan fees	—	150,794	1,369	—	152,163
Other revenues	53,990	454	5	(53,990)	459
Total revenues	53,990	695,957	29,211	(53,990)	725,168
Merchandise cost of goods sold	—	131,808	8,320	—	140,128
Jewelry scrapping cost of goods sold	—	104,588	4,228	—	108,816
Consumer loan bad debt	—	32,139	830	—	32,969
Net revenues	53,990	427,422	15,833	(53,990)	443,255
Operating expenses:
Operations	—	235,613	15,312	—	250,925
Administrative	—	33,346	12	—	33,358
Depreciation	—	12,247	1,435	—	13,682
Amortization	—	270	352	—	622
Loss on sale or disposal of assets	—	1,469	58	—	1,527
Total operating expenses	—	282,945	17,169	—	300,114
Operating income (loss)	53,990	144,477	(1,336)	(53,990)	143,141
Interest (income) expense	(9,176)	10,141	234	—	1,199
Equity in net income of unconsolidated affiliates	(3,928)	(6,822)	—	—	(10,750)
Equity in net income of subsidiaries	(84,535)	—	—	84,535	—
Other income	—	(93)	—	—	(93)
Income (loss) from continuing operations before income taxes	151,629	141,251	(1,570)	(138,525)	152,785
Income tax expense	53,860	54,026	246	(53,990)	54,142
Income (loss) from continuing operations, net of tax	97,769	87,225	(1,816)	(84,535)	98,643
(Loss) income from discontinued operations, net of tax	(475)	1,331	(2,205)	—	(1,349)
Net income (loss)	97,294	88,556	(4,021)	(84,535)	97,294
Net income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to EZCORP, Inc.	$97,294	$88,556	$(4,021)	$(84,535)	$97,294

Condensed Consolidating Statement of Comprehensive Income

	Fiscal Year Ended September 30, 2012
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net income (loss)	$143,708	$173,711	$13,658	$(180,500)	$150,577
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(962)	(1,002)	5,945	(3,988)	(7)
Unrealized holding loss arising during period	(735)	(735)	—	735	(735)
Income tax benefit	2,330	597	—	(597)	2,330
Other comprehensive income (loss), net of tax	633	(1,140)	5,945	(3,850)	1,588
Comprehensive income (loss)	$144,341	$172,571	$19,603	$(184,350)	$152,165
Attributable to redeemable noncontrolling interest:
Net income	—	—	6,869	—	6,869
Foreign currency translation gain	—	—	955	—	955
Comprehensive income (loss)	—	—	7,824	—	7,824
Comprehensive income (loss) attributable to EZCORP, Inc.	$144,341	$172,571	$11,779	$(184,350)	$144,341

	Fiscal Year Ended September 30, 2011
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net income (loss)	$122,159	$107,666	$(3,443)	$(104,223)	$122,159
Other comprehensive income (loss):
Foreign currency translation gain (loss)	10,393	1,691	(4,948)	3,257	10,393
Unrealized holding loss arising during period	930	930	—	(930)	930
Income tax provision	(5,694)	(917)	—	917	(5,694)
Other comprehensive income (loss), net of tax	5,629	1,704	(4,948)	3,244	5,629
Comprehensive income (loss)	$127,788	$109,370	$(8,391)	$(100,979)	$127,788
Attributable to redeemable noncontrolling interest:
Net income	—	—	—	—	—
Foreign currency translation gain (loss)	—	—	—	—	—
Comprehensive income	—	—	—	—	—
Comprehensive income (loss) attributable to EZCORP, Inc.	$127,788	$109,370	$(8,391)	$(100,979)	$127,788

	Fiscal Year Ended September 30, 2010
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net income (loss)	$97,294	$88,556	$(4,021)	$(84,535)	$97,294
Other comprehensive income (loss):
Foreign currency translation adjustments	(3,673)	(2,483)	1,806	677	(3,673)
Unrealized holding loss arising during period	—	—	—	—	—
Income tax benefit	1,918	869	—	(869)	1,918
Other comprehensive income (loss), net of tax	(1,755)	(1,614)	1,806	(192)	(1,755)
Comprehensive income (loss)	$95,539	$86,942	$(2,215)	$(84,727)	$95,539
Attributable to redeemable noncontrolling interest:
Net income	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—
Comprehensive income	—	—	—	—	—
Comprehensive income (loss) attributable to EZCORP, Inc.	$95,539	$86,942	$(2,215)	$(84,727)	$95,539

Condensed Consolidating Statement of Cash Flows

	Fiscal Year Ended September 30, 2012
	Parent	Subsidiary Guarantors	Other Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$(112,864)	$141,638	$127,234	$—	$156,008
Investing Activities:
Loans made	—	(638,121)	(164,775)	—	(802,896)
Loans repaid	—	408,404	111,789	—	520,193
Recovery of pawn loan principal through sale of forfeited collateral	—	213,115	27,266	—	240,381
Additions to property and equipment	—	(31,064)	(14,732)	—	(45,796)
Acquisitions, net of cash acquired	—	(66,317)	(62,330)	—	(128,647)
Advances to subsidiaries	—	(20,648)	—	20,648	—
Net cash provided by (used in) investing activities	$—	$(134,631)	$(102,782)	$20,648	$(216,765)
Financing Activities:
Proceeds from exercise of stock options	649	—	—	—	649
Excess tax benefit from stock compensation	1,602	—	—	—	1,602
Debt issuance costs	—	—	(3,225)	—	(3,225)
Taxes paid related to net share settlement of equity awards	(1,184)	—	—	—	(1,184)
Change in restricted cash	—	—	(5,482)	—	(5,482)
Proceeds from revolving line of credit	753,200	—	60,375	(20,648)	792,927
Payments on revolving line of credit	(640,700)	—	(54,377)	—	(695,077)
Proceeds from bank borrowings	—	—	2,461	—	2,461
Payments on bank borrowings and capital lease obligations	—	(181)	(8,315)	—	(8,496)
Net cash provided by (used in) financing activities	$113,567	$(181)	$(8,563)	$(20,648)	$84,175
Effect of exchange rate changes on cash and cash equivalents	—	—	1,090	—	1,090
Net increase in cash and cash equivalents	703	6,826	16,979	—	24,508
Cash and cash equivalents at beginning of period	—	20,860	3,109	—	23,969
Cash and cash equivalents at end of period	$703	$27,686	$20,088	$—	$48,477

	Fiscal Year Ended September 30, 2011
	Parent	Subsidiary Guarantors	Other Subsidiaries	Consolidated
	(in thousands)
Net cash provided by operating activities	$13,287	$116,011	$23,969	$153,267
Investing Activities:
Loans made	—	(554,138)	(95,111)	(649,249)
Loans repaid	—	339,574	64,818	404,392
Recovery of pawn loan principal through sale of forfeited collateral	—	183,441	22,221	205,662
Additions to property and equipment	—	(24,651)	(9,471)	(34,122)
Acquisitions, net of cash acquired	—	(62,768)	(5,152)	(67,920)
Net cash provided by (used in) investing activities	$—	$(118,542)	$(22,695)	$(141,237)
Financing Activities:
Proceeds from exercise of stock options	397	—	—	397
Excess tax benefit from stock compensation	3,230	—	—	3,230
Debt issuance costs	(1,930)	(467)	—	(2,397)
Taxes paid related to net share settlement of equity awards	(7,484)	—	—	(7,484)
Proceeds from revolving line of credit	—	164,500	—	164,500
Payments on revolving line of credit	—	(147,000)	—	(147,000)
Proceeds from bank borrowings	2,500	(2,500)	—	—
Payments on bank borrowings and capital lease obligations	(10,000)	(15,004)	—	(25,004)
Net cash used in financing activities	$(13,287)	$(471)	$—	$(13,758)
Effect of exchange rate changes on cash and cash equivalents	—	—	(157)	(157)
Change in cash and cash equivalents	—	(3,002)	1,117	(1,885)
Cash and cash equivalents at beginning of period	—	23,862	1,992	25,854
Cash and cash equivalents at end of period	$—	$20,860	$3,109	$23,969

	Fiscal Year Ended September 30, 2010
	Parent	Subsidiary Guarantors	Other Subsidiaries	Consolidated
	(in thousands)
Net cash provided by operating activities	$64,309	$47,161	$17,096	$128,566
Investing Activities:
Loans made	—	(504,305)	(41,274)	(545,579)
Loans repaid	—	313,255	22,577	335,832
Recovery of pawn loan principal through sale of forfeited collateral	—	162,407	11,817	174,224
Additions to property and equipment	—	(16,503)	(9,238)	(25,741)
Proceeds on disposal of assets	—	1,347	—	1,347
Acquisitions, net of cash acquired	—	(21,837)	—	(21,837)
Investments in unconsolidated affiliates	(57,772)	(1,416)	—	(59,188)
Net cash used in investing activities	$(57,772)	$(67,052)	$(16,118)	$(140,942)
Financing Activities:
Proceeds from exercise of stock options	1,602	—	—	1,602
Excess tax benefit from stock compensation	1,861	—	—	1,861
Taxes paid related to net share settlement of equity awards	—	—	—	—
Debt issuance costs	—	3	—	3
Proceeds from revolving line of credit	63,050	—	—	63,050
Payments on revolving line of credit	(63,050)	—	—	(63,050)
Proceeds from bank borrowings	—	—	—	—
Payments on bank borrowings and capital lease obligations	(10,000)	—	—	(10,000)
Net cash provided by (used in) financing activities	$(6,537)	$3	$—	$(6,534)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—
Change in cash and cash equivalents	—	(19,888)	978	(18,910)
Cash and cash equivalents at beginning of period	—	43,750	1,014	44,764
Cash and cash equivalents at end of period	$—	$23,862	$1,992	$25,854
NOTE 24: SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION
Supplemental Consolidated Balance Sheet Information
The following table provides information on amounts included in pawn service charges receivable, net, consumer loan fees, net and inventories, net:

	September 30,
	2012	2011
	(in thousands)
Pawn service charges receivable:
Gross pawn service charges receivable	$40,828	$37,175
Allowance for uncollectible pawn service charges receivable	(11,427)	(10,720)
Pawn service charges receivable, net	$29,401	$26,455
Consumer loan fees receivable:
Gross consumer loan fees receivable	$34,846	$7,346
Allowance for uncollectible consumer loan fees receivable	(4,430)	(571)
Consumer loan fees receivable, net	$30,416	$6,775
Inventory:
Inventory, gross	$114,788	$99,854
Inventory reserves	(5,574)	(9,481)
Inventory, net	$109,214	$90,373
Supplemental Consolidated Statements of Operations Information

The table below provides advertising expense for periods presented. Advertising costs are included in administrative expenses in the Consolidated Statements of Income:

	Fiscal Year Ended September 30,
	2012	2011	2010
		(in thousands)
Advertising Expense	$5,910	$3,577	$2,205
Other Supplemental Information

	September 30,
	2012	2011
	(in thousands)
Consumer Loans:
Expected LOC losses	$1,776	$1,795
Maximum exposure for LOC losses	$27,373	$30,268

Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Additions		Deductions	Balance at End of Period
		Charged to Expense	Charged to Other Accts

	(in thousands)
Allowance for valuation of inventory:
Year Ended September 30, 2012	$9,481	$—	$—	$3,907	$5,574
Year Ended September 30, 2011	$5,709	$3,772	$—	$—	$9,481
Year Ended September 30, 2010	$5,719	$—	$—	$10	$5,709
Allowance for uncollectible pawn service charges receivable:
Year Ended September 30, 2012	$10,720	$—	$707	$—	$11,427
Year Ended September 30, 2011	$9,949	$—	$771	$—	$10,720
Year Ended September 30, 2010	$8,521	$—	$1,428	$—	$9,949
Allowance for uncollectible consumer loan fees receivable:
Year Ended September 30, 2012	$571	$—	$3,859	$—	$4,430
Year Ended September 30, 2011	$431	$—	$140	$—	$571
Year Ended September 30, 2010	$482	$—	$(51)	$—	$431
Allowance for valuation of deferred tax assets:
Year Ended September 30, 2012	$1,425	$817	$—	$—	$2,242
Year Ended September 30, 2011	$1,273	$152	$—	$—	$1,425
Year Ended September 30, 2010	$—	$1,273	$—	$—	$1,273
NOTE 25: SUBSEQUENT EVENTS
Effective November 13, 2012, we increased our ownership in Cash Genie from 72% to 95% as a result of one of the selling shareholders exercising their put option. Pursuant to the terms of the put option agreement, the additional 23% ownership was acquired in exchange for 592,461 shares of newly issued Class A Non-voting stock of EZCORP, Inc. valued at $10.4 million. Those shares were issued pursuant to the company's “shelf” registration statement on Form S-4.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

ITEM 9A. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
Disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosures. Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, our management evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2012. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of September 30, 2012.
Management’s Report on Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of our internal control over financial reporting. Internal control over financial reporting (as defined in Rules 13a-15(f) and 15d(f) under the Securities Exchange Act) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (c) provide reasonable assurance that receipts and expenditures are being made only in accordance with appropriate authorization of management and the board of directors, and (d) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets that could have a material effect on the financial statements.
Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, our management has assessed the effectiveness of our internal control over financial reporting as of September 30, 2012. To make this assessment, management utilized the criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that our internal control over financial reporting was effective as of September 30, 2012.
In accordance with guidance issued by the SEC, companies are permitted to exclude acquisitions from their final assessment of internal control over financial reporting for the fiscal year in which the acquisition occurred. Management’s evaluation of internal control over financial reporting excluded the internal control activities of Crediamigo and Cash Genie. Crediamigo represented approximately 2.8% of consolidated revenues and approximately 11.2% of consolidated net income for the year ended September 30, 2012 and approximately 20.2% of total assets and approximately 16.7% of net assets as of September 30, 2012. Cash Genie represented approximately 1.0% of consolidated revenues and approximately 0.3% of consolidated net income for the year ended September 30, 2012 and approximately 4.2% of total assets and approximately 5.0% of net assets as of September 30, 2012.
Our internal control over financial reporting as of September 30, 2012 has been audited by BDO USA, LLP, the independent registered public accounting firm that audited our financial statements included in this report, and their report follows immediately.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
EZCORP, Inc.
Austin, Texas
We have audited EZCORP, Inc’s internal control over financial reporting as of September 30, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). EZCORP’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As indicated in the accompanying Item 9A, Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Crediamigo and Cash Genie, which were acquired on January 30, 2012, and April 14, 2012, respectively, and which are included in the consolidated balance sheets of EZCORP, Inc. as of September 30, 2012, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the year then ended. Crediamigo constituted 20.2% and 16.7% of total assets and net assets, respectively, as of September 30, 2012, and 2.8% and 11.2% of revenues and net income, respectively, for the year then ended. Cash Genie constituted 4.2% and 5.0% of total assets and net assets, respectively, as of September 30, 2012, and 1.0% and 0.3% of revenues and net income, respectively, for the year then ended. Management did not assess the effectiveness of internal control over financial reporting of Crediamigo and Cash Genie because of the timing of the acquisitions which were completed on January 30, 2012, and April 14, 2012, respectively. Our audit of internal control over financial reporting of EZCORP, Inc. also did not include an evaluation of the internal control over financial reporting of Crediamigo and Cash Genie.
In our opinion, EZCORP, Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2012, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of EZCORP, Inc. as of September 30, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2012, and our report dated November 20, 2012, except for Notes 1, 2, 4, 6, 7, 12, 14, 18, 19 and 23, which are as of October 3, 2013, expressed an unqualified opinion thereon.

BDO USA, LLP
Dallas, Texas
November 20, 2012